Exhibit 10.18

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 29, 2005,

as amended and restated

as of April 30, 2007,

among

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC and

FLEETCOR UK ACQUISITION LIMITED,

as Borrowers,

FLEETCOR TECHNOLOGIES, INC.,

as Parent

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

and

J. P. MORGAN EUROPE LIMITED,

as London Agent

J.P. MORGAN SECURITIES INC.,

as Lead Arranger and Sole Bookrunner

i

SCHEDULES

1.01	Applicable Funding Account
2.01	Commitments
2.05	Existing Letters of Credit
4.01	Collateral Documents
5.05	Undisclosed Liabilities
5.05A	Earn-Out Obligations
5.08(b)	Owned Real Property
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B-1	Form of Term Note
B-2	Form of Revolving Credit Note
C	Form of Compliance Certificate
D	Mandatory Cost
E	Form of Assignment and Assumption
F-1	Form of Security Agreement
F-2	Form of Debenture
F-3	Form of UK Guaranty
F-4	Form of UK Share Security Agreement
F-5	Form of UK Trust Agreement
G-1	Form of Opinion of King & Spalding LLP, Counsel for Parent and the Borrowers
G-2	Form of Opinion of Philippe Partners, Luxembourg Counsel for Parent and the Borrowers
G-3	Form of Opinion of Clifford Chance LLP, UK Counsel for the Administrative Agent

v

CREDIT AGREEMENT dated as of June 29, 2005, as amended and restated as of April 30, 2007 (this “Agreement”), among FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC, a Georgia limited liability company (the “Company”), FLEETCOR UK ACQUISITION LIMITED, a limited company organized under the laws of England and Wales (the “UK Borrower” and, together with the Company, the “Borrowers”), FLEETCOR TECHNOLOGIES, INC., a Delaware corporation (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, and J.P. MORGAN EUROPE LIMITED, as London Agent.

PRELIMINARY STATEMENTS

On the Closing Date (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below), Parent, the Company, the Administrative Agent and certain of the Lenders entered into the Original Agreement pursuant to which the lenders thereunder agreed to extend credit to the Company on a revolving credit basis and to make term loans to the Company. The Company has requested, and the parties hereto desire to amend the Original Agreement and to restate it in its entirety in the form of this Agreement, under which the Lenders are willing to maintain and extend credit to the Borrowers on the terms and subject to the conditions set forth herein in the form of:

(a) Tranche 1 Term Loan Commitments under which the Company may obtain Tranche 1 Term Loans in Dollars on the Restatement Effective Date in an aggregate principal amount of $250,000,000.

(b) Tranche 2 Term Loan Commitments under which the Company may obtain Tranche 2 Term Loan Loans in Dollars on a delayed draw basis from time to time prior to the Tranche 2 Term Expiry Date in aggregate principal amounts which will not exceed $50,000,000.

(c) US Tranche Revolving Credit Commitments under which the Company may obtain US Tranche Revolving Credit Loans in Dollars and Alternative Currencies from time to time during the US Tranche Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in the total US Tranche Revolving Credit Exposures exceeding $30,000,000.

(d) Global Tranche Revolving Credit Commitments under which the Borrowers may obtain Global Tranche Revolving Credit Loans in Dollars and Alternative Currencies from time to time during the Global Tranche Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in the total Global Tranche Revolving Credit Exposures exceeding $20,000,000.

The proceeds of the Tranche 1 Term Loans will be used (a) to refinance Indebtedness under the Original Agreement, (b) to finance the Share Repurchase, (c) to finance the acquisition of all the Equity Interests in the FuelCard Company for a cash purchase price of approximately $32,000,000, (d) to finance the acquisition of certain customer relationships from BWOC Limited, a limited company organized under the laws of England and Wales, for a cash purchase price of approximately $8,000,000, (e) to pay fees and expenses related to the foregoing and (f) to the extent of any remaining proceeds, for working capital and other general corporate purposes of the Company and its Subsidiaries. The proceeds of the Revolving Credit Loans and the Swing Line Loans will be used for working capital and other general corporate purposes of the Borrowers and their Subsidiaries. The proceeds of the Tranche 2 Term Loans will be used to finance Permitted Acquisitions and Permitted Foreign Acquisitions. Letters of Credit will be issued solely to support payment obligations of the Company and its Subsidiaries incurred in the ordinary course of business.

The applicable Lenders have indicated their willingness to lend, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Original Agreement shall be amended and restated to read in its entirety as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Additional Lender” has the meaning specified in Section 2.20.

“Adjusted Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to the Restricted Parties on a consolidated basis Consolidated EBITDA; provided that (i) all Permitted Acquisitions and all Permitted Foreign Acquisitions consummated during the applicable period and (ii) all Contractual Obligations entered into during the applicable period (other than Contractual Obligations that constitute Non-Implemented Contractual Obligations as of the end of the applicable period), shall be treated as having been fully consummated or implemented as of the first day of the applicable period, in each case with such financial effects that are reasonably identifiable and factually supportable, as projected by the Company in good faith, and agreed by the Administrative Agent, and set forth in a certificate delivered by a Responsible Officer of the Company to the Administrative Agent (which certificate shall also set forth in reasonable detail the calculation of such financial effects).

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the EURIBO Rate for such Interest Period plus (b) the Mandatory Costs Rate.

“Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in Sterling for any Interest Period, an interest rate per annum equal to the sum of (i) the LIBO Rate for Sterling for such Interest Period plus (ii) the Mandatory Costs Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders under any of the Loan Documents or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s office located at its address set forth on Schedule 10.02 or such other address as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. In no event shall any Lender or Agent be deemed to be an “Affiliate” of any Loan Party.

“Agent-Related Persons” means each of the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the London Agent, the Collateral Agent and the Arranger.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means Sterling or Euros.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan, Borrowing or Letter of Credit, the Administrative Agent, and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, the London Agent.

“Applicable Creditor” has the meaning specified in Section 10.19.

“Applicable Funding Account” means, as to each Borrower, the applicable account with the Applicable Agent (or one of its Affiliates) specified on Schedule 1.01 or any other account with the Applicable Agent (or one of its Affiliates) that shall be specified in a written notice signed by a Responsible Officer of such Borrower and delivered to and approved by such Applicable Agent.

“Applicable Rate” means, for any day on or after the Restatement Effective Date, a percentage per annum equal to:

(a) with respect to Term Loans, the following percentages per annum:

Applicable Rate
LIBOR/EURIBOR Loans	ABR Loans
2.25%	1.25%

(b) with respect to the Revolving Credit Loans and letter of credit fees, (i) until delivery of financial statements for the fiscal quarter of the Company ending March 31, 2007 pursuant to Section 6.01(b), (A) for LIBOR Loans, EURIBOR Loans and letter of credit fees, 2.50% and (B) for ABR Loans, 1.50% and (ii) thereafter, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Leverage Ratio	LIBOR/EURIBOR Loans and Letter of Credit Fees	ABR Loans
1	< 1.5:1	2.00%	1.00%
2	≥ 1.5:1 and < 2.0:1	2.25%	1.25%
3	≥ 2.0:1	2.50%	1.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, Pricing Level 3 shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Approved Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc., in its capacity as lead arranger and sole bookrunner under this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and properly exigible goods and services tax and other similar taxes payable with respect thereto.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Borrower Parties” means the collective reference to each Borrower and its Subsidiaries, other than FleetCor Funding, LLC, and “Borrower Party” means any one of them.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means (a) Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of LIBOR Loans or EURIBOR Loans, as to which a single Interest Period is in effect or (b) a Swing Line Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Sterling, £500,000 and (c) in the case of a Borrowing denominated in Euros, €500,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Sterling, £500,000 and (c) in the case of a Borrowing denominated in Euros, €500,000.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close; provided that, (a) when used in connection with a LIBOR Loan denominated in any currency, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in deposits in Dollars in the London interbank market and (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros.

“CAM” means the mechanism for the allocation and exchange of interests in the Tranches and the collections thereunder established under Section 8.04.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.04.

“CAM Exchange Date” means the date on which any event referred to in clause (f) or (g) of Section 8.01 shall occur with respect to the Company.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the Dollar Equivalents (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange and (b) the denominator shall be the sum of the Dollar Equivalents (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange.

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Restricted Parties on a consolidated basis or the Foreign Subsidiaries on a consolidated basis, as the case may be, for such period, as determined in accordance with GAAP; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition or a Permitted Foreign Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person that is not a Restricted Party pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Disposition or Casualty Event in accordance with Section 2.11(d)(ii) or of any Permitted Equity

Issuance, by any Restricted Party, (d) interest capitalized during such period, (e) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Restricted Party) and for which no Restricted Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (f) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (g) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (h) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, or (i) Private Label Credit Card Expenditures. Capital Expenditures of the Foreign Subsidiaries shall mean Capital Expenditures of the Foreign Subsidiaries determined on a consolidated or combined basis, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” has the meaning specified in Section 2.05(j).

“Cash Equivalents” means any of the following types of Investments free and clear of all Liens (other than Liens pursuant to the Loan Documents and involuntary Liens permitted under Section 7.01):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least “P-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (iii) has combined capital and surplus of at least $500,000,000 (any such bank being an “Approved Bank”), in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued or guaranteed by an Approved Bank (or by the parent company thereof) or by a corporation organized under the laws of the United States or a political subdivision thereof, rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(e) Investments, classified in accordance with GAAP as current assets of the Restricted Parties, in money market investment programs which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.

“Cash Management Bank” means any Lender or any Affiliate of a Lender to which Cash Management Obligations are owed.

“Cash Management Obligations” means obligations owed by any Restricted Party to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by any Restricted Party of any insurance proceeds or condemnation or expropriation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CCS” means CCS Česká společnost pro platební karty a.s., a joint stock company incorporated under the laws of the Czech Republic.

“CCS Foreign Intermediary” means any Foreign Subsidiary that directly or indirectly holds outstanding Equity Interest in CCS and whose Equity Interests are directly or indirectly held by Luxembourg Holdings or one or more of its Subsidiaries.

“CCS Foreign Parent” means any Foreign Subsidiary that directly or indirectly holds outstanding Equity Interest in CCS and whose Equity Interests are directly held by Parent or one or more of its Domestic Subsidiaries.

“Change in Law” means (a) the adoption of any Law after the Restatement Effective Date, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date.

“Change of Control” means the earliest to occur of (a) the Permitted Holders ceasing to own, directly or indirectly, of record and beneficially, at least fifty-five percent (55%) of the total capital stock of Parent; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) any time prior to the consummation of a Qualifying IPO, and for any reason whatever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Parent or (B) the Permitted Holders own, directly or indirectly, of record and beneficially, at least fifty percent (50%) of the capital stock of Parent, or

(ii) at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding of Parent (or, after a Qualifying IPO of the Company, the Company) and (y) the percentage of the then outstanding capital stock of Parent (or, after a Qualifying IPO of the Company, the Company) owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during any period of twelve (12) consecutive months, a majority of the board of directors of Parent (or, after a Qualifying IPO of the Company, the Company) shall consist of Continuing Directors;

(b) any time prior to the consummation of a Qualifying IPO, and for any reason whatever, the Sponsor, Summit Ventures, L.P. and its Affiliates ceasing to own, directly or indirectly, of record and beneficially, at least thirty-five percent (35%) of the total capital stock of Parent;

(c) at any time prior to a Qualifying IPO of the Company, the Company ceasing to be a directly or indirectly wholly owned Subsidiary of Parent.

“CH Jones” means CH Jones Holdings Limited, a limited company organized under the laws of England and Wales.

“CH Jones Foreign Parent” means any Foreign Subsidiary that directly or indirectly holds outstanding Equity Interest in CH Jones and whose Equity Interests are directly held by Parent or one or more of its Domestic Subsidiaries.

“Claims” has the meaning set forth in Section 2.18(c).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are US Tranche Revolving Credit Lenders, Global Tranche Revolving Credit Lenders, Tranche 1 Term Lenders or Tranche 2 Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are US Tranche Revolving Credit Commitments, Global Tranche Revolving Credit Commitments, Tranche 1 Term Commitments or Tranche 2 Term Commitments, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are US Tranche Revolving Credit Loans, Global Tranche Revolving Credit Loans, Tranche 1 Term Loans or Tranche 2 Term Loans.

“Closing Date” means the date on which the Original Agreement became effective, which was June 29, 2005.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means JPMCB in its capacity as collateral agent, security trustee or trustee under any of the Loan Documents, or any successor collateral agent, security trustee or trustee.

“Collateral Documents” means, collectively, the Security Agreement, each Foreign Pledge Agreement, the Debenture, the UK Pledge Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, UK Secured Party Accession Undertakings, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.03 or 6.12, each Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a notice of a Borrowing pursuant to Section 2.03, which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment” means a Tranche 1 Term Commitment, Tranche 2 Term Commitment, US Tranche Revolving Credit Commitment or Global Tranche Revolving Credit Commitment, or any combination thereof (as the context may require).

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Charges” means, as of any date for the applicable period ending on such date with respect to the Restricted Parties on a consolidated basis, the amount by which (x) interest expense plus, to the extent not otherwise reflected therein, net payments (if any) made pursuant to Indebtedness Hedges (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees under the Loan Documents, (iii) costs associated with obtaining Swap Contracts, (iv) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated), (v) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with the Receivables Facility or (vi) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting), exceeds (y) interest income plus, to the extent not otherwise reflected therein, net payments (if any) received pursuant to Indebtedness Hedges, in each case as determined in accordance with GAAP, to the extent the same are paid or payable (or received or receivable) in cash with respect to such period.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to the Restricted Parties on a consolidated basis, the sum of:

(a) Consolidated Net Income, plus

(b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication:

(i) total interest expense (other than any portion thereof related to the Receivables Facility) plus, to the extent not otherwise reflected therein, net payments (if any) under Indebtedness Hedges,

(ii) income, franchise and similar taxes,

(iii) depreciation and amortization expense,

(iv) letter of credit and commitment or facility fees (including the fees set forth in Section 2.12 and similar fees in respect of any other revolving or committed line of credit),

(v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of Parent, the Company or any of their respective Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(vi) non-cash amortization of financing costs,

(vii) cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (in each case, whether or not consummated),

(viii) any losses realized upon the disposition of property or assets outside of the ordinary course of business,

(ix) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(x) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption,

(xi) management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) permitted under Section 7.08(d),

(xii) any non-cash purchase accounting adjustment and any amortization or write-off of step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 7.02,

(xiii) non-cash losses from Joint Ventures and non-cash minority interest reductions,

(xiv) fees and expenses in connection with exchanges or refinancings permitted by Section 7.14,

(xv) non-cash, non-recurring charges so long as such charges do not result in a cash charge in a future period,

(xvi) other expenses reducing Consolidated Net Income which do not represent a cash item in such period or any future period,

(xvii) with respect to any Event of Default under any covenant set forth in Section 7.11, the Net Cash Proceeds of any Permitted Equity Issuance solely to the extent that such Net Cash Proceeds (A) are actually received by the Company (including through capital contribution of such Net Cash Proceeds by Parent to the Company) no later than 15 days after the delivery of a Notice of Intent to Cure, (B) are Not Otherwise Applied and (C) do not exceed the aggregate amount necessary to cure such Event of Default under Section 7.11, for the applicable period; provided that in each period of four fiscal quarters, there shall be at least two fiscal quarters in which no such cure is made; provided further that if Consolidated EBITDA is increased as contemplated by the provisions of this clause (xvii), then no Restricted Payments may be made pursuant to Section 7.06(c) or (j) until such time as (x) the Required Lenders shall approve the making of such Restricted Payments or (y) the Company is in compliance with all of the covenants set forth in Section 7.11 for two consecutive quarters without the benefit of increases to Consolidated EBITDA pursuant to the provisions of this clause (xvii); it being understood that this clause (xvii) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11, plus

(c) the amount of reasonably identifiable and factually supportable net cost savings projected by the Company in good faith, and agreed by the Administrative Agent, to be realized as a result of specified actions to be taken in connection with Permitted Acquisitions, Permitted Foreign Acquisitions and Private Label Credit Card Expenditures consummated during the applicable period, net of the amount of actual benefits realized during such period from such actions, to the extent that:

(i) with respect to all such net cost savings in an aggregate amount exceeding $10,000,000 in any period of four consecutive fiscal quarters, the amount of such net cost savings is certified by an independent registered public accountant retained by the Company in a certificate delivered to the Administrative Agent setting forth in reasonable detail the calculation of such amount of net cost savings, or

(ii) with respect to all other net cost savings, such amount of net cost savings is certified by a Responsible Officer of the Company in a certificate delivered to the Administrative Agent setting forth in reasonable detail the calculation of such amount of net cost savings, minus

(d) an amount which, in the determination of Consolidated Net Income, has been included for:

(i) (x) non-cash income during such period (other than with respect to cash actually received in such period or in prior periods but not recognized as income until the current period and other than with respect to the reversal of any accrual of, or reserve for, anticipated cash charges or asset valuation adjustments made in any prior period and deducted in the determination of Consolidated EBITDA for such prior period) and (y) interest income plus, to the extent not otherwise reflected therein, net payments (if any) received under Indebtedness Hedges,

(ii) income, franchise and similar tax refunds,

(iii) non-cash gains from Joint Ventures and non-cash minority interest increases,

(iv) non-cash, non-recurring gains so long as such gains do not result in a cash gain in a future period,

(v) any gains realized upon the disposition of property outside of the ordinary course of business

(vi) other gains increasing Consolidated Net Income which do not represent a cash item in such period or any future period,

all as determined in accordance with GAAP; provided that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenants set forth in Section 7.11 (including for purposes of the definition of “Pro Forma Basis”, but excluding for purposes of the definition of “Applicable Rate”), to the extent the receipt of any Net Cash Proceeds of any Permitted Equity Issuance are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (b)(xvii) above and, as a result thereof, any Event of Default under Section 7.11 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period.

“Consolidated Funded Indebtedness” means, with respect to the Restricted Parties on a consolidated basis, without duplication,

(a) all obligations of any Restricted Party for borrowed money,

(b) all obligations of any Restricted Party evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of any Restricted Party under conditional sale or other title retention agreements relating to property purchased by such Restricted Party (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business),

(d) all obligations of any Restricted Party issued or assumed as the deferred purchase price of property or services purchased by such Restricted Party (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Restricted Party in accordance with GAAP,

(e) all Consolidated Funded Indebtedness of any others secured by (or for which the holder of such Consolidated Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by any Restricted Party, whether or not the obligations secured thereby have been assumed,

(f) all Guarantees of any Restricted Party with respect to Consolidated Funded Indebtedness of another Person,

(g) the implied principal component of all obligations of any Restricted Party under Capitalized Leases,

(h) all drafts drawn (to the extent unreimbursed) under standby letters of credit issued or bankers’ acceptances facilities created for the account of any Restricted Party,

(i) unless the holder thereof is a Restricted Party, all Disqualified Equity Interests issued by any Restricted Party, and

(j) the Consolidated Funded Indebtedness of any partnership or unincorporated joint venture in which any Restricted Party is a general partner or a joint venturer to the extent such Consolidated Funded Indebtedness is recourse to such Restricted Party.

Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Consolidated Funded Indebtedness” shall not be deemed to include (w) all Indebtedness outstanding under or in respect of the Receivables Facility, (x) any earn-out obligation or post-closing payment adjustment until such obligation becomes a liability on the balance sheet of the applicable Person and is probable of payment, (y) any deferred compensation arrangements or (z) any non-compete or consulting obligations incurred in connection with any Permitted Acquisition, any Permitted Foreign Acquisition or any similar transaction entered into prior to the Restatement Effective Date, (ii) the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be, and (iii) references in clauses (e), (f) and (j) above to Consolidated Funded Indebtedness of Persons other than Restricted Parties shall mean obligations of such other Persons which would constitute Consolidated Funded Indebtedness were they obligations of a Restricted Party.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to the Restricted Parties on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items and (ii) any amounts attributable to Investments in any Joint Venture to the extent that either (x) such amounts have not been distributed in cash to the Restricted Parties during the applicable period or (y) such amounts were not earned by such Joint Venture during the applicable period, as determined in accordance with GAAP); provided that Consolidated Net Income for any such period shall not include (A) the cumulative effect of a change in accounting principles during such period, (B) any net after-tax income or loss attributable to the early extinguishment of Indebtedness, (C) any non-cash charges resulting from mark-to-market accounting relating to warrants, (D) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of

Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations, (E) the effect of any change subsequent to the Restatement Effective Date in accounting principles related to purchase accounting, (F) any non-cash losses or gains resulting from mark-to-market accounting under Statement of Financial Accounting Standards No. 52–Foreign Currency Translation relating to Indebtedness denominated in foreign currencies, and (G) unrealized gains or losses in respect of Swap Contracts; and provided, further, that there shall be included the revenue (including deferred revenue) eliminated as a consequence of the application of purchase accounting adjustments due to any Permitted Acquisition for the fiscal periods that such revenue would have otherwise been recognized.

“Continuing Directors” shall mean the directors of Parent on the Closing Date, after giving effect to the transactions that occurred on such date and the other transactions contemplated by the Original Agreement, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Parent (or the Company after a Qualifying IPO of the Company) is recommended by a majority of the then Continuing Directors or such other director is approved by the Permitted Holders (or the Company after a Qualifying IPO of the Company).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an issuance, amendment, renewal or extension of a Letter of Credit.

“Cumulative Excess Cash Flow Amount” means the aggregate amount of Excess Cash Flow for each full fiscal quarter after the date hereof at the end of which the Leverage Ratio did not exceed 1.75:1.

“Current Assets” means, with respect to any Person, the current assets of such Person at such time (excluding cash, Cash Equivalents, any asset in respect of Indebtedness Hedges and current deferred taxes), after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” means, with respect to any Person, the current liabilities of such Person at such time (other than the current portion of Long-Term Indebtedness, short-term Consolidated Funded Indebtedness, any liability in respect of Indebtedness Hedges and current deferred tax liabilities).

“Debenture” means a fixed and floating charge over substantially all of the UK Borrower’s and the applicable Guarantor’s assets from time to time, in substantially in the form of Exhibit F-2.

“Debt Issuance” means the issuance by any Person and its Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, restructuring, reorganization, or similar debtor relief Laws of any applicable jurisdiction from time to time in effect and affecting the rights of creditors generally (including, in the case of UK Loan Parties, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans or participations in LC Disbursements or Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Applicable Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Obligations” means Obligations consisting of (a) the outstanding principal of, and accrued and unpaid interest on, the Loans, (b) unreimbursed LC Disbursements and interest thereon and (c) all fees payable hereunder, in each case, regardless of whether such Obligations are due and payable.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests of a Subsidiary of the specified Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include (a) any issuance by Parent or (on and after a Qualifying IPO of the Company) the Company of any of its Equity Interests to another Person or (b) any transfer of the promissory note to be issued by a Foreign Subsidiary (or an entity that becomes a Foreign Subsidiary in connection with any Investment permitted to be made under Section 7.02(r) or (t)) in an aggregate principal amount of approximately $46,000,000 from Parent to any Foreign Subsidiary (or an entity that becomes a Foreign Subsidiary in connection with any Investment permitted to be made under Section 7.02(r) or (t)) and by any Foreign Subsidiary to any other Foreign Subsidiary.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition

(a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in any Alternative Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.09 using the applicable Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“Domestic Borrower Party” means any Borrower Party that is a Domestic Subsidiary.

“Domestic Loan Party” means any Loan Party that is a Domestic Subsidiary.

“Domestic Restricted Party” means any Restricted Party that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a US Tranche Revolving Credit Commitment, each Issuing Bank and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person and its Subsidiaries to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Restricted Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Restricted Party or any ERISA Affiliate thereof of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Restricted Party or any ERISA Affiliate thereof from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Restricted Party or any ERISA Affiliate thereof of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Restricted Party or any ERISA Affiliate thereof of any notice, or the receipt by any Multiemployer Plan from any Restricted Party or any ERISA

Affiliate thereof of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the “EURIBO Rate” with respect to such Borrowing for such Interest Period shall be the rate at which deposits of €5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMCB to major banks in the European interbank market at their request in immediately available funds, in each case as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to the Restricted Parties on a consolidated basis in any fiscal year of the Company, an amount equal to:

(a) Consolidated EBITDA of the Restricted Parties minus

(b) without duplication,

(i) Capital Expenditures permitted to be made under Section 7.18 to the extent not financed with the proceeds of Long-Term Indebtedness other than the Obligations,

(ii) total interest expense paid in cash, plus, to the extent not otherwise reflected therein, net payments (if any) under Indebtedness Hedges,

(iii) (x) income, franchise and similar taxes and (y) any tax distributions permitted to be made pursuant to Section 7.06(h)(ii), all to the extent paid or payable in cash in such fiscal year,

(iv) Restricted Payments made by the Restricted Parties to the extent that such Restricted Payments are permitted to be made under Section 7.06(g) and (h) (other than subclause (iv) and (v) thereof),

(v) the aggregate principal amount of Long-Term Indebtedness (including capital leases) repaid or prepaid by the Restricted Parties, excluding (1) Indebtedness in respect of Revolving Credit Loans, Swing Line Loans, Letters of Credit and any other Indebtedness that consists of a revolving line of credit except to the extent that the commitments under such line of credit are permanently reduced by the amount of such prepayment, (2) Term Loans prepaid pursuant to Section 2.11 and (3) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness,

(vi) letter of credit and commitment or facility fees (including the fees set forth in Section 2.12 and similar fees in respect of any other revolving or committed line of credit),

(vii) proceeds received by the Restricted Parties from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses,

(viii) all extraordinary cash charges,

(ix) cash payments made in satisfaction of non-current liabilities,

(x) to the extent included in the determination of Consolidated EBITDA of the Restricted Parties, cash expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Investment permitted under Section 7.02 (including Sections 7.02(p), (q) and (r)), any Equity Issuance or Debt Issuance (whether or not consummated) or early extinguishment of Indebtedness,

(xi) cash fees and expenses in connection with exchanges or refinancings permitted by Section 7.03 and Section 7.14,

(xii) to the extent included in the determination of Consolidated EBITDA of the Restricted Parties, cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with, any Permitted Acquisition, any Investment permitted under Section 7.02(p), (q) or (r) or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Restatement Effective Date),

(xiii) [intentionally omitted],

(xiv) management, monitoring, consulting and advisory fees and related expenses and any other fees and expenses (or any accruals relating to such fees and related expenses) permitted to be paid under Section 7.08(k),

(xv) cash from operations (for the avoidance of doubt, not including proceeds of any Permitted Equity Issuance or other Indebtedness) used to consummate a Permitted Acquisition, a Permitted Foreign Acquisition or Investment under Section 7.02(i) or (n),

(xvi) the cash consideration paid for Equity Interest in CH Jones (except to the extent financed by the incurrence of Long-Term Indebtedness),

(xvii) the cash consideration paid for Equity Interest in CCS (except to the extent financed by the incurrence of Long-Term Indebtedness),

(xviii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, cash losses from discontinued operations for such period,

(xix) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, Net Cash Proceeds of Permitted Equity Issuances,

(xx) cash expenditures made in respect of Swap Contracts during such fiscal year to the extent not reflected in the computation of Consolidated EBITDA or clause (b)(ii) above,

(xxi) to the extent not deducted in the computation of Net Cash Proceeds in respect of any Disposition of assets or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(xxii) cash expenditures made in respect of earn-out obligations set forth on Schedule 5.05A or incurred in connection with Permitted Acquisitions;

(c) minus any increase (or plus any decrease) in Working Capital.

“Exchange Rate” means on any day, with respect to Sterling, Euro or any other currency in relation to Dollars, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Applicable Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Consideration” means, with respect to any purchase or acquisition of property or assets, consideration in an amount equal to the Net Cash Proceeds of any Permitted Equity Issuance that are used, substantially contemporaneously with the receipt thereof, to fund such purchase or acquisition, but only to the extent such amounts are Not Otherwise Applied.

“Excluded Subsidiary” means any Subsidiary of Luxembourg Holdings.

“Excluded Taxes” means (a) with respect to any Lender, (i) income or franchise taxes imposed on (or measured by) its net income by the United States or by the jurisdiction under the laws of which such Lender is organized, in which its principal office is located or in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a)(i) above and (iii) any withholding tax that is attributable to the failure of such Lender to comply with Section 2.17(e) and (b) with respect to any Global Tranche Revolving Credit Lender (other than a Lender that becomes a Global Tranche Revolving Credit Lender through an assignment under Section 2.19(b) or by operation of the CAM), any withholding tax that is imposed on amounts payable by the Borrowers by any taxation authority of the United States or the United Kingdom on amounts payable from locations within such jurisdiction to such Lender’s Lending Office(s) designated for Borrowers organized in such jurisdictions, to the extent such tax is in effect and applicable (assuming the taking by such Borrower and such Lender of all actions required in order for available exemptions from such tax to be effective) at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.17.

“Existing Letters of Credit” means each letter of credit issued or deemed to have been issued under the Original Agreement that is outstanding on the Restatement Effective Date. The Existing Letters of Credit are listed on Schedule 2.05.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Foreign Exchange Component” means, with reference to an Indebtedness Hedge, the cumulative change in fair value of such Indebtedness Hedge resulting exclusively from changes in spot exchange rates.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Parent” means any Foreign Subsidiary that directly or indirectly holds outstanding Equity Interests in any other Foreign Subsidiary and whose Equity Interests are directly held by Parent or one or more of its wholly owned Domestic Subsidiaries.

“Foreign Pledge Agreement” means a pledge agreement, debenture or other Collateral Document with respect to the Equity Interests in a Foreign Subsidiary securing any of the Obligations that is governed by the law of a jurisdiction other than the United States and is reasonably satisfactory in form and substance to the Collateral Agent. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FuelCard Company” means The FuelCard Company plc, a private limited company organized under the laws of England and Wales.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Tranche Revolving Credit Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Global Tranche Revolving Credit Commitments.

“Global Tranche Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Global Tranche Revolving Credit Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Global Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07. The initial amount of each Lender’s Global Tranche Revolving Credit Commitment is set forth on Schedule 2.01 under the caption “Global Tranche Revolving Credit Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Global Tranche Revolving Credit Commitment, as applicable. The aggregate amount of Global Tranche Revolving Credit Commitments on the Restatement Effective Date is $20,000,000.

“Global Tranche Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of the Dollar Equivalents of such Lender’s outstanding Global Tranche Revolving Credit Loans at such time.

“Global Tranche Revolving Credit Lender” means a Lender with a Global Tranche Revolving Credit Commitment or Global Tranche Revolving Credit Exposure.

“Global Tranche Revolving Credit Loans” means Loans made pursuant to Section 2.01(d).

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Parent and each Subsidiary that has executed a Guaranty.

“Guaranty” means, collectively, the guaranty made by Parent and its Domestic Subsidiaries (other than FleetCor Funding, LLC) in favor of the Secured Parties, that is contained in the Security Agreement, the UK Guaranty and each other guaranty and guaranty supplement delivered pursuant to Section 4.03 or 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a party to a Secured Hedge Agreement and was at the time such Secured Hedge Agreement was entered into a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Incremental Amendment” has the meaning specified in Section 2.20.

“Incremental Facility Closing Date” has the meaning specified in Section 2.20.

“Incremental Term Loans” has the meaning specified in Section 2.20.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or permanent reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) (x) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (y) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accrued expenses or trade accounts payable in the ordinary course of business and (ii) any earn-out obligation, non-compete payment or post-closing payment adjustment until such obligation becomes a liability on the balance sheet of such Person and is probable of payment);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indebtedness Hedge” means a Swap Contract relating to Indebtedness for borrowed money.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means, at any date, collectively, the Lenders so identified on the signature pages hereof, each in its capacity as, and so long as it is, a “Lender” hereunder.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of Parent for the four fiscal quarter period ending on such date, the ratio of (a) Adjusted Consolidated EBITDA of the Restricted Parties to (b) Consolidated Cash Interest Charges of the Restricted Parties for such period; provided that for the purpose of calculating the Interest Coverage Ratio, (i) Consolidated Cash Interest Charges of the Restricted Parties shall be determined by excluding at any time up to $30,000,000 of Non-Implemented Contractual Obligation Indebtedness and (ii) Adjusted Consolidated EBITDA of the Restricted Parties and Consolidated Cash Interest Charges of the Restricted Parties shall exclude at all times the Adjusted Consolidated EBITDA and Consolidated Cash Interest Charges attributable to Luxembourg Holdings and its Subsidiaries.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means, (a) as to any LIBOR Loan or EURIBOR Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date or the Term Maturity Date, as applicable; provided that if any Interest Period for a LIBOR Loan or EURIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan (other than a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date or the Term Maturity Date, as applicable; and (c) as to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to each LIBOR Loan or EURIBOR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a LIBOR Loan or EURIBOR Loan, as applicable, and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender under the applicable

Tranche, nine or twelve months thereafter, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Maturity Date, as applicable.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of or of a letter of credit issued for the account of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in the penultimate paragraph of the definition of “Indebtedness” in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that notwithstanding anything in this Agreement to the contrary, no purchase by any Restricted Party of fuel-related accounts receivable, whether pursuant to a factoring or similar arrangement, pursuant to the establishment, acquisition or operation of a private label credit card program or otherwise, and whether for a premium (so long as validated by a third party appraisal delivered by the Company to the Administrative Agent), at face value or at a discount, shall constitute an Investment for purposes of this Agreement. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means the Sponsor and each other stockholder of Parent on the Closing Date.

“Issuing Bank” means (a) JPMCB and each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(i)), each in its capacity as an issuer of Letters of Credit hereunder and (b) solely in respect of each Existing Letter of Credit, the issuer thereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.05(k).

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of any Restricted Party and (b) any other Person designated by the Company in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Agreement and at least 50% but less than 100% of whose Equity Interests are directly owned by any Restricted Party.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 under the caption “LC Commitment” or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (a) the sum of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its US Tranche Revolving Credit Percentage of the aggregate LC Exposure at such time.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the Issuing Banks and the Swing Line Lender.

“Lending Office” means, with respect to any Lender and any Loan (or other extension of credit) made (or participated in) by it hereunder, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its applicable Lending Office for Loans (or other extensions of credit) of that nature) or such other office, branch or affiliate of such Lender as it may hereafter designate as its applicable Lending Office for such purpose by notice to the Company and the Administrative Agent. Each Lender may designate different Lending Offices for Loans (or other extensions of credit) to the Company and the UK Borrower.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.05 and any Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Leverage Ratio” means, as of the end of any fiscal quarter of Parent for the four fiscal quarter period ending on such date, the ratio of (a) Consolidated Funded Indebtedness of the Restricted Parties on the last day of such period to (b) Adjusted Consolidated EBITDA of the Restricted Parties for such period; provided that, for purposes of determining the Leverage Ratio, (a) Consolidated Funded Indebtedness of the Restricted Parties shall exclude at any time up to $30,000,000 of Non-Implemented Contractual Obligation Indebtedness and (b) Consolidated Funded Indebtedness of the Restricted Parties and Adjusted Consolidated EBITDA of the Restricted Parties shall exclude at all times the Consolidated Funded Indebtedness and Adjusted Consolidated EBITDA attributable to Luxembourg Holdings and its Subsidiaries.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the rate at which deposits of $5,000,000 or £5,000,000, as the case may be, and for a maturity comparable to such Interest Period are offered by the principal London office of JPMCB to major banks in the London interbank market in immediately available funds at their request, in each case as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing), but not including customary rights of first refusal, tag, drag or similar rights in joint venture agreements.

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 of this Agreement in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes and (iii) the Collateral Documents.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, London time.

“London Agent” means J.P. Morgan Europe Limited in its capacity as London agent for the Lenders hereunder or any successor London agent.

“Long-Term Indebtedness” means, with respect to any Person, any Consolidated Funded Indebtedness of such Person that, in accordance with GAAP, constitutes (or, when incurred constituted) a long-term liability and current maturities of such long-term liabilities.

“Luxembourg Holdings” means FleetCor Luxembourg Holding 3 S.à r.l., a company organized under the laws of the Grand Duchy of Luxembourg.

“Mandatory Costs Rate” has the meaning set forth in Exhibit D.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the operations, assets, or condition (financial or otherwise) of the Restricted Parties (after giving effect to the Transactions), taken as a whole, or (b) a material adverse effect on the ability of the Loan Parties to perform their respective obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by any Restricted Party or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received by any Restricted Party in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of any Restricted Party) over (ii) the sum of (A) the principal amount (including any premium or penalty) of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by any Restricted Party in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable by any Restricted Party in connection with such Disposition or Casualty Event, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Restricted Parties after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (1) received upon the Disposition of any non-cash consideration received by any of the Restricted Parties in any such Disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve not reversed within 365 days or, in the case of reserves relating to pension and environmental issues, two (2) years after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $1,000,000 and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)).

(b) with respect to the issuance of any Equity Interest by any Restricted Party, the excess of (i) the sum of the cash and Cash Equivalents received by any Restricted Party in connection with such issuance over (ii) all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred by any Restricted Party in connection with such issuance; and

(c) with respect to the incurrence or issuance of any Indebtedness by any Restricted Party, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by any Restricted Party in connection with such incurrence or issuance.

“Non-Implemented Contractual Obligation” means, as of any date, any Contractual Obligation that has been entered into by any Restricted Party as of such date, but under which no Restricted Party has received any revenues as of such date.

“Non-Implemented Contractual Obligation Indebtedness” means, as of any date and subject to Section 6.03, Indebtedness incurred under this Agreement the proceeds of which are used to pay fees and other costs and expenses relating to any Contractual Obligations that constitute Non-Implemented Contractual Obligations as of such date.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11 and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount. The Company shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party arising under any Secured Hedge Agreement and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, reasonable expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party if permitted under the Loan Documents.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation or amalgamation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any private limited company incorporated or organized under the laws of England and Wales, its certificate of incorporation, certificate of change of name (if applicable), the articles of association and the memorandum of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Agreement” means this Agreement, as amended and in effect immediately prior to the Restatement Effective Date.

“Other Financing” has the meaning specified in Section 7.14.

“Other Financing Documentation” means any documentation governing any Other Financing.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes (including VAT), charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any Equity Issuance (other than of Disqualified Equity Interests) by (or capital contribution to) Parent (and, after a Qualifying IPO, by or to the Company) subsequent to the Closing Date which does not give rise to a Change of Control.

“Permitted Foreign Acquisition” means the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person that is organized under the laws of a jurisdiction other than the United States or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that is organized under the laws of a jurisdiction other than the United States (in each case, other than Private Label Credit Card Expenditures) that, upon the consummation thereof, will be owned directly by Parent or one or more of its wholly owned Subsidiaries (including as a result of a merger, amalgamation or consolidation); provided that, such purchase or other acquisition shall not be deemed a Permitted Foreign Acquisitions unless,

(i) the Administrative Agent shall have received written notice at least 5 days prior to the consummation of such purchase or other acquisition notifying it of the Company’s intention to make such purchase or other acquisition and, to the extent available to the Company or its Subsidiaries and not subject to confidentiality obligations in favor of any other Person, the Company shall have used reasonable efforts to provide reports, financial statements and other written information relating to the operations, business affairs, assets and financial condition of such Person and such property and assets or business to be purchased or otherwise acquired,

(ii) each Domestic Subsidiary which directly holds Equity Interests in any newly created or acquired Foreign Parent shall, within 30 days after such formation or acquisition, (A) pledge all of the outstanding non-voting Equity Interests in, and 65% of the outstanding voting Equity Interests in, each such Foreign Parent pursuant to the Security Agreement and the Collateral Agent shall receive certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank and (B) if the fair market value of such Foreign Parent and its Subsidiaries is $10,000,000 or more, execute and deliver to the Collateral Agent a Foreign Pledge Agreement with respect to all the outstanding non-voting Equity Interests, and 65% of the outstanding voting Equity Interests, in each such Foreign Parent;

(iii) each Domestic Subsidiary which directly holds Equity Interests in any newly created or acquired Foreign Parent shall, to the extent not already delivered, within 30 days after such formation or acquisition, execute and deliver to the Collateral Agent (A) a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the Obligations of each Loan Party and (B) mortgages, a Security Agreement Supplement and other security agreements and documents, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent as applicable to the Security Agreement), granting a Lien on substantially all of the real and personal property of such Subsidiary (other than accounts receivables and related assets securing the Receivables Facility and 35% of the voting Equity Interests in any Foreign Subsidiary), in each case securing the Obligations of such Subsidiary under its Guaranty;

(iv) each UK Borrower Party which directly holds Equity Interests in any newly created or acquired Foreign Subsidiary shall cause such Foreign Subsidiary to become a Guarantor and all property, assets and businesses acquired in such purchase or other acquisition to constitute Collateral, in each case to the extent required by Section 6.12;

(v) the Company will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including filing and recording of financing statements) that may be required under applicable Law, or that the Collateral Agent may reasonably request, to effect the actions contemplated by clauses (ii), (iii) and (iv) above and to perfect the Liens contemplated to be created by clauses (ii), (iii) and (iv) above, all at the expense of the Company;

(vi) (A) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Parent and the Company shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail; and

(vi) the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than 30 days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in clauses (i) through (vi) above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Permitted Holders” means the Sponsor, Summit Ventures, L.P., Advantage Capital, GCC Investments, Advent and Reily Corporation and their respective Affiliates.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and (except to the extent of nominal amortization for periods where amortization of such Indebtedness has been eliminated as a result of prepayment of such Indebtedness) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (f) at the time of such modification, refinancing, refunding, renewal or extension, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the any Restricted Party or any ERISA Affiliate thereof (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Equity” means all Equity Interests pledged pursuant to the Security Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Label Credit Card Expenditures” means any expenditures by an Loan Party in connection with the acquisition or establishment of any private label credit card program, including any implementation, fee or advance, but excluding (i) the purchase price for fuel-related accounts receivable, including any premiums paid therefor, and (ii) legal and other professional fees incurred in connection therewith.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, for purposes of calculating compliance with each of the financial covenants set forth in Section 7.11 in respect of a Specified Transaction, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Party or any division, product line, or facility used for operations of any Restricted Party, shall be excluded, and (ii) in the case of a Permitted Acquisition, a Permitted Foreign Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any of the Restricted Parties in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to the financial covenants set forth in Section 7.11 solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Restricted Parties and (z) factually supportable.

“Qualifying IPO” means the issuance by Parent or the Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the United States Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Applicable Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Receivables Facility” means the trade receivables commercial paper co-purchase conduit facility of the Company and its Domestic Subsidiaries.

“Receivables Facility Amendment” means the amendment or the amendment and restatement of the documentation governing the Receivables Facility to effect an extension of the maturity date thereof until April 30, 2010.

“Register” has the meaning set forth in Section 10.07(c).

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market and (b) with respect to Euros, the European interbank market.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the aggregate (a) Revolving Credit Exposures, (b) unused Term Commitments, (c) unused Revolving Credit Commitments and (d) outstanding Term Loans at such time; provided that the unused Term Commitment, unused Revolving Credit Commitment and Revolving Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means, (a) with respect to any Domestic Loan Party, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer and, as to any document delivered on the Restatement Effective Date, any of the foregoing and, in addition, any vice president, secretary or assistant secretary, of such Domestic Loan Party and (b) with respect to any UK Loan Party, its directors. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restricted Parties” means the collective reference to Parent and its Subsidiaries, other than FleetCor Funding, LLC, and “Restricted Party” means any one of them.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Restricted Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Parent or the Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Revolving Credit Commitment” means a US Tranche Revolving Credit Commitment or Global Tranche Revolving Credit Commitment, or any combination thereof (as the context may require).

“Revolving Credit Exposure” means a US Tranche Revolving Credit Exposure or Global Tranche Revolving Credit Exposure, or any combination thereof (as the context may require).

“Revolving Credit Facility” means the credit facility extended hereunder pursuant to the Revolving Credit Commitments, the Revolving Credit Loans, the Letters of Credit and the Swing Line Loans.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” means a US Tranche Revolving Credit Loan or Global Tranche Revolving Credit Loan, or any combination thereof (as the context may require).

“Revolving Credit Maturity Date” means April 30, 2012.

“Revolving Credit Note” means a promissory note of the applicable Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2.

“Rollover Amount” has the meaning specified in Section 7.18(c).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the British Bankers Association Interest Settlement Rate for such currency and such Interest Period as set forth on the applicable page of the Telerate Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Applicable Agent) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the applicable page of the Telerate Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Applicable Agent).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or 7 that is entered into by and between any Restricted Party and any Hedge Bank.

“Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the London Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each Supplemental Agent and each co-agent or sub-agent appointed by the Collateral Agent from time to time pursuant to Section 9.01(c).

“Security Agreement” means the amended and restated security agreement substantially in the form of Exhibit F-1 executed by the Domestic Loan Parties and each Security Agreement Supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Shareholder Loan Note” means the shareholder loan note acquired by a Subsidiary of Parent in connection with the acquisition of all the Equity Interest in CCS.

“Share Repurchase” means the cash redemption or repurchase of Equity Interests in Parent on or prior to the date that is 30 days after the Restatement Effective Date in an aggregate amount not to exceed $40,000,000.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably likely to become an actual or matured liability and (e) in the case of any Person incorporated or organized in England or Wales, no moratorium has been declared in respect of any indebtedness incurred by such Person or its Subsidiaries.

“Specified Equity Issuances” means any Equity Issuance by Parent or (following a Qualifying IPO of the Company) the Company of any of its Equity Interests in a public offering or in a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank (it being understood that the Sponsor is not an investment bank), which, for the avoidance of doubt, does not include the sale or issuance of any such Equity Interests (a) to the Investors, their Affiliates, related funds and limited partners, (b) to other Persons making additional equity investments together with the Investors after the Closing Date, (c) issued as compensation to employees or consultants of any Restricted Party or to management of any Restricted Party in the ordinary course of business, (d) issued to repurchase other Equity Interests of Parent; provided that the proceeds of such Equity Issuance are used substantially contemporaneously with the receipt thereof to consummate such repurchase or (e) issued to finance a Permitted Acquisition or Permitted Foreign Acquisition; provided that the proceeds of such Equity Issuance are used substantially contemporaneously with the receipt thereof to finance such Permitted Acquisition or Permitted Foreign Acquisition.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Specified Transaction” means, any (a) Disposition of all or substantially all of the assets of or all the Equity Interests of any Restricted Party or of any division, product line or facility used for operations of the Restricted Parties, (b) Permitted Acquisitions, (c) Permitted Foreign Acquisitions, (d) Investments, (e) Tranche 2 Term Loan and (f) Incremental Term Loan.

“Sponsor” means, collectively, Bain Capital Partners, LLC and its Affiliates (including, as applicable, related funds and general partners thereof).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantors” means, collectively, the Subsidiaries that are Guarantors.

“Supplemental Agent” has the meaning specified in Section 9.13.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be such Lender’s US Tranche Revolving Credit Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” means JPMCB in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means a Tranche 1 Term Commitment or Tranche 2 Term Commitment, or any combination thereof (as the context may require).

“Term Facility” means the credit facility extended to the Company hereunder pursuant to the Term Commitments and the Term Loans.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Tranche 1 Term Loan or Tranche 2 Term Loan, or any combination thereof (as the context may require).

“Term Maturity Date” means April 30, 2013.

“Term Note” means a promissory note of the Company payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1.

“Threshold Amount” means $10,000,000.

“Tranche” means a category of Commitments and Credit Extensions thereunder. For purposes hereof, each of the following shall comprise a separate Tranche: (a) the US Tranche Revolving Credit Commitments, US Tranche Revolving Credit Loans, Letters of Credit and Swing Line Loans, (b) the Global Tranche Revolving Credit Commitments and Global Tranche Revolving Credit Loans, (c) the Tranche 1 Term Commitments and Tranche 1 Term Loans and (d) the Tranche 2 Term Commitments and Tranche 2 Term Loans.

“Tranche 1 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 1 Term Loan, expressed as an amount representing the maximum principal amount of the Tranche 1 Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07. The initial amount of each Lender’s Tranche 1 Term Commitment is set forth on Schedule 2.01 under the caption “Tranche 1 Term Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche 1 Term Commitment, as applicable. The aggregate amount of Tranche 1 Term Commitments on the Restatement Effective Date is $250,000,000.

“Tranche 1 Term Lender” means a Lender with a Tranche 1 Term Commitment or a Tranche 1 Term Loan.

“Tranche 1 Term Loans” means Loans made or deemed made under Section 2.01(a).

“Tranche 2 Term Borrowing Date” means each date on which a Tranche 2 Term Loan is made under Section 2.01(b). No more than four Tranche 2 Term Borrowing Dates may be selected by the Company.

“Tranche 2 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 2 Term Loan, expressed as an amount representing the maximum principal amount of the Tranche 2 Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07. The initial amount of each Lender’s Tranche 2 Term Commitment is set forth on Schedule 2.01 under the caption “Tranche 2 Term Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche 2 Term Commitment, as applicable. The aggregate amount of Tranche 2 Term Commitments on the Restatement Effective Date is $50,000,000.

“Tranche 2 Term Expiry Date” means April 30, 2008.

“Tranche 2 Term Lender” means a Lender with a Tranche 2 Term Commitment or a Tranche 2 Term Loan.

“Tranche 2 Term Loans” means Loans made under Section 2.01(b).

“Transactions” means the amendment and restatement of the Original Agreement in the form of this Agreement, the execution, delivery and performance by Parent and the Borrowers of this Agreement and by Parent, the Borrowers and the Subsidiary Guarantors, as applicable, of the other Loan Documents, the borrowing of the Loans and the application of the proceeds thereof on the Restatement Effective Date, the obtaining and use of the Letters of Credit, the creation or continuation of the Liens and each Guarantee provided for in the Collateral Documents and the Share Repurchase.

“Type” means, with respect to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, Adjusted EURIBO Rate or Base Rate.

“UK Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“UK Borrower Party” means any Borrower Party (other than any Excluded Subsidiary) incorporated or organized in England or Wales.

“UK Guaranty” means the guaranty made by the UK Borrower and each UK Subsidiary party thereto, substantially in the form of Exhibit F-3.

“UK Loan Party” means any Loan Party incorporated or organized in England or Wales.

“UK Restricted Party” means any Restricted Party incorporated or organized in England or Wales.

“UK Secured Party Accession Undertaking” has the meaning specified in the UK Trust Agreement.

“UK Share Security Agreement” means the share security agreement made by FleetCor Luxembourg Holding 2 S.à r.l., a company organized under the laws of the Grand Duchy of Luxembourg, substantially in the form of Exhibit F-4.

“UK Subsidiary” means any Subsidiary incorporated or organized in England or Wales.

“UK Trust Agreement” means the trust agreement made between each UK Subsidiary party thereto, JPMCB, as Trustee, and JPMCB, as Administrative Agent, substantially in the form of Exhibit F-5.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“US Tranche Revolving Credit Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the US Tranche Revolving Credit Commitments.

“US Tranche Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make US Tranche Revolving Credit Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s US Tranche Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07. The initial amount of each Lender’s US Tranche Revolving Credit

Commitment is set forth on Schedule 2.01 under the caption “US Tranche Revolving Credit Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its US Tranche Revolving Credit Commitment, as applicable. The aggregate amount of US Tranche Revolving Credit Commitments on the Restatement Effective Date is $30,000,000.

“US Tranche Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the Dollar Equivalents of such Lender’s outstanding US Tranche Revolving Credit Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swing Line Exposure at such time.

“US Tranche Revolving Credit Lender” means a Lender with a US Tranche Revolving Credit Commitment or US Tranche Revolving Credit Exposure.

“US Tranche Revolving Credit Loans” means Loans made pursuant to Section 2.01(c).

“US Tranche Revolving Credit Percentage” means, with respect to any Lender at any time, the percentage of the aggregate US Tranche Revolving Credit Commitments represented by such Lender’s US Tranche Revolving Credit Commitment at such time; provided that if the US Tranche Revolving Credit Commitments have expired or been terminated, the US Tranche Revolving Credit Percentages shall be determined on the basis of the US Tranche Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“VAT” means value added tax as provided for in the Value Added Tax Act of 1994 (United Kingdom) and any other similar Tax.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to any Person, all Current Assets less all Current Liabilities of such Person.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Global Tranche Revolving Credit Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Global Tranche Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Global Tranche Revolving Credit Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Global Tranche Revolving Credit Borrowing”).

Section 1.03. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.04. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referred to in Section 5.05(a)(i), except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) For purposes of determining compliance with any test or financial covenant contained in this Agreement (including for purposes of determining the Applicable Rate) with respect to any period during which any Specified Transaction occurs, the Leverage Ratio and the Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

Section 1.05. Rounding. Any financial ratios required to be maintained by Parent pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06. References to Agreements, Laws and Persons. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; and (c) references to any Person shall include its successors and permitted assigns.

Section 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.08. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.09. Currency Translation. The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in Sterling or Euro, as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for the applicable currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the

Company and the Lenders of each calculation of the Dollar Equivalent of each Borrowing. For purposes of any determination of the CAM Percentages, any determination under Article 6, Article 7 (other than Sections 7.11 and 7.18) or Article 8 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rates for the applicable currency in relation to Dollars in effect on the date of such determination. For purposes of Section 7.11 and 7.18, amounts in currencies other than Dollars shall be translated into Dollars at the Exchange Rates for the applicable currency in relation to Dollars used in preparing Parent’s annual and quarterly financial statements most recently delivered pursuant to Section 6.01.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Commitments. (a) Tranche 1 Term Commitments. Subject to the terms and conditions set forth herein, each Tranche 1 Term Lender severally agrees to make to the Company a single loan on the Restatement Effective Date denominated in Dollars in an aggregate principal amount not exceeding its Tranche 1 Term Commitment. Amounts repaid or prepaid in respect of Tranche 1 Term Loans may not be reborrowed. Tranche 1 Term Loans may be ABR Loans or LIBOR Loans, as further provided herein.

(b) The Tranche 2 Term Commitments. Subject to the terms and conditions set forth herein, each Tranche 2 Term Lender severally agrees to make to the Company a single loan denominated in Dollars on each Tranche 2 Term Borrowing Date in an aggregate principal amount not exceeding its Tranche 2 Term Commitment. Amounts repaid or prepaid in respect of Tranche 2 Term Loans may not be reborrowed. Tranche 2 Term Loans may be ABR Loans, LIBOR Loans or EURIBOR Loans, as further provided herein.

(c) US Tranche Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each US Tranche Revolving Credit Lender severally agrees to make to the Company loans denominated in Dollars and Alternative Currencies from time to time during the US Tranche Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate US Tranche Revolving Credit Exposures exceeding the aggregate US Tranche Revolving Credit Commitments or (ii) the US Tranche Revolving Credit Exposure of any Lender exceeding its US Tranche Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, repay and reborrow US Tranche Revolving Credit Loans. US Tranche Revolving Credit Loans may be ABR Loans, LIBOR Loans or EURIBOR Loans, as further provided herein.

(d) Global Tranche Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Global Tranche Revolving Credit Lender severally agrees to make to the applicable Borrower loans denominated in Dollars and Alternative Currencies from time to time during the Global Tranche Revolving Credit Availability Period in an aggregate principal amount at any time outstanding that will not result in

(i) the aggregate Global Tranche Revolving Credit Exposures exceeding the aggregate Global Tranche Revolving Credit Commitments or (ii) the Global Tranche Revolving Credit Exposure of any Lender exceeding its Global Tranche Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the applicable Borrower may borrow, repay and reborrow Global Tranche Revolving Credit Loans. Global Tranche Revolving Credit Loans may be ABR Loans, LIBOR Loans or EURIBOR Loans, as further provided herein.

Section 2.02. Loans and Borrowings. (a) Each Loan (other than a Swing Line Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency and made to a single Borrower by the Lenders ratably in accordance with their individual Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Credit Borrowing and Term Borrowing denominated in Dollars shall be comprised entirely of (A) LIBOR Loans or (B) solely in the case of any such Borrowing by the Company, ABR Loans, (ii) each Revolving Credit Borrowing denominated in Sterling shall be comprised entirely of LIBOR Loans and (iii) each Revolving Credit Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans. Each Swing Line Loan shall be an ABR Loan. Each Lender at its option may make any Loan or issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan or issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Credit Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Class of Revolving Credit Commitments or, in the case of a US Tranche Revolving Credit Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swing Line Loan shall be in an aggregate amount that is an integral multiple of $100,000. Each Tranche 2 Term Borrowing shall be in an aggregate amount that is an integral multiple of $10,000,000; provided that a Tranche 2 Term Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Tranche 2 Term Commitments. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 LIBOR Borrowings and EURIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or the Term Maturity Date, as the case may be.

Section 2.03. Requests for Borrowings. To request a Borrowing (other than a Swing Line Loan), the applicable Borrower shall notify the Applicable Agent by telephone confirmed promptly by hand delivery or telecopy to such Applicable Agent (with a copy to the Administrative Agent if the Applicable Agent shall be the London Agent) of a written Committed Loan Notice signed by a Responsible Officer on behalf of the applicable Borrower, (a) in the case of a LIBOR Borrowing denominated in Dollars, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Borrowing denominated in Sterling or a EURIBOR Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, the date of the proposed Borrowing. Each such telephonic and written Committed Loan Notice shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the Tranche under which such Borrowing is to be made;

(iii) the currency and the principal amount of such Borrowing, which principal amount shall comply with the borrowing minimum and borrowing multiple requirements under Section 2.02(c);

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing by the Company denominated in Dollars, the Type of such Borrowing;

(vi) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the Applicable Funding Account.

If no election as to the Type of Borrowing is specified with respect to any Borrowing by the Company denominated in Dollars, then the Company shall be deemed to have requested an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Committed Loan Notice in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swing Line Loans. (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make to the Company loans denominated in Dollars from time to time during the US Tranche Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of Swing Line Loans outstanding exceeding $10,000,000, (ii) the aggregate US Tranche Revolving Credit Exposures exceeding the aggregate US Tranche Revolving Credit Commitments or (iii) the US Tranche Revolving Credit Exposure of any Lender exceeding its US Tranche Revolving Credit Commitment; provided that the Swing Line Lender shall not make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, repay and reborrow Swing Line Loans.

(b) To request a Swing Line Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Local Time, on the day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swing Line Loan. The Administrative Agent will promptly advise the Swing Line Lender of any such notice received from the Company. The Swing Line Lender shall make each Swing Line Loan available to the Company by means of a credit to the Applicable Funding Account (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swing Line Loan.

(c) Interest on each Swing Line Loan shall be payable on the Interest Payment Date with respect thereto.

(d) The Swing Line Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., Local Time, on any Business Day require the US Tranche Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which the US Tranche Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each US Tranche Revolving Credit Lender specifying in such notice such Lender’s US Tranche Revolving Credit Percentage of such Swing Line Loan or Loans. Each US Tranche Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s US Tranche Revolving Credit Percentage of such Swing Line Loan or Loans. Each US Tranche Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the US Tranche Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US Tranche Revolving Credit Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the US Tranche Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the US Tranche Revolving Credit Lenders. The Administrative Agent shall notify the Company of any participations in any Swing Line Loans acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loans shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from or on behalf of the Company in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the US Tranche Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to a Loan Party for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

Section 2.05. Letters of Credit. (a) General. On the Restatement Effective Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Company for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions set forth herein, the Company may request any Issuing Bank to issue Letters of Credit (or to amend, renew or extend outstanding Letters of Credit) denominated in Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the US Tranche Revolving Credit Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing

Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) the aggregate US Tranche Revolving Credit Exposures shall not exceed the aggregate US Tranche Revolving Credit Commitments and (iv) the US Tranche Revolving Credit Exposure of each Lender will not exceed the US Tranche Revolving Credit Commitment of such Lender. If the Required Lenders notify the Issuing Banks that an Event of Default exists and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (and each Lender that shall have delivered such a notice agrees promptly to withdraw it at such time as it determines that no Event of Default exists).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date. A Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided that in no event shall any Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each US Tranche Revolving Credit Lender, and each US Tranche Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s US Tranche Revolving Credit Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each US Tranche Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s US Tranche Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each US Tranche Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the US Tranche Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US Tranche Revolving Credit Lender shall be deemed to have acquired such a participation in each Existing Letter of Credit on the Restatement Effective Date.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars not later than 1:00 p.m., Local Time, on the Business Day immediately following the day that the Company receives notice of such LC Disbursement; provided that, the Company may, subject to the conditions to borrowing set forth herein, request (i) in accordance with Section 2.03 that such payment be financed with an ABR Revolving Credit Borrowing or (ii) in accordance with Section 2.04 that such payment be financed with a Swing Line Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swing Line Loan, as the case may be. If the Company fails to make such payment when due, the Administrative Agent shall notify each US Tranche Revolving Credit Lender of the applicable LC Disbursement, the amount of the payment then due from the Company in respect thereof and such Lender’s US Tranche Revolving Credit Percentage thereof. Promptly following receipt of such notice, each US Tranche Revolving Credit Lender shall pay to the Administrative Agent its US Tranche Revolving Credit Percentage of the payment then due from the Company, in the same manner as provided in Section 2.06 with respect to Loans made by such US Tranche Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the US Tranche Revolving Credit Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the US Tranche Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that US Tranche Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such US Tranche Revolving Credit Lenders and such Issuing Bank, as their interests may appear. Any payment made by a US Tranche Revolving Credit Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Swing Line Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Agent-Related Persons shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse an Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any US Tranche Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such US Tranche Revolving Credit Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the US Tranche Revolving Credit Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the aggregate amount of LC Exposure) demanding the deposit of cash collateral (“Cash Collateral”) pursuant to this paragraph, the Company shall deposit in respect of each outstanding Letter of Credit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the US Tranche Revolving Credit Lenders and the applicable Issuing Bank, an amount in cash (in Dollars) in respect of such Letter of Credit equal to the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to cash collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) or (g) of Section 8.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (which will use reasonable efforts to obtain a return at market rates on any such investments) and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent as set forth in Section 8.03. If the Company is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k) Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent and the US Tranche Revolving Credit Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Company and the Administrative Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(l) Issuing Bank Reports. At the end of each week and otherwise upon request of the Administrative Agent, each Issuing Bank shall provide the Administrative Agent with a certificate identifying the Letters of Credit issued by such Issuing Bank and outstanding on such date, the amount and expiration date of each such Letter of Credit, the beneficiary thereof, the amount, if any, drawn under each such Letter of Credit and any other information reasonably requested by the Administrative Agent with respect to such Letters of Credit. The Administrative Agent shall promptly enter all such information received by it pursuant to this paragraph in the Register.

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:00 p.m., Local Time, to the account of the Applicable Agent most recently designated by such Applicable Agent for such purpose by notice to the Lenders; provided that Swing Line Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loan proceeds available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that ABR Revolving Credit Loans or Swing Line Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan.

Section 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Committed Loan Notice and, in the case of a LIBOR Borrowing or EURIBOR Borrowing, shall have an initial Interest Period as specified in such Committed Loan Notice. Thereafter, the applicable Borrower may, subject to Section 2.11(b), elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. A Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. This Section shall not apply to Swing Line Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Applicable Agent of such election by telephone by the time and date that a Committed Loan Notice would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Class, Type and currency resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Applicable Agent (with a copy to the Administrative Agent if the Applicable Agent shall be the London Agent) of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing not available to such Borrower under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of an election resulting in a Borrowing, the Type of the resulting Borrowing; and

(iv) in the case of an election resulting in a Borrowing, if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing or EURIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a LIBOR Borrowing made to the Company and denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of any other LIBOR Borrowing or EURIBOR Borrowing, such Borrowing shall become due and payable on the last day of such Interest Period.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars to the Company may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing denominated in Dollars to the Company shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, (i) the Tranche 1 Term Commitments shall automatically and permanently terminate at 5:00 p.m., New York City time on the Restatement Effective Date, (ii) the Tranche 2 Term Commitments shall automatically and permanently terminate on the earlier of the Tranche 2 Term Expiry Date and the date on which the fourth Borrowing of Tranche 2 Term Loans is made (after giving effect to the borrowing thereof) and (iii) the Revolving Credit Commitments shall automatically and permanently terminate on the Revolving Credit Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments under any Tranche; provided that (i) each reduction of the Commitments under any Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case for Borrowings denominated in Dollars, (ii) the Company shall not terminate or reduce the Global Tranche Revolving Credit Commitments if, after giving effect to such termination or reduction and to any concurrent payment or prepayment of Global Tranche Revolving Credit Loans, the aggregate Global Tranche Revolving Credit Exposures would exceed the aggregate Global Tranche Revolving Credit Commitments and (iii) the Company shall not terminate or reduce the US Tranche Revolving Credit Commitments if, after giving effect to such termination or reduction and to any concurrent payment or prepayment of US Tranche Revolving Credit Loans and Swing Line Loans and any provision of Cash Collateral (in each case in accordance with Section 2.11(b)), the aggregate US Tranche Revolving Credit Exposures (excluding the LC Exposure with respect to which Cash Collateral has been provided in accordance with Section 2.11(b)) would exceed the aggregate US Tranche Revolving Credit Commitments.

(c) Each Lender’s Tranche 2 Term Commitment shall be automatically and permanently reduced on each Tranche 2 Term Borrowing Date by an aggregate amount equal to the Tranche 2 Term Loan made by such Lender on such Tranche 2 Term Borrowing Date.

(d) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under any Tranche under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the other Agents and the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments under any Tranche may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the effectiveness of such other credit facilities is delayed. Any termination or reduction of the Commitments under any Tranche shall be permanent. Each reduction of the Commitments under any Tranche shall be made ratably among the applicable Lenders in accordance with their Commitments under such Tranche.

Section 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent, for the account of each Lender, the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, (ii) to the Applicable Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Maturity Date and (iii) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Credit Maturity Date and the date that is five Business Days after the date on which such Swing Line Loan was made; provided that on each date that a Revolving Credit Borrowing denominated in Dollars is made to the Company, the Company shall repay all outstanding Swing Line Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency of each such Loan and, in the case of a LIBOR Loan or EURIBOR Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Applicable Agent hereunder for the account of the Lenders or any of them and each Lender’s share thereof. The London Agent shall furnish to the Administrative Agent, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section, absent manifest error, shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to either Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit B-1 or B-2, as applicable, or in such other form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Company shall repay Tranche 1 Term Borrowings on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Restatement Effective Date, in an aggregate principal amount equal to 0.25% of the initial aggregate principal amount of Tranche 1 Term Loans made on the Restatement Effective Date.

(b) Subject to adjustment pursuant to paragraph (d) of this Section, the Company shall repay Tranche 2 Term Borrowings on the last Business Day of each March, June, September and December, commencing on the earlier of the Tranche 2 Term Expiry Date and the date of termination of Tranche 2 Term Commitments, in an aggregate principal amount equal to 0.25% of the initial aggregate principal amount of the Tranche 2 Term Loans made on each Tranche 2 Term Borrowing Date.

(c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(d) Any prepayment of a Term Borrowing of either Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section on a pro rata basis to the remaining schedule principal payments.

(e) Prior to any repayment of either Class of Term Borrowings hereunder, the Company shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Applicable Agent by telephone (confirmed by telecopy) of such election not later than 12:00 p.m., Local Time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to the requirements of this Section and Section 2.16.

(b) If the aggregate Revolving Credit Exposures under any Tranche shall exceed the aggregate Revolving Credit Commitments under such Tranche, then the applicable Borrower shall prepay Loans under such Tranche in an aggregate amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans). If the aggregate Revolving Credit Exposures under any Tranche on the last day of any month (or on any other date specified by Lenders representing more than 50% of the Revolving Credit Commitments under such Tranche) shall exceed 105% of the aggregate Revolving Credit Commitments under such Tranche, then the applicable Borrower shall, not later than the next Business Day, prepay one or more Borrowings under such Tranche in an aggregate principal amount sufficient to eliminate such excess. If, after giving effect to the prepayment of Loans as provided in the first two sentences of this paragraph, no US Tranche Revolving Credit Borrowings or Swing Line Loans are outstanding, and the LC Exposure exceeds the aggregate US Tranche Revolving Credit Commitments, the Company shall provide Cash Collateral in an aggregate amount equal to such excess in accordance with Section 2.05(j).

(c) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Company shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (i) 50% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements; provided that, solely with respect to the fiscal year ending December 31, 2007, such Excess Cash Flow shall be determined for the period beginning on the Restatement Effective Date and ending on December 31, 2007, minus (ii) the aggregate principal amount of Term Loans prepaid during such fiscal year pursuant to Section 2.10; provided that such percentage shall be reduced to (A) 25% if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 1.5:1 and (B) 0% if the Leverage Ratio as of the last day of the immediately preceding four fiscal quarters was less than 1.0:1.

(d) (i) If (x) any Restricted Party Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (i), (j), (k) or (l)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Restricted Parties of Net Cash Proceeds, the Company shall cause to be prepaid on or prior to the date which is five Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.11(d)(i) with respect to such portion of such Net Cash Proceeds that the Company shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.11(d)(ii) (which notice may only be provided if no Event of Default has occurred and is then continuing);

(ii) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.11(d)(i)) or any Casualty Event, at the option of the Company, and so long as no Event of Default shall have occurred and be continuing, the Company may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within 365 days following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are no longer intended to be so reinvested at any time after delivery of such reinvestment notice, an amount equal to such Net Cash Proceeds shall be applied, within five Business Days after such Net Cash Proceeds are no longer intended to be so reinvested, to the prepayment of the Term Loans as set forth in this Section 2.11.

(e) On or prior to the date which is five Business Days after the initial receipt of such Net Cash Proceeds, the Company shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 50% of all Net Cash Proceeds received by the Restricted Parties from any Specified Equity Issuance.

(f) If any of the Restricted Parties incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Company shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Cash Proceeds.

(g) The Company shall cause to be prepaid an aggregate principal amount of Tranche 1 Term Loans equal to the excess, if any, of (i) $33,000,000 over (ii) the aggregate amount of Restricted Payments made under Section 7.06(d). Each prepayment, if any, required to be made pursuant to this paragraph shall be made on May 30, 2007.

(h) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Company shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (i) of this Section. In the event of any optional prepayment of Term Borrowings, the Company shall specify the Class or Classes of Term Borrowings to be prepaid and the amount of such prepayment to be applied to such Class or Classes, and the amount of any such prepayment of Term Borrowings of a Class shall be applied to the remaining scheduled principal payments in accordance with Section 2.10 on a pro rata basis among the Term Lenders of such Class. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Company shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche 1 Term Borrowings and Tranche 2 Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class and shall be applied to the remaining scheduled principal payments in accordance with Section 2.10 on a pro rata basis.

(i) The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by a telecopy notice signed by a Responsible Officer on behalf of the applicable Borrower of any prepayment of a Borrowing hereunder which, in the case of a mandatory prepayment, shall include a reasonably detailed calculation of the amount of such prepayment, (i) in the case of a LIBOR Borrowing denominated in Dollars, not later than 12:00 p.m., Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in Sterling or a EURIBOR Borrowing, not later than 12:00 p.m., Local Time, three Business days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable) and (iii) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class, Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent, in Dollars, for the account of each Lender, a commitment fee, which shall accrue at the rate of 0.375% per annum on the daily unused amount of each Revolving Credit Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year commencing on the first such date to occur after the Restatement Effective Date and, with respect to either Class of Revolving Credit Commitments, on the date on which such Class of Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) a Global Tranche Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Global Tranche Revolving Credit Loans of such Lender and (ii) a US Tranche Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding US Tranche Revolving Credit Loans and LC Exposure of such Lender (and the Swing Line Exposure of such Lender shall be disregarded for such purpose).

(b) The Company agrees to pay (i) to the Administrative Agent, in Dollars, for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Credit Loans, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s US Tranche Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the portion of the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the US Tranche Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued or becoming payable in respect of Letters of Credit issued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the US Tranche Revolving Credit Commitments terminate and any such fees accruing after the date on which the US Tranche Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, in Dollars, for the account of each Tranche 2 Term Lender on the Tranche 2 Term Expiry Date, a commitment fee, which shall accrue at the rate of (i) 0.75% per annum on the daily unused amount of the Tranche 2 Term Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the earlier of (x) the date that is 180 days thereafter and (y) the date on which such Commitment terminates,

(ii) 1.25% per annum on the daily unused amount of the Tranche 2 Term Commitment of such Lender during the period from and including the date that is 180 days after the Restatement Effective Date to but excluding the earlier of (x) the date that is 270 days after the Restatement Effective Date and (y) the date on which such Commitment terminates and (iii) 1.75% per annum on the daily unused amount of the Tranche 2 Term Commitment of such Lender during the period from and including the date that is 270 days after the Restatement Effective Date to but excluding the earlier of (x) the Tranche 2 Term Expiry Date and (y) the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Tranche 2 Term Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Company agrees to pay to each Applicable Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Applicable Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each EURIBOR Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan, fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the interest rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans made to the Company as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan under any Tranche shall be payable in arrears on each Interest Payment Date for such Loan and upon (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of the Revolving Credit Loans, the termination of the Commitments under the applicable Tranche; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the US Tranche Revolving Availability Period or the Global Tranche Revolving Credit Availability Period, as the case may be), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, together with any amounts due and payable pursuant to Section 2.16. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall each be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, Adjusted EURIBO Rate or Base Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, for such Interest Period; or

(b) the Applicable Agent is advised by a majority in interest of the Lenders that would make Loans as part of such Borrowing that the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders, as reasonably determined by such Lenders, of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be promptly given when such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing or EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in Dollars, be continued as an ABR Borrowing, or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Committed Loan Notice for an affected LIBOR Borrowing or EURIBOR Borrowing shall (A) if denominated in Dollars, be deemed a request for an ABR Borrowing, or (B) otherwise, be ineffective.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender, any Issuing Bank or the Relevant Interbank Market any other condition affecting this Agreement or LIBOR Loans or EURIBOR Loans made by or any acceptance by such Lender or any Letter of Credit or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or EURIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts (as reasonably determined by such Lender or Issuing Bank) as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall provide to the Company a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, and the manner in which such amount or amounts have been calculated, as specified in paragraph (a) or (b) of this Section, which certificate shall be conclusive absent manifest error. The Company shall pay or cause the applicable Borrower to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section shall not apply to Taxes, which shall be governed solely by Section 2.17.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether any such notice may be revoked or extended under Section 2.11(i) and is revoked or extended in accordance therewith) or (d) the assignment of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not for any lost profit) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a LIBOR Loan or EURIBOR Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Relevant Interbank Market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.

The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding any of the other provision of this Section 2.16, so long as no Event of Default has occurred and is continuing, if any mandatory prepayment of any LIBOR Borrowing or EURIBOR Borrowing is required to be made under Section 2.11 prior to the last day of the Interest Period therefor, the applicable Borrower may, in its sole discretion, deposit Cash Collateral in the amount of any such prepayment otherwise required to be made, which shall be held by the Administrative Agent in the manner described in Section 2.05(j) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the applicable Borrower or any other Loan Party) to apply such amount to the prepayment of such Borrowings in accordance with Section 2.11. Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the applicable Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Borrowings in accordance with Section 2.11.

Section 2.17. Taxes. (a) Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Agent, Lender and Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or which will be imposed on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Company by an Agent, Lender or Issuing Bank, or by the Administrative Agent on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower to which such Lender may be required to make Loans hereunder is resident or located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company or the relevant Governmental Authority (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation. Each Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Company.

(f) Each Borrower shall promptly, upon becoming aware that such Borrower or any other Loan Party must make a tax deduction (or that there is any change in the rate or the basis of a tax deduction) notify the Administrative Agent accordingly. Similarly, any Agent, Lender or Issuing Bank shall notify the Administrative Agent on becoming so aware in respect of a payment payable to it. If the Administrative Agent receives such notification from any other Agent, Lender or Issuing Bank, it shall notify the Company.

(g) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received, retained and utilized a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or other Person.

(h) Value Added Tax. All amounts payable by any Loan Party to the Agents, Lenders or Issuing Banks shall be deemed to be exclusive of any VAT. If any VAT is payable on any amount paid to any Agent, Lender or Issuing Bank by any Loan

Party, such Loan Party shall pay to such Agent, Lender or Issuing Bank an amount equal to the sum of such amount plus the amount of any VAT. In addition, if any VAT is chargeable on any supply made by any Agent, Lender or Issuing Bank (the “Supplier”) to any other Agent, Lender or Issuing Bank (the “Recipient”) under any Loan Document, and any party hereto (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the payment to be made in consideration of such supply, rather than being required to reimburse the Recipient the VAT chargeable in respect of such supply, the Relevant Party shall pay to the Supplier (in addition to and at the same time as reimbursing the Recipient with the principal consideration) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to any VAT.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, reimbursement of LC Disbursements or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent for the account of the applicable Lenders to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Company, except that payments to be made directly to an Issuing Bank or the Swing Line Lender as expressly provided herein shall be made directly to such parties and payments pursuant to Sections 2.15, 2.16, 2.17, 10.04 and 10.05 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in Dollars. Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b) If at any time insufficient funds are received by the Agents from either Borrower (or from any other Loan Party) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of its Loans, participations in LC Disbursements or Swing Line Loans or accrued interest on any of the foregoing (collectively “Claims”) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Claims than the proportion received by any other Lender with Claims, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Claims of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders with Claims ratably in accordance with the aggregate amounts of their respective Claims; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Claims to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of any Lenders or Issuing Bank hereunder that the such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 10.06(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), and each other Agent, at the direction of the Administrative Agent, shall, apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its affected Loans or other Credit Extensions or to assign its affected rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender defaults in its obligation to fund Loans or (iv) any Lender has failed to consent to a proposed amendment or waiver which, pursuant to the terms of Section 10.01 requires the consent of each affected Lender and with respect to which Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 66-2/3% of the aggregate Revolving Credit Exposures, outstanding Term Loans and unused Commitments of all Lenders at such time have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) the Company shall have received the prior written consent of the Administrative Agent (and, if a US Tranche Revolving Credit Commitment is being assigned, each Issuing Bank and the Swing Line Lender), which consent shall not be unreasonably withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.20. Incremental Term Loans. (a) The Company may at any time or from time to time after the Restatement Effective Date, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) Parent shall be in compliance with each of the covenants set forth in Section 7.11 determined on a Pro Forma Basis as of the date of such Incremental Term Loan and the last day of the most recent completed fiscal quarter of Parent, in each case, as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of Parent for testing compliance therewith. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans shall not exceed $100,000,000. The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Loans, (b) shall not mature earlier than the Term Maturity Date (but may have nominal amortization prior to such date) and (c) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Arranger and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Company and the lenders thereof; provided that the yield with respect to the Incremental Term Loans (taking into account upfront fees paid to Incremental Term Loan lenders) may be no more than 0.50% per annum greater than the then-current yield with respect to the Term Loans at the time the Incremental Amendment becomes effective pursuant to its terms (it being understood that the pricing of the Term Loans will be increased and/or additional fees will be paid to the Term Lenders to the extent necessary to satisfy such requirement). Each notice from the Company pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (and each existing Term Lender will have the right to make a portion of any Incremental Term Loan on terms permitted in this Section 2.20 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Parent, the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative

Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. No more than two Incremental Facility Closing Dates may be selected by the Company. The Company will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

(b) This Section 2.20 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE 3

[INTENTIONALLY OMITTED]

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Restatement Effective Date. Without affecting the rights of Parent, the Company or any Subsidiary hereunder at all times prior to the Restatement Effective Date, the amendment and restatement of the Original Agreement in the form hereof and the obligations of the Lenders and the Issuing Banks hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of each signing party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the applicable Borrower in favor of each Lender requesting a Note;

(iii) the Collateral Documents listed on Schedule 4.01, duly executed by each Loan Party thereto, together with:

(A) to the extent not already delivered, certificates representing the Equity Interests referred to therein (to the extent such Equity Interests are certificated) accompanied by undated stock powers executed in blank,

(B) copies of all searches with respect to the Collateral, and all documents and instruments required by Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording, and

(C) evidence that all other actions, recordings and filings of or with respect to the Collateral Documents that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created or continued thereby and on the terms thereof shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification except to the extent that failure to be so qualified is not reasonably likely to result in a Material Adverse Effect;

(vi) a certificate dated as of the Restatement Effective Date and signed by a Responsible Officer of the Company certifying that there has been no change, occurrence or development since December 31, 2006, and, except as set forth on Schedule 5.06, no action, suit, investigation or proceeding shall be pending or, to the knowledge of any of the Loan Parties, threatened, that, in any case, either individually or in the aggregate, has had, or in the case of any action, suit, investigation or proceeding, is reasonably likely to result in, a material adverse effect on the operations, assets or condition (financial or otherwise) of the Restricted Parties, taken as a whole;

(vii) a certificate dated as of the Restatement Effective Date and signed by a Responsible Officer of the Company confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02;

(viii) a certificate dated as of the Restatement Effective Date, attesting to the Solvency of the Company and of the Restricted Parties (taken as a whole), in each case after giving effect to the Transactions, from the Chief Financial Officer of the Company;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named; and

(x) a Committed Loan Notice relating to the Credit Extensions to be made on the Restatement Effective Date.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of each of (i) King & Spalding LLP, counsel for Parent and the Borrowers, substantially in the form of Exhibit G-1, (ii) Philippe Partners, Luxembourg counsel for Parent and the Borrowers, substantially in the form of Exhibit G-2, and (iii) Clifford Chance LLP, UK counsel for the Administrative Agent, substantially in the form of Exhibit G-3. Each of Parent and the Borrowers hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received all fees accrued under the Original Agreement through the day immediately preceding the Restatement Effective Date and all other fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(d) Each Lender (as defined in the Original Agreement) shall have received payment in full of the principal of and interest accrued on each Loan (as defined in the Original Agreement) held by it and any amounts payable pursuant to Section 3.05 of the Original Agreement.

(e) All material board, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions shall have been obtained and shall remain in effect; all applicable waiting periods in connection with the Transactions shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Restricted Parties or the Transactions.

(f) The Transactions (other than the Share Repurchase) shall have been consummated or shall be consummated concurrently with the initial Borrowing hereunder in accordance with applicable Law and all material agreements, instruments and documents relating thereto (and no provision of any of the foregoing shall have been waived, amended or otherwise modified in a manner material and adverse to the Lenders without the consent of the Administrative Agent).

(g) The Initial Lenders and the Arranger shall have received copies of, and be reasonably satisfied with, all material agreements, instruments and documents relating to the Transactions.

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify Parent, the Borrowers and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit hereunder, and the incorporation of the Existing Letters of Credit as Letters of Credit hereunder, shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.01) at or prior to 5:00 p.m., New York City time, on April 30, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

It is understood and agreed that no term of the amendment and restatement contemplated hereby shall be effective until the Restatement Effective Date occurs, and that the Original Agreement shall continue in full force and effect without regard to the amendment and restatement contemplated hereby until the Restatement Effective Date.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) as to matters specifically waived or consented to by the Lenders in accordance with the provisions of this Agreement and (iii) that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b).

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Applicable Agent and, if applicable, the relevant Issuing Bank or the Swing Line Lender shall have received a Committed Loan Notice in accordance with the requirements of Section 2.03, a request for a Swing Line Loan in accordance with the requirements of Section 2.04(b) or a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended in accordance with the requirements of Section 2.05(b), as applicable.

The satisfaction of the foregoing conditions on the Restatement Effective Date and each Tranche 2 Term Borrowing Date shall be determined after giving Pro Forma Effect to the consummation of the transactions to occur on such date. Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.03. Initial Credit Extension to the UK Borrower. The obligations of the Lenders to make Loans for the account of the UK Borrower are subject to the satisfaction of each condition, the execution and delivery of each document or certification, and the performance of all other actions referred to in, the final condition precedent checklist distributed by UK counsel for the Administrative Agent prior to the Restatement Effective Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Parent and each Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so is not reasonably likely to result in a Material Adverse Effect. Each UK Loan Party has its’ “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) in England or Wales.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) or violation referred to in clause (b) or (c), to the extent that such conflict, breach, contravention, payment or violation is not reasonably likely to result in a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the consummation of the Transactions, or the admissibility into evidence of a Loan Document in any applicable jurisdiction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make is not reasonably likely to result in a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) (i) The audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2006, and the related statements of income and cash flows for the fiscal period then ended, copies of which have been delivered to the Arranger and the Initial Lenders, fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and its results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(ii) The unaudited pro forma consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2006, the related pro forma statements of income and cash flows for the fiscal period then ended, and consolidating financial statements showing a reconciliation between such pro forma financial statements and the historical financial statements referred to in clause (i) above, copies of which have been delivered to the Arranger and the Initial Lenders in a form reasonably satisfactory to them, have been prepared (A) giving effect to the Transactions, as if the Transactions had occurred on such date, and (B) in good faith, based on assumptions believed by Parent to be reasonable as of the date of delivery thereof.

(b) Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or is reasonably likely to result in a material adverse effect on the operations, assets or condition (financial or otherwise) of the Restricted Parties, taken as a whole.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Restricted Parties for each fiscal year ending after the Restatement Effective Date through the fiscal year ending December 31, 2011, copies of which have been furnished to the Arranger and the Initial Lenders prior to the Restatement Effective Date in a form reasonably satisfactory to them, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d) As of the Restatement Effective Date, neither Parent nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent, in an aggregate amount in excess of $10,000,000, other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under this Agreement and (iii) liabilities incurred in the ordinary course of business.

(e) Schedule 5.05A sets forth a complete and accurate list, as of the Restatement Effective Date, of all Indebtedness of the Restricted Parties in the respect of earn-out obligations and, with respect to each such earn-out obligation, the maximum amount of payments payable in respect thereof.

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions, or (b) either individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

Section 5.07. No Default. Except as set forth on Schedule 5.07, no Restricted Party is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens. (a) Each Restricted Party has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

(b) Set forth on Schedule 5.08(b) is a complete and accurate list of all real property owned by any Restricted Party, as of the Restatement Effective Date, showing as of the date hereof the street address (to the extent available), county or other relevant jurisdiction, province and record owner.

Section 5.09. Environmental Compliance. (a) There are no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.09 or except as are not reasonably likely to result in a Material Adverse Effect, to the knowledge of Parent and each Borrower, (i) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Restricted Party or on any property formerly owned or operated by any Restricted Party; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Restricted Party or any of its Subsidiaries; and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Restricted Party except for such releases, discharges or disposal that were in material compliance with Environmental Laws.

(c) To the knowledge of the Loan Parties, the real properties owned or leased by the Restricted Parties do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, are reasonably likely to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 5.09, no Restricted Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Restricted Party have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

Section 5.10. Taxes. Parent and its Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than 30 days, (b) which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (c) with respect to which the failure to make such filing or payment is not reasonably likely to result in a Material Adverse Effect.

Section 5.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, is reasonably likely to result in a Material Adverse Effect. Except as is not reasonably likely to result in a Material Adverse Effect, each Restricted Party and each ERISA Affiliate thereof has fulfilled its obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code and have not incurred, and is reasonably likely to incur, any liability to the PBGC under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 5.12. Subsidiaries; Equity Interests. As of the Restatement Effective Date, no Restricted Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Parent, directly or indirectly, free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. The Organization Documents of each Restricted Party do not and could not restrict or inhibit any transfer of the outstanding Equity Interests of such Restricted Party in connection with the creation, continuation or enforcement of the Liens intended to be created or continued by the Collateral Documents.

Section 5.13. Margin Regulations; Investment Company Act. (a) Neither Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the proceeds of the Loans will be used in violation of any applicable Law, including Regulation T, U or X issued by the FRB.

(b) No Loan Party and no Person Controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Restricted Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken together with all such reports, financial statements, certificates and other written information, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Parent and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15. Intellectual Property; Licenses, Etc. The Restricted Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, database rights and design rights and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, as currently conducted, without conflict with the rights of any other Person, except to the extent the failure to own or possess such rights or such conflicts, either individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. To the knowledge of Parent and the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Restricted Party infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which are not reasonably likely to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Parent and the Borrowers, threatened, which, either individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

Section 5.16. Solvency. On the Restatement Effective Date after giving effect to the Transactions, the Restricted Parties, on a consolidated basis, are Solvent.

Section 5.17. Labor Matters. Except as is not reasonably likely to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Restricted Parties pending or threatened; (b) hours worked and payment made to employees of each of the Restricted Parties have not been in violation of the Fair Labor Standards Act or any other applicable laws dealing with such matters; and (c) all payments due from any of the Restricted Parties on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.18. Perfection, Etc. The Collateral Documents create or continue in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions as are necessary for perfection, perfected first priority Lien in the Collateral, securing the payment of the Obligations, subject to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents and under Section 7.01 hereof.

Section 5.19. UK Companies Act. After giving effect to the Transactions, the provision of the Guarantees and the granting of Collateral under the Collateral Documents, there shall not exist any breach of Section 151 of the Companies Act 1985, and each UK Loan Party shall be in complete compliance with the provisions of Sections 151 to 158 of the Companies Act 1985.

Section 5.20. UK Pension Matters. None of Parent, either Borrower or any other Subsidiary is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993), and none of Parent, either Borrower or any other Subsidiary is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

Section 5.21. Pari Passu Ranking. Any unsecured and unsubordinated claims of any UK Loan Party against it under the Loan Documents shall rank at least pari passu with the claims of all of such UK Loan Party’s other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Parent and each Borrower shall, and each Borrower shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Subsidiaries to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Parent beginning with the 2007 fiscal year, a consolidated balance sheet of Parent and its Subsidiaries and of Luxembourg Holdings and its Subsidiaries, in each case, as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards in the United States and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each subsequent fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries and of Luxembourg Holdings and its Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries and of Luxembourg Holdings and its Subsidiaries, in each case in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than 45 days after the end of each fiscal year, (i) forecasts prepared by management of Parent, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of Parent and its Subsidiaries and (ii) an annual budget of Parent and its Subsidiaries, in each case for the fiscal year following such fiscal year then ended; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) above and, to the extent prepared for any purpose other than delivery hereunder, Section 6.01(b) above, the related consolidating financial statements.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) promptly after the furnishing thereof, copies of all financial statements, forecasts, budgets or other similar information of Parent or the Borrowers furnished to the lenders or holders of any Other Financing;

(b) no later than five Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Parent and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, the Permitted Holders may deliver, together with such Compliance Certificate, notice of an intent to cure (a “Notice of Intent to Cure”) such Event of Default through a Permitted Equity Issuance as contemplated pursuant to clause (b)(xvii) and the final proviso of the definition of “Consolidated EBITDA”; provided that the delivery of a Notice of Intent to Cure shall not, in itself, affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Agents and the Lenders under any Loan Document, until and unless such Event of Default is cured, but the Agents and Lenders shall not exercise such rights, benefits, powers and remedies relative to any such Event of Default until the end of the cure period provided for in clause (b)(xvii)(A) of the definition of “Consolidated EBITDA”;

(c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent or either Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Parent or either Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Restricted Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Restricted Party pursuant to the terms of any Other Financing Documentation in a principal amount greater than $5,000,000 and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Restricted Party, copies of each notice or other correspondence received from any Governmental Authority concerning any material investigation or other material inquiry by such Governmental Authority regarding financial or other operational results of any Restricted Party;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report supplementing Schedule 5.08(b), including, in the case of supplements to Schedule 5.08(b), an identification of all owned real property disposed of by any Restricted Party since the delivery of the last supplements and a list and description of all real property acquired or leased since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, province, and in the case of the owned real property, the record owner) and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.11;

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Restricted Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; and

(h) promptly after entering into any sponsor, management, or similar agreement with any institutional stockholder, such agreement.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or the applicable Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Parent or the applicable Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Parent or such Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Parent or such Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent and the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03. Notices. Promptly after obtaining knowledge thereof notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or is reasonably likely to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Restricted Party, (ii) any dispute, litigation, investigation, proceeding or suspension between any Restricted Party and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Restricted Party, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any noncompliance by any Restricted Party with any Environmental Law or Environmental Permit.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and directing that such notice be delivered by the Administrative Agent to each Lender and (y) setting forth details of the occurrence referred to therein and stating what action Parent and the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. The Administrative Agent agrees to promptly transmit each notice received by it in compliance with this Section 6.03 to each Lender.

Section 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including Tax liabilities, except, in each case, to the extent the failure to pay or discharge the same is not reasonably likely to result in a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries are acquired by Parent or a wholly owned Subsidiary of Parent in such liquidation or dissolution, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so is not reasonably likely to result in a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and copyrights, except to the extent that failure to do so is not reasonably likely to result in a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so is not reasonably likely to result in a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Restricted Parties) as are customarily carried under similar circumstances by such other Persons.

Section 6.08. Compliance with Laws and Contractual Obligations. Comply in all material respects with the requirements of all Laws, all orders, writs, injunctions and decrees and Contractual Obligations applicable to it or to its business or property, except if the failure to comply therewith is not reasonably likely to result in a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Restricted Parties sufficient to permit preparation of financial statements of the Restricted Parties in conformity with GAAP consistently applied.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (subject to their reasonable and customary procedures) independent public accountants, all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Company’s expense; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s accountants.

Section 6.11. Use of Proceeds and Letters of Credit. Use the proceeds of the Loans solely for the purposes set forth in the Preliminary Statements to this Agreement. Letters of Credit will be issued solely to support payment obligations of the Company and its Subsidiaries incurred in the ordinary course of business.

Section 6.12. Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new Domestic Subsidiary or new UK Subsidiary by any Restricted Party, the Company shall, in each case at its expense:

(i) within 30 days after such formation or acquisition or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing (x) in the case of a Domestic Subsidiary, the Obligations of each Loan Party and (y) in the case of a UK Subsidiary, the Obligations of each UK Loan Party;

(B) cause each such Subsidiary to furnish to the Administrative Agent a description of the real properties owned by such Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(C) cause each such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, Security Agreement Supplements, Foreign Pledge Agreements, UK Secured Party Accession Undertakings and other security agreements and documents, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent as applicable with the Security Agreement and the other Collateral Documents in effect on the Restatement Effective Date), granting, subject to the limitations set forth in Section 6.12(c), a Lien in substantially all of the owned real property and personal property of such Subsidiary (other than accounts receivable and related assets subject to the Receivables Facility), in each case securing the Obligations of such Subsidiary under its Guaranty;

(D) cause each such Subsidiary to deliver to the Collateral Agent any and all certificates representing Equity Interests owned by such Subsidiary and required to be pledged to the Collateral Agent accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany debt held by such Subsidiary and required to be pledged to the Collateral Agent, indorsed in blank to the Collateral Agent;

(E) take and cause such Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action (including the recording of mortgages, the filing of financing statements under the Uniform Commercial Code, the giving of notices and the endorsement of notices on title documents, the giving of Foreign Pledge Agreements and debentures and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;

(F) cause each such Subsidiary to deliver such certificates, documents and other certifications, as specified in form and substance reasonably satisfactory to the Collateral Agent and consistent with the certificates, documents and other certifications delivered under Section 4.01,

(ii) within 30 days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by the Collateral Agent, deliver to the Administrative Agent with respect to each parcel of real property with a value in excess of $1,000,000 owned by such Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent and, to the extent available at such time, surveys and environmental assessment reports.

(b) Upon the acquisition of (x) any personal property by any Loan Party which shall not already be subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties securing such Loan Party’s Obligations, or (y) fee owned real property with a value in excess of $1,000,000 by any Loan Party, the Company shall give notice thereof to the Administrative Agent and shall, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing such Loan Party’s Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.12(a)(i)(C), (D) and (E) with respect to personal property.

(c) Notwithstanding the foregoing, (x) the Collateral Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby, (y) Liens required to be granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Restatement Effective Date (to the extent appropriate in the applicable jurisdiction) and (z) the Administrative Agent may grant extensions of time for the execution of any Guaranty or the creation, pledge or perfection of security interest with respect to particular assets (including extensions beyond any date set forth in this Agreement or any Collateral Document) if it determines that execution, creation, pledge or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Section 6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so is not reasonably likely to result in a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14. Further Assurances. (a) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

(b) If any Equity Interest pledged pursuant to any Collateral Document is certificated, promptly upon the issuance of such certificates, deliver to the Collateral Agent such certificates accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

(c) Promptly after the Company, in its reasonable judgment, determines that it is not reasonably likely that any Restricted Party will receive any revenues under a Non-Implemented Contractual Obligation, the Company shall cause a Responsible Officer to deliver notice to the Administrative Agent thereof, and, on and after the date that is 60 days after the date of the giving of such notice, all Non-Implemented Contractual Obligation Indebtedness relating to such Non-Implemented Contractual Obligation shall no longer be deemed to be Non-Implemented Contractual Obligation Indebtedness.

Section 6.15. Interest Rate and Foreign Exchange Hedging. Enter into prior to 90 days following the Restatement Effective Date, and maintain at all times thereafter until the second anniversary date of the Restatement Effective Date, protection against fluctuations in interest rates pursuant to one or more interest rate Swap Contracts with Persons reasonably acceptable to the Administrative Agent (as of such time) and providing coverage in a notional amount, together with the amount of Long-Term Indebtedness of the Restricted Parties on a consolidated basis that is bearing interest at a fixed rate, at least equal to 40% of the aggregate amount of all Long-Term Indebtedness of the Restricted Parties on a consolidated basis.

Section 6.16. UK Pension Matters. Ensure that none of Parent, either Borrower or any other Subsidiary is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or is “connected” with or an “associate” of (as those terms are used in sections 39 or 43 of the Pensions Act 2004) such an employer.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Parent and the Borrowers shall not, nor shall they permit any Restricted Party, to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Restatement Effective Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and (B) proceeds and products thereof and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, as to which no action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, employer’s health tax and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent, the Borrowers or any of the other Subsidiaries;

(f) deposits to secure the performance of bids, tenders, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money),

statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, licenses, servitudes, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(b)(v); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of Parent or any material Subsidiary or (y) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising by operation of law on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (u) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens in favor of a Domestic Borrower Party or a UK Borrower Party, as the case may be, securing Indebtedness permitted under Section 7.03(b)(iv);

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person (other than any Foreign Subsidiary) at the time such Person becomes a Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(b)(v) or (vii);

(p) Liens arising from precautionary financing statement filings regarding leases entered into by a Restricted Party in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Restricted Party in the ordinary course of business permitted by this Agreement;

(r) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(s) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(t) statutory Liens which may arise from time to time under applicable pension legislation in respect of employee and employer contributions which are not overdue for a period of more than 30 days from the date prescribed by applicable pension legislation;

(u) other Liens securing (i) Indebtedness of Parent or the Domestic Borrower Parties in an aggregate principal amount not to exceed $25,000,000 at any time, (ii) Indebtedness of the UK Borrower Parties in an aggregate principal amount not to exceed $10,000,000 at any time, (iii) Indebtedness of Luxembourg Holdings or its Subsidiaries permitted to be incurred pursuant to Section 7.03(d), (iv) Indebtedness of Foreign Subsidiaries permitted to be incurred pursuant to Section 7.03(e) and (v) Indebtedness of any Foreign Subsidiary (other than a UK Borrower Party) that is owing to any other Foreign Subsidiary;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Restricted Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Restricted Parties or (iii) relating to purchase orders and other agreements entered into with customers of any Restricted Party in the ordinary course of business;

(w) Liens solely on any cash earnest money deposits made by any Restricted Party in connection with any letter of intent or purchase agreement permitted hereunder;

(x) [Intentionally omitted];

(y) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by a Restricted Party or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(z) restrictive covenants affecting the use to which real property may be put, provided that the covenants are complied with;

(aa) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(bb) zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements; and

(cc) Liens on accounts receivable and related assets arising under the Receivables Facility.

Section 7.02. Investments. Make or hold any Investments, except:

(a) Investments by a Restricted Party in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of the Restricted Parties in an aggregate amount not to exceed $1,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes, and in connection with such Person’s purchase of Equity Interests of Parent;

(c) Investments by (i) Parent in Equity Interests in the Company, (ii) any Restricted Party in any other Restricted Party (other than Foreign Subsidiaries and their Subsidiaries) and (iii) any UK Borrower Party in any other UK Borrower Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments existing or contemplated on the Restatement Effective Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person (in each case, other than Private Label Credit Card Expenditures) that, upon the consummation thereof, will be owned directly by Parent or one or more of its wholly owned Domestic Subsidiaries (including as a result of a merger, amalgamation or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) all or substantially all property, assets and businesses acquired in such purchase or other acquisition (other than any accounts receivable and related property to be sold pursuant to the Receivables Facility) shall constitute Collateral (as described in the Security Agreement) and each applicable Loan Party and each such newly created or acquired Subsidiary shall, or will within the times specified therein, have become a Domestic Loan Party and complied with the other requirements of Section 6.12;

(B) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to such sellers and all assumptions of Indebtedness in connection therewith, but excluding any Excluded Consideration) paid by or on behalf of the Restricted Parties for any such purchase or other acquisition when aggregated with the total cash and noncash consideration paid by or on behalf of the Restricted Parties for all other purchases and other acquisitions made by the Restricted Parties pursuant to this Section 7.02(i) from and after the Restatement Effective Date shall not exceed $150,000,000 or, at any time when the Leverage Ratio is less than 1.5:1, $200,000,000;

(C) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Restricted Parties shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail; and

(D) the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) Investments made in the Transactions, including the acquisition of all the Equity Interests in the FuelCard Company and the acquisition of certain customer relationships from BWOC Limited;

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 7.06;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Guarantees by any Restricted Party of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments by Domestic Restricted Parties in any CH Jones Foreign Parent and its Subsidiaries for the purpose of funding a direct or indirect Investment in CH Jones and its Subsidiaries in an aggregate amount not to exceed $30,000,000 at any time;

(q) Investments in an aggregate amount not to exceed $100,000,000 at any time by Restricted Parties in any Foreign Subsidiary (other than any Excluded Subsidiary) or in any Person (other than any Excluded Subsidiary) that becomes a Foreign Subsidiary as a result of a Permitted Foreign Acquisition of such Person, up to $50,000,000 of which may be Indebtedness incurred pursuant to Section 7.03(e) which is used to finance, or assumed in connection with, such Investments;

(r) Investments by Domestic Restricted Parties in an aggregate amount not to exceed $30,000,000 at any time, (i) in any CCS Foreign Parent and its Subsidiaries for the purpose of funding a direct or indirect Investment in Luxembourg Holdings and its Subsidiaries and (ii) in the Shareholder Loan Note;

(s) Investments by any Foreign Subsidiary (other than a UK Borrower Party) in any Restricted Party (other than any Excluded Subsidiary) that is a Restricted Party on the Restatement Effective Date or prior to the making of such Investment;

(t) Investments by Luxembourg Holdings and its Subsidiaries in any Person that is a Restricted Party prior to the making of such Investment or in any Person that becomes a Restricted Party as a result of the acquisition of all of the Equity Interests in CCS;

(u) Private Label Credit Card Expenditures; provided that:

(A) all or substantially all property, assets and businesses acquired as a result of such Private Label Credit Card Expenditure (other than any accounts receivable and related property to be sold pursuant to the Receivables Facility) shall constitute Collateral (as described in the Security Agreement) and each applicable Loan Party and each such newly created or acquired Subsidiary shall, or will within the times specified therein, have become a Domestic Loan Party and complied with the other requirements of Section 6.12;

(B) the aggregate amount of all Private Label Credit Card Expenditures made on or after the Restatement Effective Date shall not exceed $50,000,000;

(C) (1) immediately before and immediately after giving Pro Forma Effect to any such Private Label Credit Card Expenditure, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such Private Label Credit Card Expenditure, the Restricted Parties shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Private Label Credit Card Expenditure had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer of the Company demonstrating such compliance calculation in reasonable detail; and

(D) the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five Business Days after the date on which any such Private Label Credit Card Expenditure is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (u) have been satisfied or will be satisfied on or prior to the consummation of such Private Label Credit Card Expenditure; and

(v) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing, other Investments in Domestic Subsidiaries in an aggregate amount not to exceed $10,000,000; and

(w) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing, other Investments in UK Borrower Parties in an aggregate amount not to exceed $5,000,000.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of Parent:

(i) Indebtedness in respect of Swap Contracts required by Section 6.15 or in respect of other Swap Contracts designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred consistent with prudent business practice and not for speculative purposes; and

(ii) Guarantees of Indebtedness of the Company otherwise permitted hereunder;

(iii) Guarantees of Indebtedness of the Borrower Parties under the Loan Documents; and

(b) in the case of the Borrower Parties:

(i) Indebtedness of the Borrower Parties under the Loan Documents;

(ii) Indebtedness outstanding on the Restatement Effective Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(iii) Guarantees of any (A) Borrower Party in respect of Indebtedness of any Domestic Borrower Party otherwise permitted hereunder, (B) UK Borrower Party in respect of any other UK Borrower Party otherwise permitted hereunder; provided, in each case, that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, or (C) Foreign Subsidiary (other than a UK Borrower Party) in respect of Indebtedness of any other Foreign Subsidiary otherwise permitted hereunder;

(iv) Indebtedness owing to any other Borrower Party; provided that (A) the amount of Indebtedness owing by any CH Jones Foreign Parent and its Subsidiaries to the Domestic Borrower Parties in connection with a direct or indirect Investment in CH Jones and its Subsidiaries shall be subject to the limitation set forth in Section 7.02(p), (B) the amount of Indebtedness owing by any Foreign Subsidiary (other than any UK Borrower Party, any CCS Foreign Parent and their Subsidiaries) to the Domestic Borrower Parties and the UK Borrower Parties shall be subject to the limitation set forth in Section 7.02(q) and (C) the amount of Indebtedness owing by any CCS Foreign Parent and its Subsidiaries to the Domestic Borrower Parties and the UK Borrower Parties in connection with a direct or indirect Investment in Luxembourg Holdings and its Subsidiaries shall be subject to the limitation set forth in Section 7.02(r);

(v) (i) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair, replacement, construction or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000 and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and any Permitted Refinancing thereof;

(vi) Indebtedness in respect of Swap Contracts (A) required by Section 6.15, (B) between Domestic Loan Parties, (C) between UK Loan Parties or (D) designed to hedge against fluctuations in interest rates, foreign exchange rates or commodities pricing risks incurred consistent with prudent business practice and not for speculative purposes;

(vii) Indebtedness of the Domestic Borrower Parties (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as both immediately prior and after giving Pro Forma Effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and any Permitted Refinancing thereof, (x) no Event of Default shall exist or result therefrom, and (y) the Borrower Parties will be in Pro Forma Compliance with the covenants set forth in Section 7.11;

(viii) Indebtedness representing deferred compensation to employees of the Borrower Parties incurred in the ordinary course of business or in connection with Permitted Acquisitions;

(ix) Indebtedness consisting of promissory notes issued by any Borrower Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 7.06;

(x) Indebtedness incurred by any Borrower Party in a Permitted Acquisition, Disposition, Permitted Foreign Acquisition or an Investment described in Section 7.02(p), (q) or (r) or permitted under the Original Agreement, in each case consisting of indemnification, the adjustment of the purchase price or similar adjustments;

(xi) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xii) Indebtedness of (x) Domestic Restricted Parties in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and (y) UK Borrower Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(xiii) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiv) Indebtedness incurred by any Borrower Party constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xv) all Indebtedness outstanding under or in respect of the Receivables Facility; provided that in no event shall the amount of the Receivables Facility exceed $500,000,000;

(xvi) obligations in respect of performance and surety bonds and performance and completion guarantees provided by any Borrower Party or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;

(xvii) Indebtedness in the respect of earn-out obligations set forth on Schedule 5.05A or incurred in connection with Permitted Acquisitions;

(xviii) Indebtedness in respect of deferred compensation and similar employee and director compensation arrangements; and

(xix) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xviii) above.

(c) [Intentionally omitted].

(d) Indebtedness of Luxembourg Holdings or its Subsidiaries in an aggregate principal amount not in excess of $100,000,000.

(e) subject to the limitation set forth in Section 7.02(q), Indebtedness of Foreign Subsidiaries (other than UK Borrower Parties) to finance or assumed in connection with any Investment permitted to be made under Section 7.02(q) in an aggregate principal amount not in excess of $50,000,000.

(f) subject to the limitation on Investments set forth in Section 7.02(r), the Equity Support Guarantee Agreement (as defined in CCS’s credit facility with Bank Austria Creditanstalt).

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge or amalgamate with (i) either Borrower (including a merger, amalgamation or continuation, the purpose of which is to reorganize such Borrower into a new jurisdiction); provided that such Borrower (x) shall be the continuing or surviving Person (or in the case of an amalgamation a continuing Person) or the surviving Person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to the Administrative Agent and (y) shall, in the case of the Company, continue to be incorporated or organized under the Laws of the United States, any State thereof or the District of Columbia and, in the case of the UK Borrower, continue to be incorporated or organized under the Laws of England or Wales, or (ii) any one or more other Subsidiaries;

(b) any Subsidiary (other than the Borrowers) may liquidate or dissolve or change its legal form if Parent determines in good faith that such action is in the best interests of Parent and if not materially disadvantageous to the Lenders;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent or to another Subsidiary; provided that (i) if the transferor of such property is a Loan Party, the transferee thereof shall be a Loan Party and (ii) to the extent such transaction constitutes an Investment or Indebtedness, such transaction is permitted under Section 7.02 or 7.03, as the case may be;

(d) so long as no Event of Default exists or would result therefrom, any Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person (or in the case of an amalgamation a continuing Person) shall be a Subsidiary, which together with each of its Subsidiaries, shall have complied with the requirements of Section 6.12 or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02; and

(e) so long as no Event of Default exists or would result therefrom, a merger or amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Restricted Parties;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by (i) any Domestic Subsidiary to Parent or to another Domestic Subsidiary or (ii) any UK Borrower Party to another UK Borrower Party;

(e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f) Dispositions by the Restricted Parties of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of shall not exceed $10,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Company or such Subsidiary for not less than 75% cash (and Cash Equivalent) consideration;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable and related property in connection with the collection or compromise thereof or in connection with the Receivables Facility, or any increases in the amount of the Receivables Facility permitted hereunder;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of Parent, the Borrowers and the Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) [Intentionally omitted];

(l) Dispositions of assets or properties by Luxembourg Holdings or its Subsidiaries with a fair market value not in excess of $25,000,000;

(m) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date; and

(n) Dispositions of property by the Restricted Parties not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (n) shall not exceed $10,000,000;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05 (a), (c), (d), (e), (h), (j), (k) and (l)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Company and to Subsidiaries of the Company (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Company and any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);

(b) each Restricted Party may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) so long as no Default shall have occurred and be continuing or would result therefrom, Parent and the Company may make Restricted Payments with the Net Cash Proceeds from any Permitted Equity Issuance to the extent Not Otherwise Applied;

(d) on or prior to the date that is 30 days after the Restatement Effective Date, the Company may make Restricted Payments to consummate the Share Repurchase;

(e) to the extent constituting Restricted Payments, the Restricted Parties may enter into transactions expressly permitted by Section 7.04 or 7.08;

(f) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) Parent may pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Parent held by any future, present or former employee or director of Parent or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan; provided that the aggregate amount of Restricted Payments made under this clause (g) does not exceed in any calendar year $5,000,000;

(h) the Restricted Parties may make Restricted Payments to Parent (and Parent may make Restricted Payments as contemplated in subclause (iii) below):

(i) the proceeds of which shall be used by Parent to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties and insurance premiums for directors and officers liability insurance covering directors and officers of Parent), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount, together with the aggregate amount of loans and advances to Parent made pursuant to Section 7.02(m), not to exceed $1,000,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Parent attributable to the ownership or operations of the Borrower Parties;

(ii) the proceeds of which shall be used by Parent to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(iii) the proceeds of which will be used by Parent to make Restricted Payments permitted by clause (g);

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Subsidiaries or (2) the merger or amalgamation (to the extent permitted in Section 7.04) of the Person formed or acquired into or with a Borrower Party in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12;

(v) the proceeds of which shall be used by Parent to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) to the extent necessary to pay federal, provincial, foreign, state and local income taxes currently payable by Parent;

(i) from and after a Qualifying IPO of the Company, the Company may make the Restricted Payments referred to in clause (f); and

(j) so long as no Default shall have occurred and be continuing or would result therefrom, the Company may make additional Restricted Payments to Parent the proceeds of which may be utilized by Parent to make additional Restricted Payments (including stock redemptions), in an aggregate amount, together with the aggregate amount of loans and advances to Parent made pursuant to Section 7.02(m), not to exceed the sum of (i) $10,000,000 and (ii) at any time when the Leverage Ratio does not exceed 1.75:1, 50% of the Cumulative Excess Cash Flow Amount that is Not Otherwise Applied.

Section 7.07. Change in Nature of Business; Ownership of Equity Interests by Foreign Subsidiaries. (a) Engage in any material line of business substantially different from those lines of business conducted by the Restricted Parties on the Restatement Effective Date or any business reasonably related or ancillary thereto.

(b) Permit any Foreign Subsidiary to own Equity Interests in any Domestic Subsidiary.

(c) Permit any CCS Foreign Intermediary to engage in any business or activity other than (i) the ownership of Equity Interests in CCS, (ii) the performance of its obligations under any Contractual Obligation that arises in connection with any Investment permitted under Section 7.02(r) or (t) or any Indebtedness permitted under Section 7.03(d) and (iii) in each case, activities incidental thereto (including, the hiring of advisors and consultants in connection therewith).

(d) Permit Luxembourg Holdings to engage in any business or activity other than (i) the ownership of Equity Interests in any CCS Foreign Intermediary, (ii) the performance of its obligations under any Contractual Obligation that arises in connection with any Investment permitted under Section 7.02(r) or (t) or any Indebtedness permitted under Section 7.03(d) and (iii) in each case, activities incidental thereto (including, the hiring of advisors and consultants in connection therewith).

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) transactions among Borrower Parties, (b) on fair and reasonable terms substantially as favorable to such Restricted Party as would be reasonably obtainable by such Restricted Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses in connection with the consummation of the Transactions in amounts disclosed to the Initial Lenders prior to the Restatement Effective Date, (d) equity issuances by Parent permitted under Section 7.06, (e) loans and other transactions by the Loan Parties to the extent otherwise permitted under this Article 7, (f) customary fees payable to any directors of Parent and reimbursement of reasonable out of pocket costs of the directors of Parent, (g) employment and severance arrangements between the Loan Parties and their respective officers and employees in the ordinary course of business, (h) the payment of customary fees and indemnities to directors, officers and employees of the Loan Parties in the ordinary course of business, (i) transactions pursuant to permitted agreements in existence on the Restatement Effective Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) dividends, redemptions and repurchases permitted under Section 7.06, (k) customary payments by the Loan Parties to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of disinterested members of the board of directors of Parent in good faith or (l) the Transactions.

Section 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document) that limits the ability of (a) any Subsidiary to make Restricted Payments to any Restricted Party or to otherwise transfer property to or invest in any Restricted Party, or (b) any Restricted Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan

Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (x) exist on the Restatement Effective Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary, (iii) are binding on Luxembourg Holdings or its Subsidiaries, so long as such Contractual Obligations arise in connection with any Indebtedness permitted under Section 7.03(d), (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b)(v) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, and (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (xi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 7.11. Financial Covenants. (a) Leverage Ratio. Permit the Leverage Ratio as of the last day of any fiscal quarter of Parent ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
Through June 30, 2007	3.25:1
July 1, 2007 through September 30, 2007	3.00:1
October 1, 2007 through December 31, 2007	2.75:1
January 1, 2008 through September 30, 2008	2.50:1
October 1, 2008 through December 31, 2010	2.25:1
January 1, 2011 and thereafter	2:00:1

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any fiscal quarter of Parent (beginning with the fiscal quarter ending March 31, 2007) to be less than 4:00:1.

Section 7.12. Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Agents or the Lenders.

Section 7.13. Accounting Changes. Make any change in its fiscal year.

Section 7.14. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Indebtedness other than the Obligations (collectively, “Other Financing”) or make any payment in violation of any subordination terms of any Other Financing Documentation, except for the conversion of any Other Financing to Equity Interests (other than Disqualified Equity Interests) of Parent; provided that, during the term of this Agreement, (i) the Restricted Parties shall be permitted to repay, redeem, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof Other Financing in an aggregate amount of up to $10,000,000 that (A) is not subordinated to the prior payment in full of the Obligations and (B) is incurred in the ordinary course of business, and (ii) the Foreign Subsidiaries (other than the UK Borrower Parties) shall be permitted to repay or otherwise satisfy prior to the schedule maturity thereof Indebtedness owed by such Foreign Subsidiaries.

Section 7.15. Equity Interests of the Borrowers and Subsidiaries. (a) Own directly or indirectly less than 100% of the Equity Interests of any Subsidiary except as a result of or in connection with a dissolution, merger or amalgamation or, consolidation or Disposition of a Subsidiary permitted by Section 7.04, 7.05 or an Investment in any Person permitted under Section 7.02.

(b) Create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than (i) nonconsensual Liens arising solely by operation of law to the extent permitted under Section 7.01) and (ii) Liens pursuant to the Loan Documents).

(c) In the case of Parent, own any asset, property or right or conduct any business or other activity other than the ownership of the Equity Interests of the Company.

Section 7.16. Change of Control in Other Instruments. Enter into or permit to exist any agreement or other instrument governing any Other Financing (other than the Indebtedness permitted under Section 7.03(d)) which includes any “Change of Control” (or any comparable term) the triggering of which would permit the holders of Indebtedness thereunder to declare an event of default or to accelerate the Indebtedness thereunder or otherwise require the prepayment of the Indebtedness thereunder under circumstances which do not result in a Change of Control as defined herein.

Section 7.17. Designated Senior Debt. Designate any other Indebtedness (other than under this Agreement and the other Loan Documents) of the Restricted Parties as “Senior Debt” or “Designated Senior Debt” (or any comparable term) under, and as defined in, any Other Financing Documentation.

Section 7.18. Capital Expenditures. (a) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for the Domestic Restricted Parties during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2007	$10,000,000
2008	$16,000,000
2009	$16,000,000
2010	$16,000,000
2011	$16,000,000
2012	$16,000,000
2013	$16,000,000

(b) Make any Capital Expenditure except for Capital Expenditures not exceeding, in the aggregate for all Foreign Subsidiaries during each fiscal year, $6,000,000.

(c) Notwithstanding anything to the contrary contained in clause (a) or (b) above, to the extent that the aggregate amount of Capital Expenditures made by the Domestic Restricted Parties or the Foreign Subsidiaries, as the case may be, in any fiscal year pursuant to clause (a) or (b) above is less than the amount set forth in the applicable fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used by the Domestic Restricted Parties or the Foreign Subsidiaries, as the case may be, to make Capital Expenditures made in a succeeding fiscal year (with the amount of Capital Expenditures made in such succeeding fiscal year being applied first to the Rollover Amount).

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Either Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Parent or either Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to Parent and such Borrower) or 6.11 or Article 7; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by the last proviso set forth in clause (xvii) of the definition of “Consolidated EBITDA”; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent to the Company; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Restricted Party (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any Indebtedness under the Receivables Facility, but excluding any Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Restricted Party institutes or consents to or acquiesces in the institution of any proceeding under any Debtor Relief Law, or gives notice of its intention to do so, or makes an assignment for the benefit of creditors; or applies for or consents to or acquiesces in the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application, consent or acquiescence of such Restricted Party and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Restricted Party or to all or any material part of its property is instituted without the consent or acquiescence of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Restricted Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Restricted Party and is not released, vacated or fully bonded within 60 days after its issue or levy or (iii) a moratorium has been declared in respect of any UK Restricted Party; or

(h) Judgments. There is entered against any Restricted Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of 60 consecutive days during which such judgment is not satisfied or discharged or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Restricted Party contests in writing to a third party the validity or enforceability of any provision of any Loan Document; or any Restricted Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 4.03 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or any Restricted Party shall so assert in writing such invalidity, lack of perfection or priority, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents, to file continuation, renewal or financing change statements as required under the Uniform Commercial Code or, assuming the Restricted Parties’ reasonable cooperation therewith, to otherwise take actions required to be taken by it to maintain perfection and except, as to Collateral consisting of real property, to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or is reasonably likely to result in liability of any Restricted Party under Title IV of ERISA in an aggregate amount which is reasonably likely to result in a Material Adverse Effect, or (ii) any Restricted Party or any ERISA Affiliate thereof fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA in an aggregate amount which is reasonably likely to result in a Material Adverse Effect; or

(m) Other Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Debt” (or any comparable term) or “Designated Senior Debt” (or any comparable term) under, and as defined in, any Other Financing Documentation or (ii) the subordination provisions set forth in any Other Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Other Financing, if applicable.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent and the Collateral Agent may, with the consent of the Required Lenders, and, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions:

(a) declare the Commitment of each Lender and any obligation of the Issuing Banks to issue, amend, renew or extend Letters of Credit to be terminated, whereupon the Commitments and such obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Company cash collateralize the LC Exposure pursuant to Section 2.05(j); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of Event of Default with respect to the Company under Section 8.01(f) or (g) above, the obligation of each Lender to make Loans and any obligation of the Issuing Banks to issue, amend, renew or extend Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to cash collateralize the LC Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, the Collateral Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent and the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 2 but excluding principal and interest) payable to any Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and commitment fees and letter of credit fees) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 2), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements and accrued and unpaid commitment fees and letter of credit fees, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, the termination value under Secured Hedge Obligations and the Cash Management Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize the LC Exposure pursuant to Section 2.05(j);

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.05(j), amounts used to cash collateralize the LC Exposure pursuant to clause Fifth above shall be applied to satisfy LC Disbursements as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Company or as otherwise required by law.

Section 8.04. Collection Allocation Mechanism. (a) On the CAM Exchange Date, (a) the Commitments shall automatically and without further act be terminated as provided in this Article 8 and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the

Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 10.07 and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Agents all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of either Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. Each Borrower agrees that all payments made by it on and after the CAM Exchange Date shall be made in Dollars.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by an Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders in Dollars pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by clause (c) below).

(c) In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by an Issuing Bank that is not reimbursed by the Company, then (i) each US Tranche Revolving Credit Lender shall, in accordance with Section 2.05(d), promptly purchase from the applicable Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s US Tranche Revolving Credit Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with the preceding clause (b), the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive absent manifest error.

(d) Notwithstanding the foregoing provisions of this Section 8.04, in giving effect to the CAM Exchange, the UK Loan Parties shall not be required to execute any promissory note or other instrument or document (i) Guaranteeing, securing or otherwise providing credit support for the Obligations of the Domestic Loan Parties or (ii) that would be in violation of the Companies Act of 1985.

ARTICLE 9

THE AGENTS

Section 9.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. For the avoidance of doubt, each Lender hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent to execute all non-petition and similar agreements on behalf of the Lenders in connection with the Receivables Facility.

(b) Each Issuing Bank shall act on behalf of the US Tranche Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

(c) The Collateral Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Issuing Bank (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02. Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings or payments, such sub-agents as shall be deemed necessary by such Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

Section 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

Section 9.05. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default” whereupon such Agent will notify the Lenders of its receipt of such a notice. Each of the Administrative Agent and the Collateral Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided further that to the extent an Issuing Bank or the Swing Line Lender is entitled to indemnification under this Section 9.07 solely in connection with its role as an Issuing Bank or the Swing Line Lender, only the US Tranche Revolving Credit Lenders shall be required to indemnify such Issuing Bank or the Swing Line Lender in accordance with this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by any such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Agents.

Section 9.08. Agents in their Individual Capacities. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMCB were not the Administrative Agent, the Collateral Agent or an Issuing Bank hereunder and as if J .P. Morgan Europe Limited were not the London Agent, in each case without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that neither the Administrative Agent, the London Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, JPMCB and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an Issuing Bank, and the terms “Lender” and “Lenders” include JPMCB and its Affiliates in their individual capacities.

Section 9.09. Successor Agents. Each of the Administrative Agent, the London Agent and the Collateral Agent may resign as the Administrative Agent, the London Agent or the Collateral Agent, as applicable, upon 30 days’ notice to the Lenders. If any such Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent”, “London Agent” or “Collateral Agent”, as applicable, shall mean such successor agent and/or supplemental agent, as the case may be, and the retiring Agent’s appointment, powers and duties as an Agent shall be terminated. After the retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent, the London Agent or the Collateral Agent by the date which is 30 days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor and, in the case of the Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such mortgage amendments or supplements, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents in favor of such successor, the applicable Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as such Agent.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.12 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or other Agents, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Agent any plan of reorganization, compromise arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Agent or to authorize the Administrative Agent to vote in respect of the claim of any Lender or other Agent in any such proceeding.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Guarantor upon release of such Guarantor from its obligations under the Collateral Documents pursuant to clause (c) below;

(b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j); and

(c) to release any Subsidiary Guarantor from its obligations under the Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Other Financing.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Collateral Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. No Arranger Duties. The Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Arranger shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Appointment of Supplemental Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case any Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, each such Agent is hereby authorized to appoint an additional individual or institution selected by such Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article 9 and of Section 9.07 (obligating the Company to pay the Collateral Agent’s expenses and to indemnify the Collateral Agent) that refer to the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by an Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Company or Parent, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Agent until the appointment of a new Supplemental Agent.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent or the Collateral Agent with the prior written consent of the Required Lenders) and the Company or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (including by extending the expiry of any Letter of Credit beyond the Revolving Credit Maturity Date) without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal or interest under Section 2.09, 2.10 or 2.13 or fees under Section 2.12 without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of “Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend or to waive any obligation of the Borrowers in respect of post-default additional interest as specified in Section 2.13(d);

(d) change any provision of this Section 10.01, the definition of “Required Lenders”, “Required Revolving Credit Lenders” or any or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(e) change Section 2.18(b) or (c) or 8.03 in any manner that would alter the pro rata sharing of payments required thereby or the order of application of payments specified therein without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the Guaranty, without the written consent of each Lender; and

(h) waive any condition set forth in Section 4.02 (including by amending or waiving any provision of Article 5, 6, 7 or 8 if the effect of such amendment or waiver would be to waive any such condition) for purposes of any Borrowing of Revolving Credit Loans or Tranche 2 Term Loans without the written consent of the Required Revolving Credit Lenders or the Tranche 2 Term Lenders holding 50% of the outstanding Tranche 2 Term Loans and unused Tranche 2 Term Commitments at such time, as the case may be.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the relevant Issuing Bank in addition to the Lenders required above, affect the rights or duties of an Issuing Bank under this Agreement relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; and (iv) the consent of Lenders holding 50% of the outstanding Loans and unused Commitments of any Class shall be required with respect to any amendment, waiver or consent that by its terms adversely affects the rights of the Lenders of such Class in respect of payments or Collateral in a manner different than such amendment, waiver or consent affects the Lenders of any other Class. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Parent, the Company and the Lenders providing the relevant Replacement Tranche 1 Term Loans or Replacement Tranche 2 Term Loans (as defined below) to permit the refinancing of all outstanding Tranche 1 Term Loans (“Refinanced Tranche 1 Term Loans”) with a replacement term loan tranche hereunder (“Replacement Tranche 1 Term Loans”) or all outstanding Tranche 2 Term Loans (“Refinanced Tranche 2 Term Loans”) with a replacement term loan tranche hereunder (“Replacement Tranche 2 Term Loans”); provided that (i) the aggregate principal amount of such Replacement Tranche 1 Term Loans or Replacement Tranche 2 Term Loans, shall not exceed the aggregate principal amount of such Refinanced Tranche 1 Term Loans or Refinanced Tranche 2 Term Loans, as the case may be, (ii) the Applicable Margin for such Replacement Tranche 1 Term Loans or Replacement Tranche 2 Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche 1 Term Loans or Refinanced Tranche 2 Term Loans, as the case may be, (iii) the Weighted Average Life to Maturity of such Replacement Tranche 1 Term Loans or Replacement Tranche 2 Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Tranche 1 Term Loans or Refinanced Tranche 2 Term Loans, as the case may be, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Class of Term Loans) and (iv) all other terms applicable to such Replacement Tranche 1 Term Loans or Replacement Tranche 2 Term Loans, shall be substantially identical to, or less favorable to the Lenders providing such Replacement Tranche 1 Term Loans or Replacement Tranche 2 Term Loans than, those applicable to such Refinanced Tranche 1 Term Loans or Refinanced Tranche 2 Term Loans, as the case may be, except (x) to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the

Term Loans in effect immediately prior to such refinancing and (y) that the documentation may provide for a premium to be paid to the Lenders providing such Replacement Tranche 1 Term Loans or Replacement Tranche 2 Term Loans, upon prepayment thereof.

Section 10.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to either Borrower, any Agent, an Issuing Bank or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Agents, the Swing Line Lender and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Applicable Agent, the Collateral Agent, the Swing Line Lender and the Issuing Banks pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and requests for Swing Line Loans and Letters of Credit) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct. All telephonic notices to any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs, Expenses and Taxes. The Company agrees (a) to pay or reimburse each Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath, Swaine & Moore LLP and Clifford Chance LLP, and (b) to pay or reimburse each Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel to the Agents. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

Section 10.05. Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Company, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or whether such claim, litigation, investigation or proceeding is brought by a Restricted Party or an Affiliate thereof (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except as a result of such Indemnitee’s gross negligence or willful misconduct, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly. The agreements in this

Section 10.05 shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum determined by such Agent in accordance with banking industry rules on interbank compensation.

Section 10.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Parent nor the Borrowers may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or 10.07(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in Letters of Credit) at the time owing to it); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than (A) $3,000,000 in the case of any assignment in respect of any Revolving Credit Commitments or (B) $1,000,000 in the case of any assignment in respect of any Tranche 2 Term Commitments or Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing and except for assignments in connection with the primary syndication of the Facilities, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments of principal amounts of at least $500,000 to members of an Assignee Group will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis;

(iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and, solely in respect of an assignment of a US Tranche Revolving Credit Commitment, each Issuing Bank and the Swing Line Lender unless the Person that is the proposed assignee is itself a US Tranche Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties (other than the Company unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee, except as required under Section 2.19, the Company shall have no obligation to pay); and

(v) the assigning Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by either Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise until such trustee shall have complied with the provisions of Section 10.07(b).

(h) Notwithstanding anything to the contrary contained herein, as long as there is more than one US Tranche Revolving Credit Lender, any Issuing Bank and/or the Swing Line Lender may, upon 30 days’ notice to the Company and the US Tranche Revolving Credit Lenders, resign as an Issuing Bank and/or the Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to such Issuing Bank’s or Swing Line Lender’s resignation as an Issuing Bank or the Swing Line Lender, such resigning Issuing Bank or Swing Line Lender shall have identified a successor Issuing Bank or Swing Line Lender reasonably acceptable to the Company willing to accept its appointment as successor Issuing Bank or Swing Line Lender. In the event of any such resignation of an Issuing Bank or Swing Line Lender, the Company shall be entitled to appoint from among the US Tranche Revolving Credit Lenders willing to accept such appointment a successor Issuing Bank or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of such Issuing Bank or Swing Line Lender, as the case may be, except as expressly provided above. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an Issuing Bank (including the right to require the US Tranche Revolving Credit Lenders to make ABR Loans, Swing Line Loans or fund risk participations in LC Disbursements pursuant to Section 2.05(e)). If the current Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(d).

Section 10.08. Confidentiality. (a) Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any pledgee referred to in Section 10.07(g) or any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (vi) with the written consent of the Company; (vii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (viii) to any state, Federal or foreign authority or examiner regulating any Lender; or (ix) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08.

(b) The Company hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Banks and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of applicable securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 10.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Agent and each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Agents and such Lenders may have.

Section 10.10. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14. Evidence of Tax Exemption. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the applicable Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 10.15. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and each other Loan Document (unless otherwise expressly provided by such other Loan Document) shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Agreement, each of the parties hereto, consent, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. The Borrowers, Parent, each Agent and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non convenience, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any loan document or other document related thereto.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17. Binding Effect. This Agreement shall become effective as provided in Section 4.01 and thereafter shall be binding upon and inure to the benefit of the Borrowers, Parent, each Agent and each Lender and their respective successors and assigns, except that neither of the Borrowers nor Parent shall have the right to assign their respective rights hereunder or any interest herein without the prior written consent of all of the Lenders except as permitted by Section 7.04.

Section 10.18. Patriot Act. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lender or Agent, as applicable, to identify the Borrowers and the other Loan Parties in accordance with the Act.

Section 10.19. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the

“Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLEETCOR TECHNOLOGIES, INC,

by	/s/ Eric Dey
Name: Eric Dey
Title: Chief Financial Officer

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

by	/s/ Eric Dey
Name: Eric Dey
Title: Chief Financial Officer

FLEETCOR UK ACQUISITION LIMITED,

by	/s/ Eric Dey
Name: Eric Dey
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Collateral Agent, an Issuing Bank and the Swing Line Lender,

by	/s/ Christophe Vohmann
Name: Christophe Vohmann
Title: Vice President

J.P. MORGAN EUROPE LIMITED, as London Agent,

by	/s/ Ching Loh
Name: Ching Loh
Title: Associate

LENDER SIGNATURE PAGE TO

THE AMENDED AND RESTATED

FLEETCOR CREDIT AGREEMENT

Name of Institution: Bank of Scotland

by	/s/ John Stirzaker
Name: John Stirzaker
Title: Director

For any Institution requiring a second signature line:

by
Name:
Title:

LENDER SIGNATURE PAGE TO

THE AMENDED AND RESTATED

FLEETCOR CREDIT AGREEMENT

Name of Institution: PNC Bank,

National Association

by	/s/ David B. Gookin
Name: David B. Gookin
Title: Senior Vice President

For any Institution requiring a second signature line:

by
Name:
Title:

SCHEDULES

CREDIT AGREEMENT

dated as of June 29, 2005

as amended and restated

as of April 30, 2007

among

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC and

FLEETCOR UK ACQUISITION LIMITED,

as Borrowers,

FLEETCOR TECHNOLOGIES, INC.,

as Parent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent and Issuing Bank

J. P. MORGAN EUROPE LIMITED,

as London Agent

THE OTHER LENDERS PARTY HERETO

J.P. MORGAN SECURITIES INC.

as Lead Arranger and Sole Bookrunner

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (the “Agreement”), dated as of June 29, 2005, as amended and restated as of April 30, 2007, among FleetCor Technologies Operating Company, LLC, a Georgia limited liability company and FleetCor UK Acquisition Limited, a limited company organized under the laws of England and Wales (the “Borrowers”), FleetCor Technologies, Inc., a Delaware corporation (“Parent”), JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent, Collateral Agent and an Issuing Bank, each lender from time to time party hereto, and J. P. Morgan Europe Limited, as London Agent.

The disclosures on these Schedules may be over inclusive, considering the materiality standard contained in, and the disclosures required by, the provisions of the Agreement corresponding to the respective Schedules, and the fact that any item or matter is disclosed on these Schedules shall not be deemed to set or establish different standards of materiality or required disclosures from those set forth in the corresponding provisions.

Headings have been inserted in certain Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Schedules as set forth in the Agreement. The following Schedules are qualified in their entirety by reference to the specific provisions of the Agreement.

Schedule 1.01

Applicable Funding Account

For the Company:

PNC Bank

ABA Number

Account Number

FleetCor

For the UK Borrower:

The UK Borrower will establish an account and will notify the Administrative Agent in writing of the details of such account prior to the initial extension of credit to the UK Borrower.

Schedule 2.01

Commitments

Tranche 1 Term Loan Commitment
Lender	Commitment
JPMorgan Chase Bank, N.A.	$250,000,000

Total	$250,000,000

Tranche 2 Term Loan Commitment
Lender	Commitment
JPMorgan Chase Bank, N.A.	$50,000,000

Total	$50,000,000

Global Tranche Revolving Credit Commitment
Lender	Commitment
Bank of Scotland	$20,000,000

Total	$20,000,000

US Tranche Revolving Credit Commitment
Lender	Commitment
JPMorgan Chase Bank, N.A.	$20,000,000
PNC Bank, National Association	$10,000,000

Total	$30,000,000

Schedule 2.05

Existing Letters of Credit

JPM Outstanding Letters of Credit
Beneficiary	Purpose	Issue Date	Expiration Date	Amount
Shell Oil	Fuel Supply Collateral	7/18/2005	7/30/2007	1,000,000.00
Tennessee Department of Transportation	Performance Collateral	8/2/2005	8/3/2007	2,500,000.00
Lafayette Consolidated Government	Performance Collateral	3/7/2006	3/7/2008	250,000.00
Total				3,750,000.00

Schedule 4.01

Collateral Documents

1.	The Guarantee and Collateral Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007, made by the US Loan Parties named therein for the benefit of JPMorgan Chase Bank, N.A., as Collateral Agent

2.	The Debenture dated 30 April 2007 granted by the UK Loan Parties named therein for the benefit of JPMorgan Chase Bank, N.A., as Trustee

3.	The Shares Security Agreement dated 30 April 2007 granted by FleetCor Luxembourg Holding 2 S.à.r.l. a société a responsabilité limitée incorporated under the laws of Luxembourg under the number B 12 1.980 for the benefit of JPMorgan Chase Bank, N.A., as the Trustee.

4.	The Guarantee dated 30 April 2007 granted by the UK Loan Parties named therein for the benefit of JPMorgan Chase Bank, N.A., as Trustee

5.	The Trust Agreement dated 30 April 2007 made between, the UK Loan Parties named therein, JPMorgan Chase Bank, N.A., as Trustee, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	The Share Pledge Agreement, dated as of September 29, 2006, as amended and restated as of April 30, 2007, made by the FleetCor Technologies Operating Company, LLC and CFN Holding Co. in favor of JPMorgan Chase Bank, N.A., as Pledgee

Schedule 5.05

Liabilities

1.	Third Amended and Restated Receivables Purchase Agreement, between certain FleetCor Funding LLC, the Company, the Various Purchaser Groups and PNC Bank, National Association, dated as of April 30, 2007

2.	Working Capital and Acquisition Finance Facility with Bank of Scotland, to be repaid and terminated on the Restatement Effective Date

3.	Capital Leases

Notes - Balance as of December 31, 2006

Notes:
Ford Motor Credit	5,966
Ford Motor Credit	4,967
Ford Motor Credit	5052

4.	Material Contracts

Private Label Fleet Card Processing Service Agreement, between Citgo Petroleum Corporation and the Company, dated August 9, 2004.

Card Issuing and Operating Agreement, between BP Products North America, Inc. and FleetCor Technologies Operating Company, LLC, dated December 20, 2004.

BP Card Program Services Agreement, between Comdata Network, Inc. and the Company, dated December 20, 2004.

Service and Software License Agreement, between National Bankcard Services, Inc. and the Company, dated March 18, 2001.

General Services Agreement, between Electronic Data Systems Corporation, EDS Information Services L.L.C. and the Company, dated March 7, 2001, as amended December 3, 2003.

Letter of Understanding, between Capgemini U.S. LLC and the Company, dated April 30, 2004.

Transaction Network Services, Inc. Transexpress Service Agreement, between Transaction Network Services, Inc. and Commercial Fueling Network, dated January 29, 1999.

5.	Without duplication, all liabilities set forth on the balance sheet of Parent and its Subsidiaries dated December 31, 2006.

6.	Obligations listed on Schedule 5.05A.

Schedule 5.05A

Earn-out Obligations

Licensee Acquisition	Acquisition Date	Maximum Earnout

Oklahoma	05-Apr-04	$1,461,989
Fuel Mangers Inc.

Arkansas	28-Jun-04	$773,822
Coulson Oil Inc

Mannatec, Inc.	01-Oct-04	$2,000,000
Atlanta, Georgia

Lafayette, W Colorado, Utah,	10-Jan-05	$1,595,664
E Texas & New Mexico
Macro Oil Company, Inc.

Georgia	28-Mar-05	$8,682,589

The McPherson Companies, Inc.

Total		$14,514,064

Schedule 5.06

Litigation

1.	Claim by Business Software Alliance with respect to the use by the Company and its affiliates of use certain software products without a license

2.	Trustee of FleetCor Licensee Trust #1, et al., v. Fleet Fuel, et al., U.S. District Court for the Middle District of Louisiana

3.	Barney Holland Oil Company v. FleetCor Technologies, Inc., et al., No. 306-CV-359 (U.S. District Court for the Northern District of Texas)

4.	Barney Holland Oil Company v. FleetCor Technologies, Inc. and Ronald F. Clarke, No. 1-06-CV-1110 (U.S. District Court for the Northern District of Georgia)

Schedule 5.07

Restrictions

None.

Schedule 5.08(b)

Owned Real Property

None.

Schedule 5.09

Environmental Matters

Task No.	Site Name	Description/Issue
1.	Florida Blvd-Foster Drive/Baton Rouge.

FleetCor has paid deductible to the state and the cleanup is covered by the Louisiana Trust Fund;

This release occurred before selling the territory to FM-BR (site has since been shut down);

Remediation work done then additional work requested by the Louisiana Department of Environmental Quality (LDEQ). Corrective Action Plan has been submitted to the LDEQ and waiting on approval from the LDEQ to proceed.

Schedule 5.12

Subsidiaries and Other Equity Investments

(See Attached Structure Chart in Addition to List Below)

Company

FleetCor Technologies Operating Company, LLC

CFN Holding Co.

Mannatec, Inc.

FleetCor Funding, LLC

FleetCor Technologies Operating Company — CFN Holding Co. (SENC)

FleetCor Luxembourg Holding 1 (Sarl)

FleetCor Luxembourg Holding 2 (Sarl)

FleetCor Luxembourg Holding 3 (Sarl)

Fleetcor UK Acquisition Limited

CH Jones Holdings

Compuserve

Compuserve UK Limited (dormant)

CH Jones Key Gas

CH Jones Ltd

Fuelvend, Ltd (dormant)

Petrovend Europe, Ltd. (dormant)

Croft Holdings

Croft Fuel, Ltd

Croft Petroleum

Fenika SRO

CCS

FLEETCOR STRUCTURE CHART

FleetCor Technologies, Inc.
FleetCor Technologies Operating Company, LLC
CFN Holding Co
Inc.
FleetCor Funding, LLC
Pledge of 80% of Partnership Interests
99%
6%
FleetCor Technologies Operating Company - CFN Holding Co. S.e.n.c (Lux partnership)
Stand Alone Financing
FleetCor Luxembourg Holding 1 S.à.r.l
FleetCor Luxembourg Holding 2 S.à.r.l.
90%
10%
FleetCor Luxembourg Holding 3 S.à.r.l
Fenika s.r.o
CSS Ceská Spolecnost Pro Platebni Karty a.s.
FleetCor UK Acquisition Limited
Shares Acquired 7 Sept '06
Shares to be Acquired 30 April 2007
CH Jones Holdings Limited
Fuelcards UK Limited
Intercity Fuels Limited
Fambo UK Limited
The Fuelcard Company UK Plc
1 Share
CH Jones Limited
Compasserve Limited
Croft Holdings Limited
CH Jones (Keygas) Limited
Fuel Vend Limited
Compasserve (UK) Limited
Petro Vend (Europe) Limited
Croft Fuels Limited
Croft Petroleum Limited

Certified true representation of the Group's structure as of

Director/Company Secretary

Schedule 7.01(b)

Existing Liens

UCC Financing Statement #40357592 filed with the Delaware Secretary of State on February 10,2004, listing FleetCor Technologies, Inc. as Debtor and Automated Commercial Fueling Corporation, as Secured Party, granting a security interest in agreements with fleet fueling customers who have been issued the Fuelman or GASCARD fleet fueling access card, including customer deposits, equipment, personal property leases, marketing rights, etc. related thereto, pursuant to an Agreement of Purchase and Sale dated as of May 17, 2002.

Schedule 7.02(f)

Existing Investments

1.	Notes of Domestic Borrower Parties issued by FleetCor Funding LLC pursuant to the Purchase and Sale Agreement, dated as of December 20, 2004, as amended, between FleetCor Funding LLC and Borrower and the other originators thereunder, relative to the Receivables Facility.

2.	Promissory Notes (in the aggregate principal amount, together with accrued but unpaid interest thereon, of $255,299) from 5 executives relating to the purchase of Series B Preferred Stock.

3.	Intercompany notes other than notes evidencing indebtedness owed to Excluded Subsidiaries.

4.	Investments in the Subsidiaries and Other Equity Interests as of the Restated Effective Date listed on Schedule 5.12

Schedule 7.03(b)

Existing Indebtedness

1.	Without duplication and except for those items on Schedule 5.05 to be repaid on the Restatement Effective Date, all liabilities set forth on the balance sheet of Parent and its Subsidiaries dated December 31, 2006

2.	Obligations of Borrower and its Subsidiaries with respect to the Existing Letters of Credit described on Schedule 2.05

Schedule 7.08

Transactions with Affiliates

Debit - Receivable / (Credit -Payable).
	FTOC	FleetCor Funding	FleetCor Technologies, Inc.	Luxembourg Holding	CHJ	CCS	CFN	Mannatec

Notes:
Notes Payable	(179,033,187)			(61,755,553)	(106,184,427)	(818,289)
Notes Receivable		196,312,603	151,478,853

Intercompanies:

Intercompany	(101,769,914)	0.00	135,755,221	(2,984,589)	3,424,426	9,492	(32,119,007)	(2,312,798)

Schedule 7.09

Existing Restrictions

None.

Schedule 7.16

Intellectual Property held by FleetCor Technologies, Inc.

UNITED STATES TRADEMARK REGISTRATIONS:

Trademark Name	File Number	Owner	Date Registered	Renewal Date

FleetCor Technologies (words & design)	76-527312	FleetCor Technologies, Inc.	Pending

Fleetcor, The Fleet Card Company	78-33 8982	FleetCor Technologies, Inc.	Published for opposition

Fuelman (words only)	2914249	FleetCor Technologies, Inc.	12/28/2004	12/28/2014

Fuelman Fleet Card (words & design)	2920411	FleetCor Technologies, Inc.	01/25/2005	01/25/2015

Fuelman Network (words & design)	2924716	FleetCor Technologies, Inc.	02/08/2005	02/08/2015

None (Design Only)	2941155	FleetCor Technologies, Inc.	04/19/2005	04/19/2015

UNITED STATES COPYRIGHT REGISTRATIONS:

Title	Claimant	Registration Date	Reg. Number

CheckMaint.	FleetCor Technologies Inc.	07/12/2004	TX6-065-697

Transaction reporter	FleetCor Technologies Inc.	07/19/2004	TX6-103-446

Account Manager	FleetCor Technologies Inc.	07/19/2004	TX6-013-579

Fleetall report generator	FleetCor Technologies Inc.	07/09/2004	TX6-095-578

Fleetnet.	FleetCor Technologies Inc.	10/02/2002	TXu-1-050-046

UK INTELLECTUAL PROPERTY OFFICE TRADEMARK REGISTRATIONS:

Trademark Name	File Number	Owner	Date Registered	Renewal Date

KEYFUELS	1462558	C H Jones Limited	12 March 1993	25 April 2008

Diesel Direct and Image	1486026	C H Jones Limited	5 March 1993	21 Dec 2008

KEYFUELS Diesel Direct and Image	2003406	C H Jones Limited	29 Dec 1995	18 Nov 2014

DIESEL DIRECT	2007588	C H Jones Limited	7 June 1996	13 Jan 2015

DATABRIDGE	2109071	C H Jones Limited	25 July 1997	4 Sept 2016

ICR 100	2112548	C H Jones Limited	2 May 1997	11 Oct 2016

FUELSCOPE	2112551	C H Jones Limited	13 June 1997	11 Oct 2016

KEYFUELS KWIKCALL	2117208	C H Jones Limited	13 June 1997	30 Nov 2016

FUELIT	2121837	C H Jones Limited	1 Aug 1997	28 Jan 2017

ASPERA	2157967	C H Jones Limited	12 Feb 1999	12 Feb 2008

FUELBASE	2186064	C H Jones Limited	10 Sept 1999	21 Oct 2008

FV2000	2186066	C H Jones Limited	8 Oct 1999	21 Oct 2008

EXECCARD	2283367A	C H Jones Limited	21 June 2002	17 Oct 2011

EXECARD	2283367B	C H Jones Limited	21 June 2002	17 Oct 2011

THINK TANK THINKTANK	2294676	C H Jones Limited	23 May 2003	7 March 2012

DirectFuels Plus+	2298496	C H Jones Limited	6 Dec 2002	20 April 2012

MILES MORE THAN	2298500	C H Jones Limited	27 Sept 2002	20 April 2012

Device Only Mark Image	2298501	C H Jones Limited	27 Sept 2002	20 April 2012

FUEL SAVE FUELSAVE	2333795	C H Jones Limited	5 March 2004	31 May 2013

ICR 100	2333796	C H Jones Limited	9 Jan 2004	31 May 2013

KEYGAS	2333799	C H Jones Limited	16 Jan 2004	31 May 2013

IRIS	2335474	C H Jones Limited	3 Sept 2004	21 June 2013

PROVAN	2336087	C H Jones Limited	26 March 2004	27 June 2013

MYFUEL MYFUEL Image	2412545	C H Jones Limited	14 July 2006	1 Feb 2016

NGV Powered by clean Natural Gas NGV Powered by clean Natural Gas and Image	2014551	CH Jones (Keygas) Limited	4 October 1996	16 March 2015

ROUTE-MATE	1443839	The Fuelcard Company UK plc	11 June 1993	3 Oct 2007

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

If to the Company

FleetCor Technologies Operating Company, LLC

655 Engineering Drive, Suite 300

Norcross, Georgia 30092

Attn.: Ron Clarke

Telecopy No. (678) 969-7650

If to the UK Borrower

c/o FleetCor Technologies Operating Company, LLC

655 Engineering Drive, Suite 300

Norcross, Georgia 30092

Attn.: Ron Clarke

Telecopy No. (678) 969-7650

If to JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender or an Issuing Bank, to it at:

JPMorgan Chase Bank, N.A.,

c/o Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, TX 77002

Attention: Maria Giannavola

Telecopy No. (713) 750-2358

If to J.P, Morgan Europe Limited, London Agent, to it at:

J.P. Morgan Europe Limited,

125 London Wall, London EC2Y 5AJ

Attention: Ching Loh

Telecopy No. 44-207-77-2360

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:	JPMorgan Chase Bank, N.A.,
as administrative agent under the Credit Agreement referred to below,
c/o Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: [—] (Telecopy No. [—])

J.P. Morgan Europe Limited,
as London agent under the Credit Agreement referred to below,
125 London Wall, London EC2Y 5AJ
Attention: [—] (Telecopy No. [—]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FleetCor Technologies Operating Company, LLC (the “Company”), FleetCor UK Acquisition Limited (the “UK Borrower” and, together with the Company, the “Borrowers”) FleetCor Technologies, Inc., the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, and J.P. Morgan Europe Limited, as London Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The applicable Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans

☐	A continuation of Loans

to be made on the terms set forth below:

(A)	Classof Borrowing[1]

[1]	Specify Tranche 1 Term Borrowing, Tranche 2 Term Borrowing, US Tranche Revolving Credit Borrowing or Global Tranche Revolving Credit Borrowing.

(B)	Date of Borrowing,
conversion or continuation
(which is a Business Day)

(C)	Currency[2]

(D)	Principal amount[3]

(E)	Type[4]

(F)	Interest Period[5]

(G)	Applicable Funding Account

[2]	Specify Dollars, Sterling or Euro. Only a Global Revolving Credit Borrowing may be denominated in Sterling or Euro.
[3]

The aggregate principal amount of any LIBOR Borrowing or EURIBOR Borrowing must be an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. The aggregate principal amount of any ABR Borrowing must be an integral multiple of $100,000 and not less than $500,000.

[4]

Specify LIBOR, EURIBOR or ABR. Only a Borrowing to the Company denominated in Dollars may be (a) an ABR Borrowing or (b) a LIBOR Borrowing. A Borrowing to the UK Borrower denominated in Dollars or Sterling must be a LIBOR Borrowing. A Borrowing denominated in Euros must be a EURIBOR Borrowing.

[5]	Applicable for LIBOR Borrowings and EURIBOR Borrowings only.

[The applicable Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.] 6

[FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

by

Name:
Title:]

[FLEETCOR UK ACQUISITION LIMITED,

by

Name:
Title:]

[6]	Insert bracketed language if the applicable Borrower is requesting a Borrowing of new Loans.

EXHIBIT B-1

LENDER: [—]

PRINCIPAL AMOUNT: $[—]

[FORM OF] TERM NOTE

New York, New York

[—], 2007

FOR VALUE RECEIVED, the undersigned, FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC, a Georgia limited liability company (the “Company”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in the applicable currency and in immediately available funds, in each case as provided for in the Credit Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, FleetCor UK Acquisition Limited, FleetCor Technologies, Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement), and J.P. Morgan Europe Limited, as London Agent, (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Company under this Note.

This Note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

by

Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT B-2

LENDER: [—]

PRINCIPAL AMOUNT: $[—]

[FORM OF] REVOLVING CREDIT NOTE

New York, New York

[—] 2007

FOR VALUE RECEIVED, the undersigned, FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC, a Georgia limited liability company (the “Company”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in the applicable currency and in immediately available funds, in each case as provided for in the Credit Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, FleetCor UK Acquisition Limited, FleetCor Technologies, Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement), and J.P. Morgan Europe Limited, as London Agent), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the Principal Amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof; or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Company under this Note.

This Note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

by

Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C

[FORM OF]

FLEETCOR TECHNOLOGIES, INC.

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among FleetCor Technologies Operating Company, LLC, FleetCor UK Acquisition Limited, FleetCor Technologies, Inc. (“Parent”), the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, and J.P. Morgan Europe Limited, as London Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02 of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of Parent, certifies as follows:

1.	[Attached hereto as Exhibit [A] is a true and complete copy of the audited consolidated balance sheet of Parent and its Subsidiaries and Luxembourg Holdings and its Subsidiaries, in each case as of December 31, 200[ ], and related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted accounting standards in the United States and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.]

2.	[Attached hereto as Exhibit [B] is a true and complete copy of the consolidated balance sheet of Parent and its Subsidiaries and Luxembourg Holdings and its Subsidiaries, in each case as of [ ], and related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter then ended and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries and Luxembourg Holdings and its Subsidiaries, in each case, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]

3.	Except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time during the period between [ ] and [ ] (the “Certificate Period”) did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

4.	Attached hereto as Exhibit [C] is a supplement of Schedule 5.08(b) to the Credit Agreement, including an identification of all owned real property disposed of by any Restricted Party since the delivery of the last supplements and a list and description of all real property acquired or leased since the delivery of the last supplements (including the street address (if available), county or other relevant jurisdiction, province, and in the case of the owned real property, the record owner).

5.	Attached hereto as Exhibit [D] is a description of each event, condition or circumstance during the Certificate Period requiring a mandatory prepayment under Section 2.11 of the Credit Agreement.

6.	The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine whether Parent is in compliance with the covenants set forth in Section 7.11 of the Credit Agreement:

(i)	Leverage Ratio.

	Consolidated Funded Indebtedness=	[ ]
	Adjusted Consolidated EBITDA=	[ ]
	Actual Ratio=	[ ] to 1.0
	Required Ratio=	[ ] to 1.0

(ii)	Interest Coverage Ratio.

Adjusted Consolidated EBITDA=
	Consolidated Cash Interest Charges=	[ ]
	Actual Ratio=	[ ] to 1.0
	Required Ratio	[ ] to 1.0

Supporting detail showing the calculation of Consolidated Funded Indebtedness is attached hereto as Schedule 1. Supporting detail showing the calculation of Adjusted Consolidated EBITDA is attached hereto as Schedule 2. Supporting detail showing the calculation of Consolidated Cash Interest Charges is attached hereto as Schedule 3.

7.	The Restricted Parties are in compliance with Section 7.18 of the Credit Agreement. For the current fiscal year the limit on Capital Expenditures for all Domestic Restricted Parties is $[ ] [,which amount includes unused amounts carried forward from previous fiscal years pursuant to Section 7.18 of the Credit Agreement]. For the current fiscal year the limit on Capital Expenditures for all Foreign Subsidiaries is $ [ ]which amount includes unused amounts carried forward from previous fiscal years pursuant to Section 7.18 of the Credit Agreement]. The amount of Capital Expenditures incurred by the Domestic Restricted Parties in the current fiscal year through the end of the fiscal quarter most recently ended is $ [ ]. The amount of Capital Expenditures incurred by the Foreign Subsidiaries in the current fiscal year through the end of the fiscal quarter most recently ended is $[ ]. The calculations of the foregoing amounts are set out in reasonable detail in Schedule 4 attached hereto.

8.	Except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time since the date of the audited financial statements as of and for the fiscal year ended December 31, 2006 referred to in Section 5.05 of the Credit Agreement has there been a change in GAAP or in the application thereof. [If unable to provide the foregoing certification, fully describe the effect of such change on the financial statements accompanying this certificate on Annex B attached hereto.]

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of Parent, has executed this certificate for and on behalf of Parent and has caused this certificate to be delivered this              day of [                    ].

FLEETCOR TECHNOLOGIES, INC.,

by

Name:
Title:

EXHIBIT D

MANDATORY COSTS RATE

1.	The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the London Agent shall calculate a rate (the “Additional Costs Rate”), expressed as a percentage, for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the London Agent as a weighted average of the Lenders’ Additional Costs Rates (weighted in proportion to the percentage participation of each Lender in the applicable Borrowing) and will be expressed as a percentage rate per annum.

3.	The Additional Costs Rate for any Lender lending from a Lending Office located in a Participating Member State will be the percentage notified by that Lender to the London Agent. This percentage will be certified by that Lender in its notice to the London Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such Lending Office.

4.	The Additional Costs Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the London Agent as follows;

(a)	with respect to any Loan denominated in Sterling:

AB + C(B –D) + E x 0.01	percent per annum
100 – (A + C)

(b)	with respect to any Loan denominated in Euro:

E x 0.01	percent per annum
300

Where;

“A” means the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” means the percentage rate of interest (excluding the Applicable Rate and the Mandatory Costs Rate and, if the Loan was not paid when due, the additional rate of interest specified in Section 2.13(d)) payable for the applicable Interest Period on the Loan.

“C” means the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” means the percentage rate per annum payable by the Bank of England to the London Agent on interest bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the London Agent as being the average of the most recent rates of charge supplied by the principal London office of JPMCB to the London Agent pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(d)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formula as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the London Agent, the principal London office of JPMCB shall, as soon as practicable after publication by the Financial Services Authority, supply to the London Agent, the rate of charge payable by if to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the principal London office of JPMCB as being the average of the Fee Tariffs applicable to it for that financial year) and expressed in Sterling per £1,000,000 of it’s Tariff Base

8.	Each Lender shall supply any information required by the London Agent for the purpose of calculating its Additional Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its applicable Lending Office; and

(b)	any other information that the London Agent may reasonably require for such purpose.

Each Lender shall promptly notify the London Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of the principal London office of JPMCB for the purpose of E above shall be determined by the London Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the London Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its applicable Lending Office.

10.	The London Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The London Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Costs Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the London Agent pursuant to this Exhibit in relation to a formula, the Mandatory Costs Rate, an Additional Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding.

13.	The London Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding.

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007, among FleetCor Technologies Operating Company, LLC, FleetCor UK Acquisition Limited, FleetCor Technologies, Inc., the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, and J.P. Morgan Europe Limited, as London Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any participations in Letters of Credit or Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

Assignee is an Affiliate of: [Name of Lender]

3.	Borrowers:

4.	Administrative Agent:

5.	Assigned Interest:

Tranche	Aggregate Amount of Commitment/ Loans of all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
US Tranche Revolving Credit Commitments	$	$		%
Global Tranche Revolving Credit Commitments	$	$		%
Tranche 1 Term Loans
[Tranche 2 Term Commitments][2]
[Tranche 2 Term Loans][3]

Effective Date;                      , 200[    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee (in the case an Assignee is not a Lender) agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	Only applicable prior to the Tranche 2 Term Expiry Date.
[3]	Only applicable after the Tranche 2 Term Expiry Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as
Assignor,

by

Name:
Title:

[NAME OF ASSIGNEE], as
Assignee,

by

Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A. as Administrative Agent,

by

Name:
Title:

[Consented to:

[ ], as an Issuing Bank,

by

Name:
Title:

[ ], as Swing Line Lender,

by

Name:
Title:]][4]

[4]

No consent of the Issuing Banks or the Swing Line Lender shall be required for (i) any assignment under the US Tranche of the Revolving Credit Facility to a US Tranche Revolving Credit Lender, (ii) any assignment under the Global Tranche of the Revolving Credit Facility or (iii) any assignment under the Term Facility.

[FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

by

Name:
Title:][5]

[5]	No consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee.

Annex 1

CREDIT AGREEMENT1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of Parent, the Borrower, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by Parent, the Borrower, or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant

[1]

Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007, among FleetCor Technologies Operating Company, LLC, FleetCor UK Acquisition Limited, FleetCor Technologies, Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and J.P. Morgan Europe Limited, as London Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

to Section 10.14 of the Credit Agreement, duly completed and executed by the Assignee and (vi) it after giving effect to this Assignment and Assumption, it will become a Global Tranche Revolving Credit Lender, attached to this Assignment and Assumption is a Secured Party Accession Undertaking (as defined in the UK Trust Agreement); and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

Exhibit F-1

Form of Security Agreement

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

June 29, 2005,

among

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

FLEETCOR TECHNOLOGIES, INC.,

THE SUBSIDIARIES OF FLEETCOR TECHNOLOGIES, INC.

IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity; Debt Securities
Schedule III	Intellectual Property

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Perfection Certificate

GUARANTEE AND COLLATERAL AGREEMENT dated as of June 29, 2005, among FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC, FLEETCOR TECHNOLOGIES, INC., the Subsidiaries of FLEETCOR TECHNOLOGIES, INC. identified herein and JPMORGAN CHASE BANK, N.A., as Collateral Agent.

Reference is made to the Credit Agreement dated as of June 29, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FleetCor Technologies Operating Company, LLC (the “Borrower”), FleetCor Technologies, Inc. (“Parent”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer, and PNC Bank, National Association, as Syndication Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Parent and the Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” means this Guarantee and Collateral Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means Parent, the Borrower and the Subsidiary Parties.

“Guarantors” means Parent and the Subsidiary Parties.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

2

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party, including those listed on Schedule III.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower and the Parent.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Equity” has the meaning assigned to such term in Section 3.01.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

3

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder and the release of the Security Interest in Collateral of

4

such Guarantor as expressly provided in Section 7.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement with respect to the Borrower or any other Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

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SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a) the shares of capital stock and other Equity Interests owned by it and listed on Schedule II and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary; (b)(i) the debt securities listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to such Grantor by Parent, the Borrower or any Subsidiary and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.06, all rights

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and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities that are certificated.

(b) Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person (other than a Restricted Party) in an amount in excess of $1,000,000 to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent pursuant to the terms hereof. With respect to Indebtedness for borrowed money owed to each Grantor by a Restricted Party, (i) each Grantor hereby pledges such Indebtedness to the Collateral Agent pursuant to the terms hereof and (ii) to the extent such Indebtedness is evidenced by a promissory note or other instrument or document, the applicable Grantor shall promptly deliver such promissory note, instrument or document to the Collateral Agent pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy, as of the Closing Date, Section 4.01(a)(iii) and Section 6.12 of the Credit Agreement;

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(b) (i) to the knowledge of the Grantors, the Pledged Equity (other than such Pledged Equity that constitutes Equity Interests of any subsidiary of Parent) and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (A) in the case of such Pledged Equity, are fully paid and nonassessable and (B) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof and (ii) the Pledged Equity that constitutes Equity Interests of any subsidiary of Parent have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement, Liens permitted pursuant to clauses (c) through (h), (o) and (t) of Section 7.01 of the Credit Agreement and transfers made in compliance with the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement, Liens permitted pursuant to clauses (c) through (h), (o) and (t) of Section 7.01 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will use commercially reasonably efforts to defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and Liens permitted pursuant to clauses (c) through (h), (o) and (t) of Section 7.01 of the Credit Agreement), however, arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

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(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests. Each interest in any limited liability company or limited partnership controlled by any Grantor and pledged hereunder (other than FleetCor Funding LLC) shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

SECTION 3.05. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Securities (i) at any time when an Event of Default has occurred and is continuing and in its sole and absolute discretion, in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent) or (ii) in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Collateral Agent shall, at any time when an Event of Default has occurred and is continuing, have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

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(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall, promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon

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become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) Subject to paragraph (b) below, as security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) Letter-of-Credit rights;

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(xi) all books and records pertaining to the Article 9 Collateral; and

(xii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing, (i) no security interest shall be granted in accounts receivable and related assets sold or purported to be sold or as to which a security interest is granted, in each case pursuant to the Receivables Facility and (ii) no security interest granted in respect of the Grantors’ rights, titles and interests in the BP Contract shall be deemed to limit in any manner the right of “BP” (as defined in the BP Contract) to exercise the “Option” (as defined in the BP Contract); provided that this subclause (ii) shall not be deemed to limit in any manner the rights of the Collateral Agent hereunder in respect of any Proceeds resulting from the exercise of such Option. Any property in which a security interest is not granted pursuant to clause (i) of the first sentence of this paragraph (b) shall not be considered Article 9 Collateral for purposes of this Agreement and none of the representations and warranties and covenants herein shall apply to such assets.

(c) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Pledgor (other than the assets described in the immediately preceding clause (b)) or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (a) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (b) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof so long as such financing statements or amendments conform to the terms hereof.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

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(d) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and/or title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and, to the extent permitted by applicable Laws (including Section 9-408 of the UCC), to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations and (ii) subject to the filing of appropriate financing statements, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens permitted pursuant to Section 7.01 of the Credit Agreement that have priority as a matter of law and Liens permitted pursuant to clause (b), (i), (o) or (p) of Section 7.01 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to clause (a), (b), (i), (o), (p) or (u) of Section 7.01 of the Credit Agreement.

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SECTION 4.03. Covenants. (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in corporate name, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Article 9 Collateral owned by it or any office or facility at which any material portion of the Article 9 Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral. Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Article 9 Collateral, and, at such time or times as the Collateral Agent may reasonably request (but not more often than once per year unless an Event of Default has occurred and is continuing), promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to the Collateral Agent showing the identity, amount and location of any and all Article 9 Collateral.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01(a) of the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 4.03(c). Without limiting the foregoing, each certificate delivered pursuant to this Section 4.03(c) shall identify in the format of Schedule III all additional registrations and applications issued by, or filed with, the United States Copyright Office or the United States Patent and Trademark Office since the date of the last such statement.

(d) Each Grantor shall, at its own expense, take all commercially reasonable actions to defend title to material items of the Article 9 Collateral against all Persons known to the Grantors and to defend the Security Interest of the Collateral Agent in all material items of the Article 9 Collateral and the priority thereof against any Lien known to the Grantors and not expressly permitted pursuant to Section 7.01 of the Credit Agreement.

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(e) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral in an amount in excess of $1,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

(f) Subject to the limitations set forth in Section 6.10 of the Credit Agreement, the Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 6.10 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, at any time when an Event of Default has occurred and is continuing, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(g) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor is required to do so pursuant to Section 6.04 or any

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other provision of the Credit Agreement or any Loan Document and fails to do so within the time required by the Credit Agreement or applicable Loan Document (and after giving effect to any applicable grace period set forth therein), and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(h) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall be deemed to have assigned such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(i) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance; provided that the Collateral Agent and each Secured Party shall not be indemnified for any liability resulting from its gross negligence or willful misconduct.

(j) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement. Except as otherwise permitted by the Credit Agreement, none of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it. Without limiting the generality of the foregoing, each Grantor agrees that it shall not permit any Inventory to be in the possession or control of any warehouseman, agent, bailee, or processor at any time unless such warehouseman, bailee, agent or processor shall have been notified of the Security Interest and shall have acknowledged in writing, in form and substance reasonably satisfactory to the Collateral Agent, that such warehouseman, agent, bailee or processor holds the Inventory for the benefit of the Collateral Agent subject to the Security Interest and shall act upon the instructions of the Collateral Agent without further consent from the Grantor, and that such warehouseman, agent, bailee or processor further agrees to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

(k) None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full

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amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices.

(l) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss in accordance with the requirements set forth in Section 6.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(m) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments in an amount in excess of $1,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor

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shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either, at the Grantor’s option, (i) cause the issuer to agree to comply with instructions from the Collateral Agent, at any time when an Event of Default has occurred and is continuing, as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, use commercially reasonable efforts to obtain an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which it will either, at the Grantor’s option, (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree, at any time when an Event of Default has occurred and is continuing, to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such investment property, with the Grantor being permitted, at any time when an Event of Default has occurred and is continuing, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such investment property. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(c) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the

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Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(d) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit in an amount in excess of $1,000,000 now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(e) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a commercial tort claim in an amount reasonably estimated to exceed $10,000,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will use commercially reasonable efforts not to do any act or omit do to any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act as omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a material Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws of the United States.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, use commercially reasonable efforts to (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable Federal law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, continue to use commercially reasonable efforts to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable Federal copyright laws.

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(d) Each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly informs the Collateral Agent, and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will use commercially reasonable efforts to take all steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

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(h) Upon and during the continuance of an Event of Default and the acceleration of the Obligations pursuant to the Credit Agreement, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default and the acceleration of the Obligations pursuant to the Credit Agreement, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of

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Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral , or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its reasonable discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

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FIRST, to the payment of all reasonable costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that such license shall not be granted hereunder to the extent it would conflict with the provisions of any other license of any Grantor. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such

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similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

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SECTION 6.02. Contribution and Subrogation. Each Subsidiary Party (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Subsidiary Party hereunder in respect of any Obligation or assets of any other Subsidiary Party shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party and such other Subsidiary Party (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Subsidiary Parties on the date hereof (or, in the case of any Subsidiary Party becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Subsidiary Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Party shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or

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discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 7.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.05 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or wilful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.

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SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.07. Right of Set-Off. If an Event of Default shall have occurred and be continuing and the Obligations shall have been accelerated pursuant to the Credit Agreement, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Subsidiary Party against any of and all the obligations of such Subsidiary Party now or hereafter existing under this agreement owed to such Lender. The rights of each Lender under this Section 7.07 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Each Lender shall promptly provide notice to the Borrower of the exercise of any rights under this Section 7.07.

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SECTION 7.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent, any L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or Guarantor, or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT

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AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.11. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

SECTION 7.12. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations (other than inchoate indemnification obligations) have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Parent; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

29

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.13. Additional Subsidiaries. Pursuant to Section 6.12 of the Credit Agreement, each Subsidiary of a Loan Party that was not in existence or not a Subsidiary on the date of the Credit Agreement and is not a Foreign Subsidiary is required to enter in this Agreement as a Subsidiary Party upon becoming such a Subsidiary. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.14. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

30

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FLEETCOR TECHNOLOGIES, INC.,

by
Name:
Title:

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

by
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by
Name:
Title:

31

Schedule I to

the Guarantee and

Collateral Agreement

SUBSIDIARY PARTIES

Schedule II to

the Guarantee and

Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to

the Guarantee and

Collateral Agreement

U.S. COPYRIGHTS OWNED BY [NAME OR GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no copyrights are owned. List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

Pending U.S. Copyright Applications for Registration

Title	Author	Class	Date Filed

Non-U.S. Copyright Registrations

[List in alphabetical order by country/numerical order by Registration No. within each country]

Country	Title	Reg. No.	Author

Non-U.S. Pending Copyright Applications for Registration

[List in alphabetical order by country.]

Country	Title	Author	Class	Date Filed

Schedule III to

the Guarantee and

Collateral Agreement

LICENSES

[Make a separate page of Schedule III for each Grantor, and state if any Grantor is not a party to a license/sublicense.]

I. Licenses/Sublicensees of [Name of Grantor] as Licensor on Date Hereof

A. Copyrights

[List U.S. copyrights in numerical order by Registration No. List non-U.S. copyrights by country in alphabetical order with Registration Nos. within each country in numerical order.]

U.S. Copyrights

Licensee Name and Address	Date of License/ Sublicense	Title of U.S. Copyright	Author	Reg. No.

Non-U.S. Copyrights

Country	Licensee Name and Address	Date of License/ Sublicensee	Title of Non-U.S. Copyrights	Author	Reg. No.

B. Patents

[List U.S. patent nos. and U.S. patent application nos. in numerical order. List non-U.S. patent nos. and non-U.S. application in alphabetical order by country, with numbers within each country in numerical order.]

Schedule III to

the Guarantee and

Collateral Agreement

U.S. Patents

Licensee Name and Address	Date of License/ Sublicense	Issue Date	Patent No.

Schedule III to

the Guarantee and

Collateral Agreement

U.S. Patent Applications

Licensee Name and address	Date of License/ Sublicense	Date Filed	Application No.

Non-U.S. Patents

Country	Licensee Name and Address	Date of License/ Sublicense	Issue Date	Non-U.S. Patent No.

Non-U.S. Patent Applications

Country	Licensee Name and Address	Date of License/ Sublicense	Date Filed	Application No.

C. Trademarks

[List U.S. trademark nos. and U.S. trademark application nos. in numerical order. List non-U.S. trademark nos. and non-U.S. application nos. with trademark nos. within each country in numerical order.]

U.S. Trademarks

Licensee Name and Address	Date of License/ Sublicense	U.S. Mark	Reg. Date	Reg. No.

Schedule III to

the Guarantee and

Collateral Agreement

U.S. Trademark Applications

Licensee Name and Address	Date of License/ Sublicense	U.S. Mark	Date Filed	Application No.

Non-U.S. Trademarks

Country	Licensee Name and Address	Date of License/ Sublicense	Non-U.S. Mark	Reg. Date	Reg. No.

Non-U.S. Trademark Applications

Country	Licensee Name and Address	Date of License/ Sublicense	Non-U.S. Mark	Date Filed	Application No.

D. Others

Licensee Name and Address	Date of License/ Sublicense	Subject Matter

Schedule III to

the Guarantee and

Collateral Agreement

II. Licensees/Sublicenses of [Name of Grantor] as Licensee on Date Hereof

A. Copyrights

[List U.S. copyrights in numerical order by Registration No. List non-U.S. copyrights by country in alphabetical order, with Registration Nos. within each country in numerical order.]

U.S. Copyrights

Licensor Name and Address	Date of License/ Sublicense	Title of U.S. Copyright	Author	Reg. No.

Non-U.S. Copyrights

Country	Licensor Name and Address	Date of License/ Sublicensee	Title of Non-U.S. Copyrights	Author	Reg. No.

B. Patents

[List U.S. patent nos. and U.S. patent application nos. in numerical order. List non-U.S. patent nos. and non-U.S. application nos. in alphabetical order by country with patent nos. within each country in numerical order.]

U.S. Patents

Licensor Name and Address	Date of License/ Sublicense	Issue Date	Patent No.

Schedule III to

the Guarantee and

Collateral Agreement

U.S. Patent Applications

Licensor Name and Address	Date of License/ Sublicense	Date Filed	Application No.

Non-U.S. Patents

Country	Licensor Name and Address	Date of License/ Sublicense	Issue Date	Non-U.S. Patent No.

Non-U.S. Patent Applications

Country	Licensor Name and Address	Date of License/ Sublicense	Date Filed	Application No.

C. Trademarks

[List U.S. trademark nos. and U.S. trademark application nos. in numerical order. List non-U.S. trademark nos. and non-U.S. application nos. with trademark nos. within each country in numerical order.]

U.S. Trademarks

Licensor Name and Address	Date of License/ Sublicense	U.S. Mark	Reg. Date	Reg. No.

Schedule III to

the Guarantee and

Collateral Agreement

U.S. Trademark Applications

Licensor Name and Address	Date of License/ Sublicense	U.S. Mark	Date Filed	Application No.

Non-U.S. Trademarks

Country	Licensor Name and Address	Date of License/ Sublicense	Non-U.S. Mark	Reg. Date	Reg. No.

Non-U.S. Trademark Applications

Country	Licensor Name and Address	Date of License/ Sublicense	Non-U.S. Mark	Date Filed	Application No.

D. Others

Licensor Name and Address	Date of License/ Sublicense	Subject Matter

Schedule III to

the Guarantee and

Collateral Agreement

PATENTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no patents are owned. List in numerical order by Patent No./Patent Application No.]

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

Non-U.S. Patent Registrations

[List in alphabetical order by country/numerical order by Patent No. within each country]

Country	Issue Date	Patent No.

Non-U.S. Patent Registrations

[List in alphabetical order by country/numerical order by Application No. within each country]

Country	Filing Date	Patent Application No.

Schedule III to

the Guarantee and

Collateral Agreement

TRADEMARK/TRADE NAMES OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no trademarks/trade names are owned. List in numerical order by trademark registration/application no.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Application No.

State Trademark Registrations

[List in alphabetical order by state/numerical order by trademark no. within each state]

State	Mark	Filing Date	Application No.

Non-U.S. Trademark Registrations

[List in alphabetical order by country/numerical order by trademark no. within each country]

Country	Mark	Reg. Date	Reg. No.

Schedule III to

the Guarantee and

Collateral Agreement

Non-U.S. Trademark Applications

[List in alphabetical order by country/numerical order by application no.]

Country	Mark	Application Date	Application No.

Trade Names

Country(s) Where Used	Trade Names

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.      dated as of [            ], to the Guarantee and Collateral Agreement dated as of June 29, 2005, among FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC, a Georgia limited liability company (the “Borrower”), FLEETCOR TECHNOLOGIES, INC., a Delaware corporation (“Parent”), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, Parent and the Borrower are referred to collectively herein as the “Grantors”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as Collateral Agent (in such capacity, the “Collateral Agent”).

A. Reference is made to the Credit Agreement dated as of June 29, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Parent, the lenders from time to time party thereto, JPMCB, as Administrative Agent, Collateral Agent and an L/C Issuer and PNC Bank, National Association, as Syndication Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement referred to therein.

C. The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit. Section 7.13 of the Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party (and accordingly, becomes a Guarantor and a Grantor), Grantor and Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties

2

hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by
Name:
Title:

3

Schedule I

to the Supplement No      to the

Guarantee and

Collateral Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

EXHIBIT II

[FORM OF] PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of June 29, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FleetCor Technologies Operating Company, LLC (the “Borrower”), FleetCor Technologies, Inc. (“Parent”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement referred to therein, as applicable.

The undersigned, a Financial Officer of the Borrower and a Financial Officer of Parent, respectively, hereby certify to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) The exact legal name of each Loan Party, as such name appears in its respective certificate of formation, is as follows:

(b) Set forth below is each other legal name each Loan Party has had in the past five years, together with the date of the relevant change:

(c) Except as set forth in Schedule 1 hereto, no Loan Party has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) The following is a list of all other names (including trade names or similar appellations) used by each Loan Party or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

(e) Set forth below is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Loan Party that is a registered organization:

(f) Set forth below is the Federal Taxpayer Identification Number of the Borrower and each Loan Party:

2. Current Locations. (a) The chief executive office of each Loan Party is located at the address set forth opposite its name below:

Loan Party	Mailing Address	County	State

(b) Set forth below opposite the name of each Loan Party are all locations where such Loan Party maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Loan Party	Mailing Address	County	State

(c) The jurisdiction of formation of each Loan Party that is a registered organization is set forth opposite its name below:

Loan Party:	Jurisdiction:

(d) Set forth below opposite the name of each Loan Party are all the locations where such Loan Party maintains any Equipment or other Collateral not identified above:

Loan Party	Mailing Address	County	State

(e) Set forth below opposite the name of each Loan Party are all the places of business of such Loan Party not identified in paragraph (a), (b), (c) or (d) above:

Loan Party	Mailing Address	County	State

(f) Set forth below opposite the name of each Loan Party are the names and addresses of all Persons other than such Loan Party that have possession of any of the Collateral of such Loan Party:

Loan Party	Mailing Address	County	State

3. Unusual Transactions. All Accounts have been originated by the Loan Parties and all Inventory has been acquired by the Loan Parties in the ordinary course of business.

4. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Loan Party in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

5. UCC Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Loan Party is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Loan Party in Section 2 hereof.

3

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 7 is each equity investment of Parent, the Borrower or any Subsidiary that represents 50% or less of the equity of the entity in which such investment was made.

8. Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness held by Parent, the Borrower and each Subsidiary that are required to be pledged under the Guarantee and Collateral Agreement, including all intercompany notes between Parent and each Subsidiary of Parent and each Subsidiary of Parent and each other such Subsidiary.

9. Advances. Attached hereto as Schedule 9 is (a) a true and correct list of all advances made by the Borrower to any Subsidiary of the Borrower or made by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower (other than those identified on Schedule 8), which advances will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Administrative Agent under the Collateral and Guarantee Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to the Borrower or any Subsidiary of the Borrower.

10. Mortgage Filings. Attached hereto as Schedule 10 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

11. Intellectual Property. Attached hereto as Schedule 11(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Loan Party’s: (i) Patents and Patent Applications, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each Patent and Patent Application owned by any Loan Party; (ii) Trademarks and Trademark Applications, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each Trademark and Trademark application owned by any Loan Party. Attached hereto as

4

Schedule 11(B) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Loan Party’s Copyrights and Copyright Applications, including the name of the registered owner, title, the registration number or application number and the expiration date (if already registered) of each Copyright or Copyright Application owned by any Loan Party.

5

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [    ] day of [            ], 2005.

FLEETCOR TECHNOLOGIES, INC.,

by
Name:
Title: [Financial Officer]

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC,

by
Name:
Title: [Financial Officer]

6

Exhibit F-2

Form of Debenture

CLIFFORD CHANCE LLP

DATED 30 APRIL 2007

FLEETCOR UK ACQUISITION LIMITED

AS CHARGOR

C H JONES HOLDINGS LIMITED

AS CHARGOR

C H JONES LIMITED

AS CHARGOR

FUELVEND LIMITED

AS CHARGOR

PETRO VEND (EUROPE) LIMITED

AS CHARGOR

COMPUSERVE LIMITED

AS CHARGOR

COMPUSERVE (UK) LIMITED

AS CHARGOR

CROFT HOLDINGS LIMITED

AS CHARGOR

CROFT FUELS LIMITED

AS CHARGOR

CROFT PETROLEUM LIMITED

AS CHARGOR

CH JONES (KEYGAS) LIMITED

AS CHARGOR

IN FAVOUR OF

JPMORGAN CHASE BANK, N.A.

AS TRUSTEE

DEBENTURE

32.	Governing Law	34

33.	Jurisdiction	34

Schedule 1 DETAILS OF REAL PROPERTY		35

Schedule 2 FORM OF LEGAL MORTGAGE		36

Schedule 3 FORM OF NOTICE OF ASSIGNMENT OF INSURANCE		42

Schedule 4 FORM OF NOTICE OF ASSIGNMENT OF ACCOUNT		44

Schedule 5 FORM OF NOTICE OF ASSIGNMENT OF SPECIFIC CONTRACT		46

Schedule 6 DETAILS OF OTHER SECURITY		48
	Part A Shares	48
	Part B Specific Contracts	50
	Part C Account Details	51
	Part D Intellectual Property Details	52

THIS DEBENTURE is made on 30 April 2007

BY

(1)	FleetCor UK Acquisition Limited, a private limited company registered in England and Wales with company number 05859403 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB;

(2)	C H Jones Holdings Limited, a private limited company registered in England and Wales with company number 03341120 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB;

(3)	C H Jones Limited, a private limited company registered in England and Wales with company number 00305804 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB;

(4)	Fuelvend Limited, a private limited company registered in England and Wales with company number 01914742 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB;

(5)	Petro Vend (Europe) Limited, a private limited company registered in England and Wales with company number 03552011 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB;

(6)	Compuserve Limited, a private limited company registered in England and Wales with company number 01230269 and whose registered office is at Howarth Clark Whitehill, Hatherton Street, Walsall, West Midlands, WS1 1YB;

(7)	Compuserve (UK) Limited, a private limited company registered in England and Wales with company number 02749674 and whose registered office is at Howarth Clark Whitehill, Hatherton House, Hatherton Street, Walsall, West Midlands, WS1 1YB;

(8)	Croft Fuels Limited, a private limited company registered in England and Wales with company number 01699501 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB;

(9)	Croft Holdings Limited, a private limited company registered in England and Wales with company number 02389132 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB;

(10)	Croft Petroleum Limited, a private limited company registered in England and Wales with company number 01652703 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB; and

(11)	CH Jones (Keygas) Limited, a private limited company registered in England and Wales with company number 04688726 and whose registered office is at Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB,

(each a “Chargor” and together the “Chargors”) in favour of:

(12)	JPMorgan Chase Bank, N.A. as security trustee for the Secured Parties on the terms and conditions set out in the Trust Agreement (as defined below) (the “Trustee”) which expression shall include any person for the time being appointed as trustee or as an additional trustee for the purpose of and in accordance with the Trust Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Terms defined in the Credit Agreement shall, unless otherwise defined in this Debenture, have the same meaning when used in this Debenture or any Mortgage (as defined below) and in addition:

“Acceleration Event” means the occurrence of an Event of Default which is continuing and for which there has been an acceleration of the Obligations under the Credit Agreement in accordance with Section 8.02 of the Credit Agreement.

“Account” means the accounts listed in Schedule 6 Part C (Account Details) and any account opened or maintained by each Chargor with the Trustee or any bank, building society, financial institution or other person (and any replacement account or subdivision or subaccount of that account), the debt or debts represented thereby and all Related Rights.

“Assigned Account” means any Account that may from time to time be identified in writing as an Assigned Account by the Trustee.

“Charged Property” means all the assets and undertaking of each Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Trustee by or pursuant to this Debenture and any Mortgage.

“Claims Account” means any Assigned Account that may from time to time be specified in writing by the Trustee as an Account into which the proceeds of the getting in or realisation of the Monetary Claims are to be paid and in respect of which the relevant bank or financial institution has agreed to operate such Account in accordance with any procedures stipulated by the Trustee.

“Collateral Rights” means all rights, powers and remedies of the Trustee provided by or pursuant to this Debenture or any Mortgage or by law.

“Credit Agreement” means the credit agreement dated 29 June 2005 and as amended and restated on the date of this Debenture (and as amended, varied, novated or supplemented from time to time) made between, inter alios, FleetCor Technologies Operating Company, LLC and FleetCor UK Acquisition Limited as the Borrowers, FleetCor Technologies, Inc. as the Parent, the Lenders and JPMorgan Chase Bank, N.A. as the Administrative Agent and the Collateral Agent, J.P. Morgan Europe Limited as the London Agent and J.P. Morgan Securities Inc. as the Lead Arranger and the Sole Bookrunner.

“Finance Party” means the Agent, the Arranger, the Trustee and the Lenders.

“Insurance Policy” means any policy of insurance (including life insurance or assurance) in which a Chargor may from time to time have an interest.

“Intellectual Property” means the Intellectual Property listed in Schedule 6 Part D (Intellectual Property Details) and any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights.

“Investments” means:

(a)	any stocks, shares, debentures, securities and certificates of deposit (but not including the Shares);

(b)	all interests in collective investment schemes; and

(c)	all warrants, options and other rights to subscribe or acquire any of the investments described in (a) and (b),

in each case whether held directly by or to the order of a Chargor or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights (including all rights against any such trustee, nominee, fiduciary or clearance system).

“Monetary Claims” means any book and other debts and monetary claims owing to a Chargor and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which such Chargor is a party and any other assets, property, rights or undertaking of such Chargor).

“Mortgage” means a mortgage or legal charge in respect of all or any part of the Real Property in accordance with Clause 6 (Further Assurance) substantially in the form of Schedule 3 (Form of Legal Mortgage).

“Notice of Assignment” means a notice of assignment in substantially the form set out in:

(a)	Schedule 3 (Form of Notice of Assignment of Insurance);

(b)	Schedule 4 (Form of Notice of Assignment of Account); or

(c)	Schedule 5 (Form of Notice of Assignment of Specific Contract),

(as appropriate) or in such form as may be specified or agreed by the Trustee.

“Party” means a party to this Debenture.

“Real Property” means:

(a)	any freehold, leasehold or immovable property (including the freehold and leasehold property in England and Wales specified in Schedule 1); and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such freehold or leasehold property;

and includes all Related Rights.

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee made under a joint and/or several appointment.

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset.

“Secured Parties” has the meaning ascribed to such term in the Credit Agreement.

“Secured UK Obligations” means Obligations (as defined in the Credit Agreement) except that:

(a)	references to “Loan Party” and “Loan Parties” therein shall be replaced by references to “UK Loan Party” and “UK Loan Parties” (as the case may be); and

(b)	the reference to “Cash Management Obligations” therein shall be a reference to “Cash Management Obligations of a UK Restricted Party”.

“Shares” means all of the shares in the capital of each company specified in Part A (Shares) of Schedule 6 (Details of Other Security) held by, to the order or on behalf of the relevant Chargor at any time and all of the shares in the capital of any other company in each case held by, to the order or on behalf of any Chargor at any time.

“Specific Contracts” means each contract specified in Part B (Specific Contracts) of Schedule 6 (Details of Other Security).

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles and other chattels (excluding any for the time being forming part of a Chargor’s stock in trade or work in progress) and all Related Rights.

“Trust Agreement” means a trust agreement dated on or about the date of this Debenture between, amongst others, the Trustee, the Obligors (named therein) and JPMorgan Chase Bank N.A. as Administration Agent.

1.2	Defined terms in any Mortgage

Unless a contrary indication appears, a term used in any Mortgage or in any notice given under or in connection with any Mortgage has the same meaning in that Mortgage or notice as in this Debenture.

1.3	Construction

In this Debenture or, as applicable, any Mortgage:

1.3.1	the rules of interpretation contained in Section 1.03 (Other Interpretive Provisions) and Sections 1.06 (References to Agreements, Laws and Persons) to 1.08 (Timing of Payment of Performance) (inclusive) of the Credit Agreement shall apply to the construction of this Debenture or any Mortgage;

1.3.2	any reference to the “Trustee”, a “Chargor”, the “Administrative Agent” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests; and

1.3.3	references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture.

1.4	Third Party Rights

A person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture.

1.5	Conflict

To the extent that the provisions of the Debenture conflict with those of any Mortgage the provisions of that Mortgage shall prevail.

1.6	Disposition of Property

The terms of the other Loan Documents and of any side letters between the Parties in relation to the Loan Documents are incorporated into each Loan Document to the extent required for any purported disposition of the Real Property contained in any Loan Document to be a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.7	Incorporation of provisions into any Mortgage

Clauses 1.2 (Defined terms in any Mortgage), 1.3 (Construction), 6.1 (Further Assurance: General), 6.4 (Implied Covenants for Title), 14 (Enforcement of Security), 15 (Extension and Variation of the Law of Property Act 1925), 16 (Appointment of Receiver), 17 (Powers of Receiver), 20 (Power of Attorney), 32 (Governing Law) and 33 (Jurisdiction) of this Debenture are incorporated into any Mortgage as if expressly incorporated into that Mortgage, as if references in those clauses to this Debenture were references to that Mortgage and as if all references in those clauses to Charged Property were references to the assets of a Chargor from time to time charged in favour of, or assigned (whether at law or in equity) to the Trustee by or pursuant to that Mortgage.

1.8	Mortgage

It is agreed that each Mortgage is supplemental to this Debenture.

2.	PAYMENT OF SECURED UK OBLIGATIONS

2.1	Covenant to Pay

Each Chargor hereby covenants with the Trustee as trustee for the Secured Parties that it shall on demand of the Trustee discharge all obligations which such Chargor may at any time have to the Trustee (whether for its own account or as trustee for the Secured Parties) or any of the other Secured Parties under or pursuant to the Loan Documents (including this Debenture and any Mortgage) including any liability in respect of any further advances made under the Loan Documents to the UK Borrower, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and each Chargor shall pay to the Trustee when due and payable every sum at any time owing, due or incurred by such Chargor to the Trustee (whether for its own account or as trustee for the Secured Parties) or any of the other Secured Parties in respect of any such liabilities provided that neither such covenant nor the security constituted by this Debenture or any Mortgage shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

2.2	Interest on Demands

If a Chargor fails to pay any sum on the due date for payment of that sum such Chargor shall be liable to pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the provisions of Section 2.13(d) of the Credit Agreement.

3.	FIXED CHARGES, ASSIGNMENTS AND FLOATING CHARGE

3.1	Fixed Charges

3.1.1	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge (which so far as it relates to land in England and Wales vested in the relevant Chargor at the date of this Debenture shall be a charge by way of legal mortgage) all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such mortgage or fixed charge from any third party) the Real Property.

3.1.2	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Tangible Moveable Property.

3.1.3	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Accounts.

3.1.4	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Intellectual Property.

3.1.5	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) any goodwill and rights in relation to the uncalled capital of such Chargor.

3.1.6	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Investments.

3.1.7	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) the Shares, all dividends, interest and other monies payable in respect of the Shares and all other Related Rights (whether derived by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

3.1.8	Each Chargor hereby charges with full title guarantee in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations, by way of first fixed charge all such Chargor’s right, title and interest from time to time in and to (subject to obtaining any necessary consent to such fixed charge from any third party) all Monetary Claims and all Related Rights other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture.

3.2	Assignments

Each Chargor hereby assigns and agrees to assign absolutely with full title guarantee to the Trustee as trustee for the Secured Parties as security for the payment and discharge of the Secured UK Obligations all such Chargor’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to that assignment from any third party):

3.2.1	the proceeds of any Insurance Policy and all Related Rights;

3.2.2	all rights and claims in relation to any Assigned Account; and

3.2.3	the Specific Contracts,

the security granted pursuant to in sub-clauses 3.2.1, 3.2.2 and 3.2.3 above shall be reassigned on redemption in accordance with Clause 22.1 (Redemption of Security).

3.3	Floating Charge

3.3.1	Each Chargor with full title guarantee hereby charges in favour of the Trustee as trustee for the Secured Parties for the payment and discharge of the Secured UK Obligations by way of first floating charge all present and future assets and undertaking of such Chargor.

3.3.2	The floating charge created by sub-clause 3.3.1 above shall be deferred in point of priority to all fixed security validly and effectively created by each Chargor under the Loan Documents in favour of the Trustee as trustee for the Secured Parties as security for the Secured UK Obligations.

3.3.3	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to this Clause 3.3 (Floating Charge).

4.	CRYSTALLISATION OF FLOATING CHARGE

4.1	Crystallisation: By Notice

The Trustee may at any time by notice in writing to a Chargor convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

4.1.1	an Acceleration Event has occurred; or

4.1.2	the Trustee reasonably considers that any of the Charged Property may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

4.1.3	the Trustee reasonably considers that it is desirable in order to protect the priority of the security.

4.2	Crystallisation: Automatic

Notwithstanding Clause 4.1 (Crystallisation: By Notice) and without prejudice to any law which may have a similar effect, the floating charge will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

4.2.1	a Chargor creates or attempts to create any Lien (other than any Lien permitted under Section 7.01 (Liens) of the Credit Agreement), over any of the Charged Property; or

4.2.2	any person levies or attempts to levy any distress, execution or other process against any of the Charged Property;

4.2.3	a resolution is passed or an order is made for the winding-up, dissolution, administration or re-organisation of a Chargor or an administrator is appointed to a Chargor; or

4.2.4	any person (who is entitled to do so) gives notice of its intention to appoint an administrator to a Chargor or files such a notice with the court.

5.	PERFECTION OF SECURITY

5.1	Notices of Assignment

Each Chargor shall deliver to the Trustee (or procure delivery of) Notices of Assignment duly executed by, or on behalf of, such Chargor:

5.1.1	in respect of each Assigned Account, on the date of this Debenture or promptly upon the designation at any time by the Trustee of any Account as an Assigned Account; and

5.1.2	in respect of any other asset which is the subject of an assignment pursuant to Clause 3.2 (Assignments) promptly upon the request of the Trustee from time to time,

and in each case shall use all reasonable endeavours to procure that each notice is acknowledged by the obligor or debtor specified by the Trustee.

5.2	Notices of Charge

5.2.1	Each Chargor shall if requested by the Trustee from time to time promptly deliver to the Trustee (or procure delivery of) notices of charge (in form and substance reasonably satisfactory to the Trustee) duly executed by, or on behalf of, such Chargor. Such Chargor shall use its best endeavours to obtain an acknowledgement of such notice by each of the banks or financial institutions with which any of the Accounts are opened or maintained.

5.2.2	The execution of this Debenture by each Chargor and the Trustee shall constitute notice to the Trustee of the charge created over any Account opened or maintained with the Trustee.

5.3	Real Property: Delivery of Documents of Title

Each Chargor shall upon the execution of this Debenture, and upon the acquisition by it of any interest in any freehold, leasehold or other immovable property, deliver (or procure delivery) to the Trustee of, and the Trustee shall be entitled to hold and retain, all deeds, certificates and other documents constituting or evidencing title relating to such property.

5.4	Note of Mortgage

In the case of any Real Property, title to which is or will be registered under the Land Registration Act 2002, acquired by or on behalf of a Chargor after the execution of this Debenture, such Chargor shall promptly notify the Trustee of the title number(s) and, contemporaneously with the making of an application to the Land Registry for the registration of such Chargor as the Registered Proprietor of such property, apply to the Land Registry to enter an Agreed Notice of any Mortgage on the Charges Register of such property.

5.5	Further Advances

5.5.1	Subject to the terms of the Credit Agreement each Lender is under an obligation to make further advances to the UK Borrower and that obligation will be deemed to be incorporated into this Debenture as if set out in this Debenture.

5.5.2	Each Chargor consents to an application being made to the Land Registry to enter the obligation to make further advances on the Charges Register of any registered land forming part of the Charged Property.

5.6	Application to the Land Registry

Each Chargor consents to an application being made to enter a restriction in the Proprietorship Register of any registered land at any time forming part of the Real Property.

5.7	Delivery of Share Certificates

Each Chargor shall:

5.7.1	on the date of this Debenture, deposit with the Trustee (or procure the deposit of) all certificates and other documents of title to the Shares, and stock transfer forms (executed in blank by or on behalf of the relevant Chargor) in respect of the Shares; and

5.7.2	promptly upon the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Shares, notify the Trustee of that occurrence and procure the delivery to the Trustee of (a) all certificates or other documents of title representing such items and (b) such stock transfer forms or other instruments of transfer (executed in blank on behalf of such Chargor) in respect thereof as the Trustee may request.

5.8	Registration of Intellectual Property

Each Chargor shall, if requested by the Trustee, execute all such documents and do all acts that the Trustee may reasonably require to record the interest of the Trustee in any registers relating to any registered Intellectual Property.

6.	FURTHER ASSURANCE

6.1	Further Assurance: General

6.1.1	The covenant set out in Section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in sub-clause 6.1.2 below.

6.1.2	Each Chargor shall promptly at its own cost enter into a Mortgage over any Real Property and do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Trustee may reasonably specify (and in such form as the Trustee may reasonably require in favour of the Trustee or its nominee(s)):

(a)	to perfect the security created or intended to be created in respect of the Charged Property (which may include the execution by such Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, Charged Property) or for the exercise of the Collateral Rights;

(b)	to confer on the Trustee security over any property and assets of such Chargor located in any jurisdiction outside England and Wales equivalent or similar to the security intended to be conferred by or pursuant to this Debenture and each Mortgage; and/or

(c)	to facilitate the realisation of the Charged Property if the security created by this Debenture becomes enforceable pursuant to Clause 14 (Enforcement of Security).

6.2	Necessary Action

Each Chargor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Trustee by or pursuant to this Debenture and any Mortgage.

6.3	Consents

Each Chargor shall use all reasonable endeavours to obtain (in form and content reasonably satisfactory to the Trustee) as soon as possible any consents necessary including any consent necessary for any Mortgage to enable the assets of such Chargor to be the subject of an effective fixed charge or assignment pursuant to Clause 3 (Fixed Charges, Assignments and Floating Charge) and, immediately upon obtaining any such consent, the asset concerned shall become subject to such security and such Chargor shall promptly deliver a copy of each consent to the Trustee.

6.4	Implied Covenants for Title

The obligations of each Chargor under this Debenture and any Mortgage shall be in addition to the covenants for title deemed to be included in this Debenture and any Mortgage by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

7.	NEGATIVE PLEDGE AND DISPOSALS

7.1	Negative Pledge

Each Chargor undertakes that it shall not, at any time during the subsistence of this Debenture or any Mortgage, create or permit to subsist any Lien over all or any part of the Charged Property other than any Lien permitted pursuant to the Credit Agreement.

7.2	No Disposal of Interests

Each Chargor undertakes that it shall not (and shall not agree to) (and shall ensure that no other UK Restricted Party will) at any time during the subsistence of this Debenture or any Mortgage, except as permitted pursuant to the Credit Agreement or by this Clause 7:

7.2.1	execute any conveyance, transfer, lease or assignment of, or other right to use or occupy, all or any part of the Charged Property;

7.2.2	create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property;

7.2.3	(a) grant or vary, or accept any surrender, or cancellation or disposal of, any lease, tenancy, licence, consent or other right to occupy in relation to any of the Charged Property or (b) allow any person any right to use or occupy or to become entitled to assert any proprietary interest in, or right over, the Charged Property, which may, in each case, adversely affect the value of any of the Charged Property or the ability of the Trustee to exercise any of the Collateral Rights; or

7.2.4	assign or otherwise dispose of any interest in any Account and no right, title or interest in relation to any Account maintained with the Trustee, or the credit balance standing to any such Account shall be capable of assignment or other disposal.

8.	SHARES AND INVESTMENTS

8.1	Dividends prior to an Acceleration Event

Prior to the occurrence of an Acceleration Event each Chargor shall pay all dividends, interest and other monies arising from the Shares into an Account.

8.2	Dividends after an Acceleration Event

Upon the occurrence of an Acceleration Event, the Trustee may, at its discretion, (in the name of the relevant Chargor or otherwise and without any further consent or authority from such Chargor) apply all dividends, interest and other monies arising from the Shares in accordance with Clause 18 (Application of Monies).

8.3	Voting rights prior to an Acceleration Event

Prior to the occurrence of an Acceleration Event, each Chargor shall be entitled to exercise all voting rights in relation to the Shares.

8.4	Voting rights after an Acceleration Event

Subject to Clause 8.5, upon the occurrence of an Acceleration Event, the Trustee may, at its discretion, (in the name of the relevant Chargor or otherwise and without any further consent or authority from such Chargor), exercise (or refrain from exercising) any voting rights in respect of the Shares.

8.5	Waiver of voting rights by Trustee

8.5.1	The Trustee may, in its absolute discretion and without any consent or authority from the Secured Parties or the Chargor, by notice to the relevant Chargor (which notice shall be irrevocable) elect to give up the right to exercise (or refrain from exercising) all voting rights in respect of the Shares conferred or to be conferred on the Trustee pursuant to Clause 8.4 and the Secured Parties unconditionally waive any rights they may otherwise have to require the Trustee not to make such election or to indemnify, compensate or otherwise make them good as a consequence of making such election.

8.5.2	Once a notice has been issued by the Trustee under paragraph 8.5.1 of this Clause 8.5, on and from the date of such notice the Trustee shall cease to have the rights to exercise or refrain from exercising voting rights in respect of the Shares conferred or to be conferred on it pursuant to Clause 8.4 or any other provision of this Debenture and all such rights will be exercisable by the relevant Chargor.

8.5.3	The relevant Chargor shall be entitled on and from the date of such notice, to exercise all voting rights in relation to the Shares subject only to the proviso contained in sub-clause 8.5.4.

8.5.4	The Chargor shall not at any time exercise its voting rights in relation to the Shares in any manner, or otherwise permit or agree to, or concur or participate in any (i) variation of the rights attaching to or conferred by all or any part of the Shares (ii) increase in the issued share capital of any company whose shares are charged pursuant to this Debenture (iii) exercise, renunciation or assignment of any right to subscribe for any shares or securities or (iv) reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Debenture, which in the reasonable opinion of the Trustee would prejudice the value of, or the ability of the Trustee to realise, the security created by this Debenture provided that the proceeds of any such action shall form part of the Shares.

8.6	Investments and Shares: Payment of Calls

Each Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Investments and Shares, and in any case of default by a Chargor in such payment, the Trustee may, if it thinks fit, make such payment on behalf of such Chargor in which case any sums paid by the Trustee shall be reimbursed by such Chargor to the Trustee on demand and shall carry interest from the date of payment by the Trustee until reimbursed at the rate and in accordance with Clause 2.2 (Interest on Demands).

8.7	Investments: Delivery of Documents of Title

Each Chargor shall promptly on the request of the Trustee, deliver (or procure delivery) to the Trustee, and the Trustee shall be entitled to retain, all of the Investments and any certificates and other documents of title representing the Investments to which such Chargor (or its nominee(s)) is or becomes entitled together with any other document which the Trustee may reasonably request (in such form and executed as the Trustee may reasonably require) with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

8.8	Investments: Exercise of Rights

No Chargor shall exercise any of its rights and powers in relation to any of the Investments in any manner which, in the reasonable opinion of the Trustee, would prejudice the value of, or the ability of the Trustee to realise, the security created by this Debenture.

9.	ACCOUNTS

9.1	Accounts: Notification and Variation

Each Chargor, during the subsistence of this Debenture:

9.1.1	shall promptly deliver to the Trustee (if not previously provided) on the date of this Debenture (and, if any change occurs thereafter, on the date of such change), details of each Account maintained by it with any bank or financial institution (other than with the Trustee); and

9.1.2	shall not, without the Trustee’s prior written consent, permit or agree to any variation of the rights attaching to any Account or close any Account.

9.2	Accounts: Operation Before an Acceleration Event

Each Chargor shall prior to the occurrence of an Acceleration Event be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account (other than an Assigned Account) subject to the terms of the Credit Agreement.

9.3	Accounts: Operation After an Acceleration Event

After the occurrence of an Acceleration Event, no Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Trustee.

9.4	Assigned Accounts

9.4.1	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Assigned Account except with the prior consent of the Trustee or as permitted pursuant to the terms of the Credit Agreement and pursuant to the terms of Clause 10 (Monetary Claims).

9.4.2	The Trustee shall, upon the occurrence of an Acceleration Event, be entitled without notice to exercise from time to time all rights, powers and remedies held by it as assignee of the Assigned Accounts and to:

(a)	demand and receive all and any monies due under or arising out of each Assigned Account; and

(b)	exercise all such rights as the relevant Chargor was then entitled to exercise in relation to such Assigned Account or might, but for the terms of this Debenture, exercise.

9.5	Accounts: Application of Monies

The Trustee shall, upon the occurrence of an Acceleration Event, be entitled without notice to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured UK Obligations in accordance with Clause 18 (Application of Monies).

10.	MONETARY CLAIMS

10.1	Dealing with Monetary Claims

No Chargor shall at any time during the subsistence of the Debenture, without the prior written consent of the Trustee:

10.1.1	deal with the Monetary Claims except by getting in and realising them in a prudent manner (on behalf of the Trustee) and paying the proceeds of those Monetary Claims into the Claims Accounts or an Account or as the Trustee may require (and such proceeds shall be held upon trust by such Chargor for the Trustee on behalf of the Secured Parties prior to such payment in); or

10.1.2	factor or discount any of the Monetary Claims or enter into any agreement for such factoring or discounting.

10.2	Release of Monetary Claims: Before an Acceleration Event

Prior to the occurrence of an Acceleration Event, the proceeds of the realisation of the Monetary Claims shall (subject to any restriction on the application of such proceeds contained in this Debenture or in the Credit Agreement), upon such proceeds being credited to a Claims Account or an Account, be released from the fixed charge created pursuant to Clause 3.1 (Fixed Charges) and each Chargor shall be entitled to withdraw such proceeds from such Claims Account or an Account provided that such proceeds shall continue to be subject to the floating charge created pursuant to Clause 3.3 (Floating Charge) and the terms of this Debenture.

10.3	Release of Monetary Claims: After an Acceleration Event

After the occurrence of an Acceleration Event, no Chargor shall, except with the prior written consent of the Trustee, be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Claims Account or Account (as the case may be).

11.	INSURANCES

11.1	Insurance: Undertakings

Each Chargor shall at all times during the subsistence of this Debenture:

11.1.1	keep the Charged Property insured in accordance with the terms of the Credit Agreement;

11.1.2	if required by the Trustee, cause each insurance policy or policies relating to the Charged Property other than any Insurance Policy which has been the subject of a Notice of Assignment pursuant to Clause 5 (Perfection of Security) to contain (in form and substance reasonably satisfactory to the Trustee) an endorsement naming the Trustee as sole loss payee in respect of all claims;

11.1.3	promptly pay all premiums and other monies payable under all its Insurance Policies and promptly upon request, produce to the Trustee a copy of each policy and evidence (reasonably acceptable to the Trustee) of the payment of such sums; and

11.1.4	if required by the Trustee (but subject to the provisions of any lease of the Charged Property), deposit all Insurance Policies relating to the Charged Property with the Trustee.

11.2	Insurance: Default

If a Chargor defaults in complying with Clause 11.1 (Insurance: Undertakings), the Trustee may effect or renew any such insurance on such terms, in such name(s) and in such amount(s) as it reasonably considers appropriate, and all monies expended by the Trustee in doing so shall be reimbursed by such Chargor to the Trustee on demand and shall carry interest from the date of payment by the Trustee until reimbursed at the rate specified in Clause 2.2 (Interest on Demands).

11.3	Application of Insurance Proceeds

All monies received under any Insurance Policies relating to the Charged Property shall (subject to the rights and claims of any person having prior rights to such monies), prior to the occurrence of an Acceleration Event, be applied in accordance with the terms of the Credit Agreement; after the occurrence of an Acceleration Event, each Chargor shall hold such monies upon trust for the Trustee pending payment to the Trustee for application in accordance with Clause 18 (Application of Monies) and each Chargor waives any right it may have to require that any such monies are applied in reinstatement of any part of the Charged Property.

12.	REAL PROPERTY

12.1	Property: Notification

Each Chargor shall immediately notify the Trustee of any contract, conveyance, transfer or other disposition for the acquisition by it (or its nominee(s)) of any Real Property.

12.2	Lease Covenants

Each Chargor shall, in relation to any lease, agreement for lease or other right to occupy to which all or any part of the Charged Property is at any time subject:

12.2.1	pay the rents (if the lessee) and observe and perform in all material respects the covenants, conditions and obligations imposed (if the lessor) on the lessor or, (if the lessee) on the lessee; and

12.2.2	not do any act or thing whereby any lease or other document which gives any right to occupy any part of the Charged Property becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term.

12.3	General Property Undertakings

Each Chargor shall:

12.3.1	repair and keep in good and substantial repair and condition to the reasonable satisfaction of the Trustee all the Real Property at any time forming part of the Charged Property;

12.3.2	not at any time without the prior written consent of the Trustee sever or remove any of the fixtures forming part of the Real Property or any of the plant or machinery (other than stock in trade or work in progress) on or in the Charged Property (except for the purpose of any necessary repairs or replacement of it); and

12.3.3	comply with and observe and perform (a) all applicable requirements of all planning and environmental legislation, regulations and bye-laws relating to the Real Property, (b) any conditions attaching to any planning permissions relating to or affecting the Real Property and (c) any notices or other orders made by any planning, environmental or other public body in respect of all or any part of the Real Property.

12.4	Entitlement to Remedy

If a Chargor fails to comply with any of the undertakings contained in this Clause 12, the Trustee shall be entitled (with such agents, contractors and others as it sees fit), to do such things as may in the reasonable opinion of the Trustee be required to remedy such failure and all monies spent by the Trustee in doing so shall be reimbursed by such Chargor on demand with interest from the date of payment by the Trustee until reimbursed in accordance with Clause 2.2 (Interest on Demands).

13.	GENERAL UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES

13.1	Intellectual Property

Each Chargor shall during the subsistence of this Debenture in respect of any Intellectual Property which is material to or required in connection with its business:

13.1.1	take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

13.1.2	not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.

13.2	Information and Access

Each Chargor shall from time to time on request of the Trustee, furnish the Trustee with such information as the Trustee may reasonably require about its business and affairs, the Charged Property and its compliance with the terms of this Debenture and each Chargor shall permit the Trustee, its representatives, professional advisers and contractors, free access at all reasonable times and on reasonable notice to (a) inspect and take copies and extracts from the books, accounts and records of such Chargor and (b) to view the Charged Property (without becoming liable as mortgagee in possession).

13.3	Representations and Warranties

Each Chargor makes the following representations and warranties to the Trustee and acknowledges that the Trustee has become a party to this Debenture in reliance on these representations and warranties:

13.3.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of England and Wales.

(b)	It and each of its subsidiaries has the power to own its assets and carry on its business as it is being conducted.

13.3.2	Binding obligations

The obligations expressed to be assumed by it in this Debenture are legal, valid, binding and enforceable obligations.

13.3.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Debenture do not and shall not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its subsidiaries constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its subsidiaries.

13.3.4	Ranking

Except for obligations mandatorily preferred by law applying to companies generally, the security created by this Debenture has or will have first ranking priority and it is not subject to any prior ranking or pari passu security.

13.3.5	Power and authority

It has and will have the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Debenture and the transactions contemplated by this Debenture.

13.3.6	Authorisations

All authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Debenture; and

(b)	to make this Debenture admissible in evidence in its jurisdiction of incorporation and the jurisdiction of incorporation of each company whose shares are charged under this Debenture, have been obtained or effected and are and will remain in full force and effect.

13.3.7	Choice of law

The choice of English law as the governing law of this Debenture and any judgement obtained in England in relation to this Debenture will be recognised and enforced in its jurisdiction of incorporation.

13.3.8	Deduction of Tax

It is not required to make any deduction for or on account of tax from any payment it may make under this Debenture.

13.3.9	Winding-up

No corporate actions, legal proceedings or other procedure or steps have been taken in relation to, or notice given in respect of, a composition, compromise, assignment or arrangement with any of its creditor or in relation to the suspension of payments or moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator to, it and no such step is intended by it (save for the purposes of any solvent re-organisation or reconstruction which has previously been approved by the Trustee).

13.3.10	Centre of main interests and establishments

(a)	It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in England and Wales.

(b)	It has no “establishment”(as that term is used in Article 2(h) of the Regulation) in any jurisdictions other than in England and Wales.

13.3.11	Pensions

It has not at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993);

It has not at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

13.3.12	Repetition

The representations set out in sub-clauses 13.3.1 (Status) to 13.3.11 (Pensions) are deemed to be made by each Chargor by reference to the facts and circumstances then existing on the date of this Debenture.

14.	ENFORCEMENT OF SECURITY

14.1	Enforcement

At any time after the occurrence of an Acceleration Event or if a Chargor requests the Trustee to exercise any of its powers under this Debenture or if a petition or application is presented for the making of an administration order in relation to a Chargor or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of any Chargor or files such a notice with the court, the security created by or pursuant to this Debenture is immediately enforceable and the Trustee may, without notice to any of the Chargors or prior authorisation from any court, in its absolute discretion:

14.1.1	enforce all or any part of that security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

14.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) and each Mortgage on mortgagees and by this Debenture and each Mortgage on any Receiver or otherwise conferred by law on mortgagees or Receivers.

14.2	No Liability as Mortgagee in Possession

Neither the Trustee nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any act, neglect, default or omission in connection with the Charged Property to which a mortgagee or a mortgagee in possession might otherwise be liable, unless such loss is caused by the fraud, gross negligence or wilful misconduct of the Trustee or Receiver.

14.3	Right of Appropriation

To the extent that any of the Charged Property constitutes “financial collateral” and this Debenture and the obligations of each Chargor hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Trustee shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured UK Obligations. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be (a) in the case of cash, the amount standing to the credit of each of the Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (b) in the case of Investments and/or Shares, the market price of such Investments and/or Shares determined by the Trustee by reference to a public index or by such other process as the Trustee may select, including independent valuation. In each case, the parties agree that the method of valuation provided for in this Debenture shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

14.4	Effect of Moratorium

The Trustee shall not be entitled to exercise its rights under Clause 14.1 (Enforcement) or Clause 4 (Crystallisation of Floating Charge) where the right arises as a result of an Acceleration Event occurring solely due to any person obtaining or taking steps to obtain a moratorium pursuant to Schedule A1 of the Insolvency Act 1986.

15.	EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

15.1	Extension of Powers

The power of sale or other disposal conferred on the Trustee and on any Receiver by this Debenture and each Mortgage shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured UK Obligations shall be deemed due and payable for that purpose) on execution of this Debenture and each Mortgage.

15.2	Restrictions

The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture and each Mortgage or to the exercise by the Trustee of its right to consolidate all or any of the security created by or pursuant to this Debenture and each Mortgage with any other security in existence at any time or to its power of sale, which powers may be exercised by the Trustee without notice to any Chargor on or at any time after the occurrence of an Acceleration Event.

15.3	Power of Leasing

The statutory powers of leasing may be exercised by the Trustee at any time on or after the occurrence of an Acceleration Event and the Trustee and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.

16.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

16.1	Appointment and Removal

After the occurrence of an Acceleration Event or if a petition or application is presented for the making of an administration order in relation to a Chargor or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of a Chargor or files such a notice with the court or if requested to do so by a Chargor, the Trustee may by deed or otherwise (acting through an authorised officer of the Trustee), without prior notice to such Chargor:

16.1.1	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

16.1.2	appoint two or more Receivers of separate parts of the Charged Property;

16.1.3	remove (so far as it is lawfully able) any Receiver so appointed;

16.1.4	appoint another person(s) as an additional or replacement Receiver(s); or

16.1.5	appoint one or more persons to be an administrator of such Chargor.

16.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 16.1 (Appointment and Removal) shall be:

16.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

16.2.2	for all purposes shall be deemed to be the agent of the relevant Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Trustee; and

16.2.3	entitled to remuneration for his services at a rate to be fixed by the Trustee from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

16.3	Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Trustee under the Law of Property Act 1925 (as extended by this Debenture and each Mortgage) or otherwise and such powers shall remain exercisable from time to time by the Trustee in respect of any part of the Charged Property.

17.	POWERS OF RECEIVER

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of any Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of any Chargor which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the relevant Chargor or in his own name and, in each case, at the cost of such Chargor):

17.1.1	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

17.1.2	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

17.1.3	all the powers and rights of an absolute owner and power to do or omit to do anything which the relevant Chargor itself could do or omit to do; and

17.1.4	the power to do all things (including bringing or defending proceedings in the name or on behalf of the relevant Chargor) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the relevant Chargor forming part of, or which when got in would be, Charged Property.

18.	APPLICATION OF MONIES

All monies received or recovered by the Trustee or any Receiver pursuant to this Debenture and each Mortgage or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Trustee (notwithstanding any purported appropriation by any of the Chargors) in accordance with the terms of the Trust Agreement.

19.	PROTECTION OF PURCHASERS

19.1	Consideration

The receipt of the Trustee or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Trustee or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

19.2	Protection of Purchasers

No purchaser or other person dealing with the Trustee or any Receiver shall be bound to inquire whether the right of the Trustee or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Trustee or such Receiver in such dealings.

20.	POWER OF ATTORNEY

20.1	Appointment and Powers

Each Chargor by way of security irrevocably appoints the Trustee and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

20.1.1	carrying out any obligation imposed on such Chargor by this Debenture or any other agreement binding on such Chargor to which the Trustee is party (including the execution and delivery of any Mortgages, deeds, charges, assignments or other security and any transfers of the Charged Property); and

20.1.2	enabling the Trustee and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or any Mortgage or by law (including, after the occurrence of an Acceleration Event, the exercise of any right of a legal or beneficial owner of the Charged Property).

20.2	Ratification

Each Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

21.	EFFECTIVENESS OF SECURITY

21.1	Continuing Security

21.1.1	The Lien created by or pursuant to this Debenture and any Mortgage shall remain in full force and effect as a continuing security for the Secured UK Obligations unless and until discharged by the Trustee.

21.1.2	No part of the security from time to time intended to be constituted by this Debenture will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured UK Obligations or for any other reason.

21.2	Cumulative Rights

The security created by or pursuant to this Debenture and any Mortgage and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Trustee or any Secured Party may at any time hold for the Secured UK Obligations or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Trustee (whether in its capacity as trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture and any Mortgage.

21.3	No Prejudice

The security created by or pursuant to this Debenture and any Mortgage and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to any of the Chargors or any other person, or the Trustee (whether in its capacity as trustee or otherwise) or any of the other Secured Parties or by any variation of the terms of the trust upon which the Trustee holds the security or by any other thing which might otherwise prejudice that security or any Collateral Right.

21.4	Remedies and Waivers

No failure on the part of the Trustee to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

21.5	No Liability

None of the Trustee, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Debenture or any Mortgage or (b) any neglect or default in connection with the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of fraud, gross negligence or wilful misconduct upon its part.

21.6	Partial Invalidity

If, at any time, any provision of this Debenture or any Mortgage is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture or any Mortgage nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture or any Mortgage is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

21.7	Waiver of defences

The obligations of each Chargor under this Debenture and each Mortgage and the Collateral Rights will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Debenture and each Mortgage (without limitation and whether or not known to it or any Secured Party) including:

21.7.1	any time, waiver or consent granted to, or composition with, any UK Restricted Party or other person;

21.7.2	the release of any UK Restricted Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

21.7.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any UK Restricted Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

21.7.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any UK Restricted Party or any other person;

21.7.5	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Loan Document or any other document or security or of the Secured UK Obligations;

21.7.6	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security or of the Secured UK Obligations; or

21.7.7	any insolvency or similar proceedings.

21.8	Immediate recourse

Each Chargor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from each Chargor under this Debenture or any Mortgage. This waiver applies irrespective of any law or any provision of this Debenture to the contrary or any Mortgage.

21.9	Deferral of Rights

Until such time as the Secured UK Obligations have been discharged in full, each Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture or any Mortgage:

21.9.1	to be indemnified by any UK Restricted Party;

21.9.2	to claim any contribution from any guarantor of any UK Restricted Party’s obligations under this Debenture; and/or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, this Debenture by any Finance Party.

22.	RELEASE OF SECURITY

22.1	Redemption of Security

Upon the Secured UK Obligations being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargors or any other person under any of the Loan Documents, the Trustee shall, at the request and cost of the Chargors, release and cancel the security constituted by this Debenture and procure the reassignment to the relevant Chargor of the property and assets assigned to the Trustee pursuant to this Debenture, in each case subject to Clause 22.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, the Trustee or any of its nominees.

22.2	Avoidance of Payments

If the Trustee considers on reasonable grounds that any amount paid or credited to any Finance Party is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of each Chargor under this Debenture and the security constituted by this Debenture shall continue and such amount shall not be considered to have been irrevocably paid.

23.	SET-OFF

Each Chargor authorises the Trustee (but the Trustee shall not be obliged to exercise such right), after the occurrence of an Acceleration Event, to set off against the Secured UK Obligations any amount or other obligation (contingent or otherwise) owing by the Trustee to such Chargor and apply any credit balance to which such Chargor is entitled on any account with the Trustee in accordance with Clause 18 (Application of Monies) (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

24.	SUBSEQUENT AND PRIOR SECURITY INTERESTS

24.1	Subsequent Security Interests

If the Trustee (acting in its capacity as trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Lien affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Debenture or any Mortgage or the Credit Agreement, all payments thereafter by or on behalf of any Chargor to the Trustee (whether in its capacity as trustee or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of such Chargor and not as having been applied in reduction of the Secured UK Obligations as at the time when the Trustee received such notice.

24.2	Prior Security Interests

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien or upon the exercise by the Trustee or any Receiver of any power of sale under this Debenture or any Mortgage the Trustee may redeem that prior Lien or procure the transfer of it to itself. The Trustee may settle and agree the accounts of the prior Lien and any accounts so settled and agreed will be conclusive and binding on the relevant Chargor. All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the relevant Chargor to the Trustee on demand.

25.	CURRENCY

25.1	Currency Indemnity

If any sum (a “Sum”) owing by a Chargor under this Debenture or any Mortgage or any order or judgment given or made in relation to this Debenture or any Mortgage has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

25.1.1	making or filing a claim or proof against such Chargor;

25.1.2	obtaining an order or judgment in any court or other tribunal;

25.1.3	enforcing any order or judgment given or made in relation to this Debenture or any Mortgage; or

25.1.4	applying the Sum in satisfaction of any of the Secured UK Obligations,

the relevant Chargor shall indemnify the Trustee from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Trustee at the time of such receipt of such Sum.

25.2	Currency Conversion

For the purpose of or pending the discharge of any of the Secured UK Obligations, the Trustee may convert any monies received or recovered by the Trustee or any Receiver pursuant to this Debenture or any Mortgage from one currency to another at the spot rate at which the Trustee is able to purchase the currency in which the Secured UK Obligations are due with the amount received. The Secured UK Obligations shall only be satisfied to the extent of amount of the due currency purchased after deducting the costs of conversion.

26.	ASSIGNMENT

The Trustee may assign and transfer all or any of its rights and obligations under this Debenture or any Mortgage in accordance with the terms of Credit Agreement. The Trustee shall be entitled to disclose such information concerning the Chargors and this Debenture or any Mortgage as the Trustee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law.

27.	NOTICES

27.1	Communications in Writing

Each communication to be made under or in connection with this Debenture or any Mortgage shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

27.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Debenture or any Mortgage is:

27.2.1	in the case of each Chargor, that identified with its name below;

27.2.2	in the case of the Trustee, that identified with its name below,

or any substitute address, fax number, or department or officer as the Party may notify to the Administrative Agent pursuant to the terms of the Credit Agreement (or the Trustee may notify to the other Parties, if a change is made by the Trustee) by not less than five Business Days’ notice.

27.3	Delivery

27.3.1	Any communication or document made or delivered by one person to another under or in connection with this Debenture or any Mortgage will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or [five] Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 27.2 (Addresses) of this Debenture or in the Credit Agreement if addressed to that department or officer.

27.3.2	Any communication or document to be made or delivered to the Trustee will be effective only when actually received by the Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Trustee’s signature below (or any substitute department or officer as the Trustee shall specify for this purpose).

27.4	English language

27.4.1	Any notice given under or in connection with this Debenture and any Mortgage must be in English.

27.4.2	All other documents provided under or in connection with this Debenture and any Mortgage must be:

(a)	in English; or

(b)	if not in English, and if so required by the Trustee or Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

28.	EXPENSES, STAMP TAXES AND INDEMNITY

28.1	Expenses

Each Chargor shall, from time to time on demand of the Trustee, reimburse the Trustee for all the costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred by it in connection with:

28.1.1	the negotiation, preparation and execution of this Debenture or any Mortgage and the completion of the transactions and perfection of the security contemplated in this Debenture or any Mortgage; and

28.1.2	the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Debenture or any Mortgage or any proceedings instituted by or against the Trustee as a consequence of taking or holding the security or of enforcing the Collateral Rights, and shall carry interest from the date of such demand until so reimbursed at the rate and on the basis as mentioned in Clause 2.2 (Interest on Demands).

28.2	Stamp Taxes

Each Chargor shall pay all stamp, registration and other taxes to which this Debenture, the security contemplated in this Debenture and any Mortgage or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Trustee on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

28.3	Indemnity

Each Chargor shall, notwithstanding any release or discharge of all or any part of the security, jointly and severally indemnify the Trustee, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by any of the Chargors of the provisions of this Debenture or any Mortgage, the exercise or purported exercise of any of the rights and powers conferred on them by this Debenture or any Mortgage or otherwise relating to the Charged Property.

29.	PAYMENTS FREE OF DEDUCTION

All payments to be made to the Trustee under this Debenture or any Mortgage shall be made free and clear of and without deduction for or on account of tax unless the relevant Chargor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by such Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

30.	DISCRETION AND DELEGATION

30.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Debenture or under any Mortgage by the Trustee or any Receiver may, subject to the terms and conditions of the Credit Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

30.2	Delegation

Each of the Trustee and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) or any Mortgage on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Trustee or the Receiver itself.

31.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of eighty years from the date of the Credit Agreement.

32.	GOVERNING LAW

This Debenture and all matters arising from or connected with it are governed by English law.

33.	JURISDICTION

The courts of England have non-exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Debenture or any Mortgage (including a dispute regarding the existence, validity or termination of this Debenture or any Mortgage or the consequences of its nullity).

THIS DEBENTURE has been signed on behalf of the Trustee and executed as a deed by each Chargor and is delivered by it on the date specified above.

SCHEDULE 1

DETAILS OF REAL PROPERTY

NONE

SCHEDULE 2

FORM OF LEGAL MORTGAGE

DATED [                    ]

[INSERT NAME OF COMPANY]

AND

JPMorgan Chase Bank, N.A.

MORTGAGE

THIS DEED is dated [            ] between:

(1)	[INSERT NAME OF COMPANY] registered in [England and Wales with company number [—]] (the “Chargor”); and

(2)	JPMorgan Chase Bank, N.A. of [—] as security trustee (the “Trustee”).

BACKGROUND:

It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	DEFINITIONS

In this Deed:

“Mortgaged Property” means:

(a)	the property specified in Schedule 1 (Details of Mortgaged Property); and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such property,

and includes all Related Rights.

“Related	Rights” means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset.

2.	FIXED SECURITY

The Chargor charges with full title guarantee in favour of the Trustee with the payment and discharge of the Secured UK Obligations, by way of first legal mortgage the Mortgaged Property.

3.	IMPLIED COVENANTS FOR TITLE

(a)	The covenants set out in Sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 2 (Fixed Security).

(b)	It shall be implied in respect of Clause 2 (Fixed security) that the Chargor is disposing of the Mortgaged Property free from all charges and incumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

4.	APPLICATION TO THE LAND REGISTRY

The Chargor consents to an application being made to the Land Registry to enter the following restriction in the Proprietorship register of any property which is, or is required to be, registered forming part of the Mortgaged Property:

“No disposition (in particular no transfer, charge, mortgage or lease) of the registered estate by the proprietor of the registered estate, or by the proprietor of any future registered charge, is to be completed by registration without a written consent signed by the proprietor for the time being of the charge dated [            ] in favour of [            ] referred to in the Charges Register.”

5.	FURTHER ADVANCES

5.1	Each Lender is under an obligation to make further Advances to the UK Borrower and that obligation will be deemed to be incorporated into this Mortgage as if set out in this Mortgage.

5.2	The Chargor hereby consents to an application being made to the Land Registry to enter the obligation to make further Advances on the Charges register of any registered land forming part of the Mortgaged Property.

6.	RELEASE OF SECURITY

6.1	Redemption of Security

Upon the Secured UK Obligations being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any agreement between the Trustee and the Chargor, the Trustee shall, at the request and cost of the Chargor, release and cancel the security constituted by this Mortgage and procure the reassignment to the Chargor of the property and assets assigned to the Trustee pursuant to this Mortgage, in each case subject to Clause 6.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, the Trustee or any of its nominees.

6.2	Avoidance of Payments

If the Trustee considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Mortgage and the security constituted hereby shall continue and such amount shall not be considered to have been irrevocably paid.

7.	THIRD PARTY RIGHTS

A person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

8.	GOVERNING LAW

This Deed is governed by English law.

9.	COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which shall be deemed an original and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed. Any party may enter into this Mortgage by signing any such counterpart.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1

DETAILS OF MORTGAGED PROPERTY

Description of Property	Title Number
[ ]	[ ]

The Chargor

EXECUTED as a DEED

By [INSERT NAMES OF COMPANY]

                         Director

                         Director/Secretary

Address:

Fax:

The Trustee

Signed by

JPMorgan Chase Bank, N.A.

By:

Address:

Fax:

Attention:

SCHEDULE 3

FORM OF NOTICE OF ASSIGNMENT OF INSURANCE

To: [Insurer]

Date: [            ]

Dear Sirs,

We hereby give you notice that we have assigned to TRUSTEE (the “Trustee”) pursuant to a debenture entered into by us in favour of the Trustee dated [            ] all our right, title and interest in and to the proceeds of [insert details of relevant insurance policy] (the “Policy of Insurance”).

With effect from your receipt of this notice we instruct you to:

1.	make all payments and claims under or arising from the Policy of Insurance to Trustee [insert an account number if required] or to its order as it may specify in writing from time to time;

2.	note the interest of the Trustee on the Policy of Insurance; and

3.	disclosure to the Trustee, without further approval from us, such information regarding the Policy of Insurance as the Trustee may from time to time request and to send it copies of all notices issued by you under the Policy of Insurance.

With effect from your receipt of this notice all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Policy of Insurance (including all rights to compel performance) belong to and are exercisable by the Trustee.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning the same to the Trustee at [            ] marked for the attention of [            ].

Yours faithfully,

for and on behalf of

[COMPANY]

[On copy only:

To: TRUSTEE

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, title and interests and benefits referred to in such notice and that we will comply with the terms of that notice.

We further confirm that no amendment or termination of the Policy of Insurance shall be effective unless we have given the Trustee thirty days written notice of such amendment or termination.

For and on behalf of [            ]

By:

Dated:

SCHEDULE 4

FORM OF NOTICE OF ASSIGNMENT OF ACCOUNT

To: [Account Bank]

Date: [            ]

Dear Sirs,

We hereby give you notice that we have assigned and charged to TRUSTEE (the “Trustee”) all of our right, title and interest in and to account number [•], account name [•] (including any renewal or redesignation of such account ) and all monies standing to the credit of that account from time to time (the “Account”).

With effect from the date of your receipt of this notice:

(a)	[any existing payment instructions affecting the Account are to be terminated and all payments and communications in respect of the Account should be made to the Trustee or to its order (with a copy to the Company)] [insert agreed operating procedures in relation to any Claims Account, which should be stated to be revocable at any time on notice from the Trustee].

(b)	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Account belong to the Trustee.

Please accept this notice by signing the enclosed acknowledgement and returning it to the Trustee at [            ] marked for the attention of [            ].

Yours faithfully

for and on behalf of

[COMPANY]

[on copy only]

To: TRUSTEE

Date: [            ]

At the request of the Trustee and [COMPANY] we acknowledge receipt of the notice of assignment and charge, on the terms attached, in respect of the Account (as described in those terms). We confirm that:

•

the balance standing to the Account at today’s date is [—], no fees or periodic charges are payable in respect of the Account and there are no restrictions on (a) the payment of the credit balance on the Account [(except, in the case of a time deposit, the expiry of the relevant period)] or (b) the assignment of the Account to the Trustee or any third party;

•

we have not received notice of any previous assignments of, charges over or trusts in respect of, the Account and we will not, without the Trustee’s consent (a) exercise any right of combination, consolidation or set-off which we may have in respect of the Account or (b) amend or vary any rights attaching to the Account; and

•	we will act only in accordance with the instructions given by persons authorised by the Trustee and we shall send all statements and other notices given by us relating to the Account to the Trustee.

For and on behalf of [—]

By: ..

SCHEDULE 5

FORM OF NOTICE OF ASSIGNMENT OF SPECIFIC CONTRACT

To: [—]

Date: [—]

Dear Sirs,

We hereby give you notice that we have assigned to TRUSTEE (“Trustee”) pursuant to a debenture entered into by us in favour of the Trustee dated [—] all our right, title and interest in and to [details of contract] (the “Contract”) including all monies which may be payable in respect of the Contract.

With effect from your receipt of this notice:

1.	all payments by you to us under or arising from the Contract should be made to the Trustee or to its order as it may specify in writing from time to time [details of the account into which sums are to be paid may be included];

2.	all remedies provided for in the Contract or available at law or in equity are exercisable by the Trustee;

3.	all rights to compel performance of the Contract are exercisable by the Trustee although the Company shall remain liable to perform all the obligations assumed by it under the Contract;

4.	all rights, interests and benefits whatsoever accruing to or for the benefit of ourselves arising from the Contract belong to the Trustee and no changes may be made to the terms of the Contract nor may the Contract be terminated without the Trustee’s consent; and

5.	you are authorised and instructed, without requiring further approval from us, to provide the Trustee with such information relating to the Contract as it may from time to time request and to send it copies of all notices issued by you under the Contract to the Trustee as well as to us.

These instructions may not be revoked, nor may the terms of the Contract be amended, varied or waived without the prior written consent of the Trustee.

Please acknowledge receipt of this notice by signing the acknowledgement on the enclosed copy letter and returning it to the Trustee at [—] marked for the attention of [—].

Yours faithfully,

for and on behalf of

[COMPANY]

[On copy only:

To: TRUSTEE

We acknowledge receipt of a notice in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the rights, interests and benefits in and to the Contract and that we will comply with the terms of that notice.

We further confirm that:

(a)	no amendment, waiver or release of any of such rights, interests and benefits shall be effective without the prior written consent of the Trustee;

(b)	no termination of such rights, interests or benefits shall be effective unless we have given the Trustee thirty days written notice of the proposed termination, specifying the action necessary to avoid such termination; and

(c)	no breach or default on the part of the Company of any of the terms of the Contract shall be deemed to have occurred unless we have given notice of such breach to the Trustee specifying how to make good such breach.

For and on behalf of [—]

By: ..

Dated:

SCHEDULE 6

DETAILS OF OTHER SECURITY

Part A

Shares

Name of Chargor	Description including company name and number and number of shares held	Share Certificate Number
C H Jones Holdings Limited	All of the issued share capital of C H Jones Limited (00305804), namely: a. 15,000,000 Ordinary Shares; and b. 535,000 Ordinary A Shares.	4 5

C H Jones Holdings Limited	All of the issued share capital of CH Jones (Keygas) Limited (04688726), namely 2 Ordinary Shares.	Unknown

C H Jones Holdings Limited	Compuserve Limited (01230269) - 9450 Ordinary Shares	Unknown

C H Jones Holdings Limited	Croft Holdings Limited (02389132) - 250,000 Ordinary Shares	7

C H Jones Limited	All of the issued share capital of Fuelvend Limited (01914742), namely 400,000 Ordinary Shares.	Unknown

Compuserve Limited	All of the issued share capital of Compuserve (UK) Limited (02749674), namely 2 Ordinary Shares.	4

Croft Holdings Limited	All of the issued share capital of Croft Fuels Limited (01699501), namely 1,000 Ordinary Shares.	6

Name of Chargor	Description including company name and number and number of shares held	Share Certificate Number
Croft Holdings Limited	All of the issued share capital of Croft Petroleum Limited (01652703), namely 7353 Ordinary Shares.	7

FleetCor UK Acquisitions Limited	C H Jones Holdings Limited (03341120) namely 1,302,698 ordinary shares	Unknown

Fuelvend Limited	All of the issued share capital of Petro Vend (Europe) Limited (03552011), namely 2 Ordinary Shares.	2

Part B

Specific Contracts

Chargor	Description of Contract	Date of Contract
Fleetcor UK Acquisition Limited	Share purchase agreement between Fleetcor UK Acquisition Limited and Jonathan Turner in connection with the purchase of entire issued share capital of Fambo UK Limited	30 March 2007

FleetCor UK Acquisition Limited	Deed between the persons named in schedule 7 of the deed and FleetCor UK Acquisition Limited relating to the purchase of the entire issued share capital of C H Jones Holdings Limited	7 September 2006

C H Jones (Keygas) Limited	Agreement between C H Jones (Keygas) Limited and Compair UK Limited relating to the supply, installation and operation of compressed natural gas stations	1 July 2004

C H Jones Holdings Limited	Preliminary agreement between C H Jones Holdings Limited and Tachomaster	Undated

C H Jones Limited	Agreement between C H Jones Limited and DKV Euro Service GmbH & Co. KG in relation to provision of bunker storage facilities	1 July 2005

C H Jones Limited	Somerfield Fuel Card Agreement between C H Jones Limited, Somerfield Stores Limited and BWOC Limited	Undated

C H Jones Limited	Agency Agreement between C H Jones Limited and Morgan Fuels Ireland Limited	26 August 2005

C H Jones Limited	Agreement between C H Jones Limited and GreenChem Solutions Limited relating to the supply of an AdBlue filling and storage installation	23 November 2005

C H Jones Holdings Limited	Deed between Michael Williams and Others and C H Jones Holdings Limited in relation to the acquisition of Croft Holdings Limited	11 January 2006

C H Jones Holdings Limited	Deed between David Kingsman and Others and C H Jones Holdings Limited in relation to the acquisition of Compuserve Limited	19 April 2005

Part C

Account Details

Chargor	Account Number	Sort-Code	Bank
CH Jones Limited
CH Jones Limited
CH Jones (Holdings) Limited
Croft Fuels Limited
Fuelvend Limited
CH Jones (Keygas) Limited
Croft Fuels Limited
Compuserve Limited
FleetCor UK Acquisition Limited

Part D

Intellectual Property Details

UK INTELLECTUAL PROPERTY OFFICE TRADEMARK REGISTRATIONS:

Trademark Name	File Number	Owner	Date Registered	Renewal Date
KEYFUELS	1462558	C H Jones Limited	12 March 1993	25 April 2008
Diesel Direct and Image	1486026	C H Jones Limited	5 March 1993	21 Dec 2008
KEYFUELS Diesel Direct and Image	2003406	C H Jones Limited	29 Dec 1995	18 Nov 2014
DIESEL DIRECT	2007588	C H Jones Limited	7 June 1996	13 Jan 2015
DATABRIDGE	2109071	C H Jones Limited	25 July 1997	4 Sept 2016
ICR 100	2112548	C H Jones Limited	2 May 1997	11 Oct 2016
FUELSCOPE	2112551	C H Jones Limited	13 June 1997	11 Oct 2016
KEYFUELS KWIKCALL	2117208	C H Jones Limited	13 June 1997	30 Nov 2016
FUELIT	2121837	C H Jones Limited	1 Aug 1997	28 Jan 2017
ASPERA	2157967	C H Jones Limited	12 Feb 1999	12 Feb 2008
FUELBASE	2186064	C H Jones Limited	10 Sept 1999	21 Oct 2008

FV2000	2186066	C H Jones Limited	8 Oct 1999	21 Oct 2008
EXECCARD	2283367A	C H Jones Limited	21 June 2002	17 Oct 2011
EXECARD	2283367B	C H Jones Limited	21 June 2002	17 Oct 2011
THINK TANK THINKTANK	2294676	C H Jones Limited	23 May 2003	7 March 2012
DirectFuels Plus+	2298496	C H Jones Limited	6 Dec 2002	20 April 2012
MILES MORE THAN	2298500	C H Jones Limited	27 Sept 2002	20 April 2012
Device Only Mark Image	2298501	C H Jones Limited	27 Sept 2002	20 April 2012
FUEL SAVE FUELSAVE	2333795	C H Jones Limited	5 March 2004	31 May 2013
ICR 100	2333796	C H Jones Limited	9 Jan 2004	31 May 2013
KEYGAS	2333799	C H Jones Limited	16 Jan 2004	31 May 2013
IRIS	2335474	C H Jones Limited	3 Sept 2004	21 June 2013
PROVAN	2336087	C H Jones Limited	26 March 2004	27 June 2013
MYFUEL MYFUEL Image	2412545	C H Jones Limited	14 July 2006	1 Feb 2016

NGV Powered by clean Natural Gas NGV Powered by clean Natural Gas and Image	2014551	CH Jones (Keygas) Limited	4 October 1996	16 March 2015

The Chargors

EXECUTED as a DEED

By FLEETCOR UK ACQUISITION LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By C H JONES LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By C H JONES HOLDINGS LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By FUELVEND LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300 Norcross, GA 30092 USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By PETRO VEND (EUROPE) LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300 Norcross, GA 30092 USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By COMPUSERVE LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300 Norcross, GA 30092 USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By COMPUSERVE (UK) LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300

Norcross, GA 30092

USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By CROFT FUELS LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300

Norcross, GA 30092

USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By CROFT PETROLEUM LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300

Norcross, GA 30092

USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By CH JONES (KEYGAS) LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300

Norcross, GA 30092

USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By CROFT HOLDINGS LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300

Norcross, GA 30092

USA

Fax:	001 770.449.3471

Attention:	Eric R. Dey

The Security Trustee

JPMORGAN CHASE BANK, N.A.

By:

Address:	JPMorgan Chase Bank, N.A.

1111 Fannin, 10th Floor Houston, TX 77002

Phone:	(713) 750-7920

Fax:	(713) 750-2358

Attention:	Maria Giannavola

Exhibit F-3

Form of UK Guaranty

CLIFFORD CHANCE LLP

DATED 29 OCTOBER 2007

THE FUELCARD COMPANY UK LIMITED

AS GUARANTOR

FAMBO UK LIMITED

AS GUARANTOR

INTERCITY FUELS LIMITED

AS GUARANTOR

FUELCARDS UK LIMITED

AS GUARANTOR

IN FAVOUR OF

JPMORGAN CHASE BANK, N.A.

AS TRUSTEE

ALL MONEYS GUARANTEE

THIS GUARANTEE is made on 29 October 2007

BY

(1)	The Fuelcard Company UK Limited, a private limited company registered in England and Wales with company number 05939102 and whose registered office is at c/o CH Jones Holdings Limited, Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB (as “Guarantor”);

(2)	Fambo UK Limited, a private limited company registered in England and Wales with company number 05373992 and whose registered office is at c/o CH Jones Holdings Limited, Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB (as “Guarantor”);

(3)	Intercity Fuels Limited, a private limited company registered in England and Wales with company number 06228044 and whose registered office is at c/o CH Jones Holdings Limited, Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB (as “Guarantor”); and

(4)	Fuelcards UK Limited, a private limited company registered in England and Wales with company number 06228205 and whose registered office is at c/o CH Jones Holdings Limited, Premier Business Park, Queen Street, Walsall, West Midlands, WS2 9PB (as “Guarantor”);

(each a “Guarantor” and when taken together, the “Guarantors”) in favour of:

(5)	JPMorgan Chase Bank, N.A. as security trustee for the Secured Parties on the terms and conditions set out in the Trust Agreement (defined below) (the “Trustee”, which expression shall include any person for the time being appointed as trustee or as an additional trustee for the purpose of and in accordance with the Trust Agreement).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions:

Unless defined in this Guarantee or the context otherwise requires, a term defined in the Credit Agreement has the same meaning in this Guarantee or any notice given under or in connection with this Guarantee, as if all references in such defined terms to the Credit Agreement were a reference to this Guarantee or such notice. In this Guarantee:

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Credit Agreement” means the credit agreement dated 29 June 2005 and as amended and restated on 30 April 2007 (and as amended, varied, novated or supplemented from time to time) made between, inter alios, FleetCor Technologies Operating Company, LLC and FleetCor UK Acquisition Limited as the Borrowers, FleetCor Technologies,

Inc. as the Parent, the Lenders and JPMorgan Chase Bank, N.A. as the Administrative Agent and the Collateral Agent, J.P. Morgan Europe Limited as the London Agent and J.P. Morgan Securities Inc. as the Lead Arranger and the Sole Bookrunner.

“Secured Parties” has the meaning ascribed to such term in the Credit Agreement.

“Secured UK Obligations” means the Obligations (as defined in the Credit Agreement) except that:

(a)	references to the “Loan Party” or the “Loan Parties” therein shall be replaced by references to the “UK Loan Party” and the “UK Loan Parties” (as the case may be); and

(b)	the reference to “Cash Management Obligations” shall be a reference to “Cash Management Obligations of a UK Restricted Party”.

“Trust Agreement” means a trust agreement dated 30 April 2007 between, amongst others, the Security Trustee, the Obligors (named therein) and JPMorgan Chase Bank, N.A. as Administrative Agent.

1.2	Construction

Unless a contrary indication appears, in this Guarantee:

1.2.1	the rules of interpretation contained in Section 1.03 (Other Interpretive Provisions) and Sections 1.06 (References to Agreements, Laws and Persons) to 1.08 (Timing of Payment of Performance) (inclusive) of the Credit Agreement shall apply to the construction of this Guarantee or any notice given under or in connection with this Guarantee;

1.2.2	any reference in this Guarantee to the “Trustee”, the “Administrative Agent” or any “Secured Party” shall be construed so as to include their and any subsequent successors and permitted assignees and transferees and, in the case of the Trustee, any person for the time being appointed as trustee or trustees in accordance with the Credit Agreement;

1.2.3	references in this Guarantee to any Clause or any Schedule shall be to a clause or schedule contained in this Guarantee;

1.2.4	“assets” includes present and future properties, revenues and rights of every description;

1.2.5	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.6

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, being of a type with which persons to whom it is directed are expected and accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.7	a provision of law is a reference to that provision as amended or re-enacted;

1.2.8	Section, Clause and Schedule headings are for ease of reference only; and capitalised terms that refer to the singular shall be deemed to encompass the plural, and vice versa.

2.	GUARANTEE

2.1	In consideration of the Secured Parties continuing to provide facilities to FleetCor UK Acquisition Limited with registered address at c/o CH Jones Holdings Limited, Premier Business Park, Queen Street, Walsall, West Midlands WS2 9PB and registration number 05859403 (the “Principal”), each Guarantor irrevocably and unconditionally:

2.1.1	guarantees to the Trustee, as trustee for the Secured Parties pursuant to the Trust Agreement, each and every obligation and liability the Principal may now or hereafter have to the Trustee (whether solely or jointly with one or more persons and whether as principal or as surety or in some other capacity) and promises to pay to the Trustee from time to time immediately on demand the unpaid balance of every sum (of principal, interest or otherwise) now or hereafter owing, due or payable by the Principal to the Trustee in respect of any such liability; and

2.1.2	agrees as a primary obligation to indemnify the Trustee, as trustee for the Secured Parties pursuant to the Trust Agreement, from time to time immediately on demand from and against any costs, loss or liability incurred by the Trustee as a result of any such obligation or liability of the Principal being or becoming void, voidable, unenforceable, invalid, illegal or ineffective as against the Principal for any reason whatsoever, whether or not known to the Trustee, the amount of such loss being the amount which the Trustee would otherwise have been entitled to recover from the Principal.

2.2	The guarantee and indemnity contained in Clause 2.1 are in respect of all of the Secured UK Obligations.

3.	PRESERVATION OF RIGHTS

3.1	The obligations of the Guarantors contained in this Guarantee shall be in addition to and independent of every other security which the Trustee or the Secured Parties may at any time hold in relation to any of the Secured UK Obligations.

3.2	Neither the obligations of each Guarantor contained in this Guarantee nor the rights, powers and remedies conferred in respect of such Guarantor upon the Trustee by this Guarantee or by law shall be discharged, impaired or otherwise affected by:

3.2.1	any amendment or variation of the Credit Agreement;

3.2.2	the winding-up, dissolution, administration, moratorium, suspension of payment, bankruptcy or reorganisation of the Principal or any other person or any change in its status, function, control or ownership;

3.2.3	any of the Secured UK Obligations or any of the obligations of the Principal or the obligations of any other person under any security relating to any of the Secured UK Obligations being or becoming illegal, invalid, unenforceable or ineffective in any respect;

3.2.4	any time or other indulgence being granted or agreed to be granted to the Principal or any other person in respect of any of the Secured UK Obligations or under any other security;

3.2.5	any amendment to, or any variation, waiver or release of, any of the Secured UK Obligations or of any person under any other security;

3.2.6	any failure to take, or fully to take, any security agreed to be taken in relation to any of the Secured UK Obligations;

3.2.7	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any of the Secured UK Obligations;

3.2.8	any change in the identity of the Secured Parties under the Credit Agreement; or

3.2.9	any other act, event or omission which, but for this Clause 3.2, might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors contained in this Guarantee or any of the rights, powers or remedies conferred upon the Trustee by this Guarantee or by law.

3.3	Any settlement or discharge given by the Trustee to any Guarantor in respect of that Guarantor’s obligations under this Guarantee or any other agreement reached between the Trustee and that Guarantor in relation to it shall be, and be deemed always to have been, void if any act on the faith of which the Trustee gave the relevant Guarantor that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law or reduced as a result of insolvency or any similar event.

3.4	The Trustee shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of each Guarantor by this Guarantee or by law:

3.4.1	to make any demand of the Principal;

3.4.2	to take any action or obtain judgment in any court against the Principal;

3.4.3	to make or file any claim or proof in a winding-up, moratorium, suspension of payment, bankruptcy or dissolution of the Principal; or

3.4.4	to enforce or seek to enforce any security taken in respect of any of the obligations of the Principal in respect of the Secured UK Obligations.

3.5	The Guarantors agree that, so long as the Principal is under any actual or contingent obligations in respect of any of the Secured UK Obligations, the Guarantors shall not exercise any rights which the Guarantors may at any time have by reason of performance by it of its obligations under this Guarantee:

3.5.1	to be indemnified by the Principal or to receive any collateral from the Principal; and/or

3.5.2	to claim any contribution from any other guarantor of any of the Secured UK Obligations; and/or

3.5.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Trustee in respect of any of the Secured UK Obligations or of any other security taken pursuant to, or in connection with, any of the Secured UK Obligations by the Trustee.

4.	REPRESENTATIONS AND WARRANTIES

Each Guarantor makes the following representations and warranties to the Trustee and acknowledges that the Trustee has become a party to this Guarantee in reliance on these representations and warranties:

4.1	Status

4.1.1	It is a corporation, duly incorporated and validly existing under the laws of England and Wales.

4.1.2	It and each of its subsidiaries has the power to own its assets and carry on its business as it is being conducted.

4.2	Binding obligations

The obligations expressed to be assumed by it in this Guarantee are legal, valid, binding and enforceable obligations.

4.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Guarantee do not and shall not conflict with:

4.3.1	any law or regulation applicable to it;

4.3.2	its or any of its subsidiaries constitutional documents; or

4.3.3	any agreement or instrument binding upon it or any of its subsidiaries.

4.4	Ranking

The security created by this Guarantee has or will have first ranking priority and it is not subject to any prior ranking or pari passu security.

4.5	Power and authority

It has and will have the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Guarantee and the transactions contemplated by this Guarantee.

4.6	Authorisations

All Authorisations required or desirable:

4.6.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Guarantee; and

4.6.2	to make this Guarantee admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are and will remain in full force and effect.

4.7	Choice of law

The choice of English law as the governing law of this Guarantee and any judgement obtained in England in relation to this Guarantee will be recognised and enforced in its jurisdiction of incorporation.

4.8	Deduction of Tax

It is not required to make any deduction for or on account of tax from any payment it may make under this Guarantee.

4.9	Winding-up

No corporate actions, legal proceedings or other procedure or steps have been taken in relation to, or notice given in respect of, a composition, compromise, assignment or arrangement with any of its creditors or in relation to the suspension of payments or moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator to, it and no such step is intended by it (save for the purposes of any solvent re-organisation or reconstruction which has previously been approved by the Trustee).

4.10	Centre of main interests and establishments

4.10.1	It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in England and Wales.

4.10.2	It has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdictions other than in England and Wales.

4.11	Pensions

4.11.1	It has not at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993);

4.11.2	It has not at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

4.12	Repetition

The representations set out in Clauses 4.1 (Status) to 4.11 (Pensions) are deemed to be made by each Guarantor by reference to the facts and circumstances then existing on the date of this Guarantee.

5.	PAYMENTS AND INTEREST

5.1	All payments to be made by the Guarantor to the Trustee under this Guarantee shall be made without set-off or counterclaim and without any deduction or withholding whatsoever. If a Guarantor is obliged by law to make any deduction or withholding from any such payment, the amount due from that Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Trustee receives a net amount equal to the amount the Trustee would have received had no such deduction or withholding been required to be made.

5.2	If the Trustee makes a demand under this Guarantee, the Guarantors shall pay interest on each sum demanded (before and after any judgement, and to the extent interest at the default rate is not otherwise being paid on such sum(s)) from the date of demand until the date of payment calculated on a daily basis at the rate of two per cent per annum above the Trustee’s cost of funding such amount from whatever source the Trustee may select.

6.	CURRENCY CONVERSION

The Trustee may convert any money received or realised by it under or pursuant to this Guarantee which is not in the currency in which such sums are due and payable from that currency into the currency in which such sum is due at the Trustee’s spot rate of exchange for the time being for the relevant conversion.

7.	CONTINUING SECURITY

7.1	The obligations of each Guarantor contained in this Guarantee shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Principal in relation to any of the Secured UK Obligations and shall continue in full force and effect until final payment in full of all amounts owing by the Principal in respect of the Secured UK Obligations and total satisfaction of all the Principal’s actual and contingent obligations in relation to the Secured UK Obligations.

7.2	If for any reason this Guarantee ceases to be a continuing security, the Trustee may either continue any then existing account(s) or open new account(s) for the Principal, but in any case each Guarantor’s obligations under this Guarantee shall be unaffected by, and shall be calculated without regard to, any payment into or out of any such account after this Guarantee has ceased to be a continuing security.

8.	DETERMINATION OF GUARANTEE

No Guarantor may by less than fourteen days’ notice terminate this Guarantee as a continuing security, at which time the Secured UK Obligations of the Principal covered by this Guarantee shall be limited to (a) the Secured UK Obligations (actual or contingent) existing at the date on which the Guarantors’ notice is expressed to take effect and (b) interest, commissions, costs, fees, and expenses arising from or in connection with such Secured UK Obligations.

9.	SUSPENSE ACCOUNT

All monies received, recovered or realised by the Trustee under or pursuant to this Guarantee (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of this Guarantee.

10.	SET-OFF

The Trustee may at any time apply any credit balance to which the Guarantors are entitled on any account maintained with the Trustee in any currency, in satisfaction of any sum due and payable from the Guarantor to the Trustee but unpaid.

11.	NOTICES

Any notice or demand to be made by one person to another in respect of this Guarantee may be served by leaving it at the address specified below (or such other address as such other person may previously have specified) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the tenth day following the date of posting), or by fax to the fax number specified above (or such other number as such person may previously have specified) (which shall be deemed to have been received when transmission has been completed) provided that any notice to be served on the Trustee shall be effective only when actually received by the Trustee, marked for the attention of the department or officer specified by the Trustee for such purpose.

12.	JOINT GUARANTORS

12.1	The liability of each Guarantor under this Guarantee shall be joint and several and every agreement and undertaking contained in this Guarantee shall be construed accordingly.

12.2	The liability of any Guarantor under this Guarantee to the Trustee shall not be discharged or affected in any way (a) by reason of the invalidity, voidability or unenforceability as regards any other Guarantor or any other security or (b) by the Trustee’s releasing, discharging, compounding with or varying the liability under this Guarantee of, or making any other arrangement with, any other Guarantor.

12.3	Any demand or notice served (or deemed to have been served) on one Guarantor shall be regarded as effectively served on each other Guarantor.

13.	COSTS AND EXPENSES

All the Trustee’s costs and expenses (including without limitation legal fees, stamp duties and any value added tax) incurred in connection with the execution or enforcement of this Guarantee or otherwise in relation to it, shall be reimbursed by the Guarantors on demand on a full indemnity basis together with interest from the date such costs and expenses were incurred to the date of payment at such rates as the Trustee may reasonably determine.

14.	ASSIGNMENTS AND SUCCESSORS

The Trustee may at any time assign all or any of its rights and benefits under this Guarantee in accordance with the terms of the Credit Agreement and this Guarantee shall remain in effect despite any amalgamation or merger (however effected) relating to the Trustee.

15.	PARTIAL INVALIDITY

If at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

16.	GUARANTEE LIMITATION

16.1

Any guarantee, obligation, liability and undertaking granted or assumed pursuant to this Guarantee by the Guarantors shall be deemed not to be undertaken or incurred to the extent that the same would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 (the “UK Prohibition”), and the provisions of this Guarantee shall be construed accordingly.

16.2	Each Guarantor will continue to guarantee those obligations included in the definition of Secured UK Obligations which would not constitute a violation of the UK Prohibition.

17.	THIRD PARTY RIGHTS

A person who is not a party to this Guarantee has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Guarantee.

18.	LAW AND JURISDICTION

This Guarantee shall be governed by English law and, for the Trustee’s benefit, the English courts shall have non-exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

IN WITNESS WHEREOF this Guarantee has been signed on behalf of the Trustee and executed as a deed by each Guarantor and is intended to be and is hereby delivered by it as a deed on the date specified above.

The Guarantors

EXECUTED as a DEED

By THE FUELCARD COMPANY UK LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300,
Norcross, GA 30092, USA

Fax:	001 770 449 3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By FAMBO UK LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300,
Norcross, GA 30092, USA

Fax:	001 770 449 3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By INTERCITY FUELS LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300,
Norcross, GA 30092, USA

Fax:	001 770 449 3471

Attention:	Eric R. Dey

EXECUTED as a DEED

By FUELCARDS UK LIMITED

Acting through:

Director:

Director/Secretary:

Address:	655 Engineering Drive, Suite 300,
Norcross, GA 30092, USA

Fax:	001 770 449 3471

Attention:	Eric R. Dey

The Trustee

EXECUTED as a DEED by

JPMorgan Chase Bank, N.A.

By:

Address:	JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor Houston, TX 77002

Phone:	(713) 750-7920

Fax:	(713) 750-2358

Attention:	Maria Giannavola

Exhibit F-4

Form of UK Share Security Agreement

CLIFFORD CHANCE LLP

DATED 30 APRIL 2007

FLEETCOR LUXEMBOURG HOLDING 2 S.A.R.L.

AS THE CHARGOR

IN FAVOUR OF

JPMORGAN CHASE BANK, N.A.

AS THE SECURITY TRUSTEE

SECURITY OVER SHARES AGREEMENT

THIS AGREEMENT is made by way of deed on 30 April 2007

BETWEEN

(1)	FLEETCOR LUXEMBOURG HOLDING 2 S.A.R.L. a société a responsabilité limitée incorporated under the laws of Luxembourg, with registered office at 560 A, rue de Neudorf, L-2220 Luxembourg, registered with the Luxembourg register of trade and companies under the number B 121.980, and having a share capital of EUR 125,000 (the “Chargor”); and

(2)	JPMORGAN CHASE BANK, N.A. as security trustee for the Secured Parties on the terms and conditions set out in the Trust Agreement as defined below (the “Trustee”) which expression shall include any person for the time being appointed as trustee or as an additional trustee for the purpose of and in accordance with the Trust Agreement.

RECITALS:

(A)	Further to a Credit Agreement (as defined below) the Original Lenders have agreed to make available to the Borrowers a $350,000,000 facility (the “Facility”).

(B)	It is a condition precedent to the Facility being made available that the Chargor enters into this Agreement.

(C)	It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.

(D)	The Security Trustee is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless defined in this Agreement or the context otherwise requires, a term defined in the Credit Agreement has the same meaning in this Agreement or any notice given under or in connection with this Agreement, as if all references in such defined terms to the Credit Agreement were a reference to this Agreement or such notice. In this Agreement:

“Acceleration Event” means the occurrence of an Event of Default which is continuing for which there has been an acceleration of the Obligations under the Credit Agreement in accordance with Section 8.02.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Borrowers” means FleetCor Technologies Operating Company, LLC, a Georgia limited liability company and FleetCor UK Acquisition Limited, a company incorporated under the laws of England and Wales with registration number 05859403.

“Charged Account” means an account held with the Security Trustee (or any of its affiliates) opened in the name of the Chargor and over which (and over any related debt claim) the Security Trustee has a charge, in form and substance satisfactory to the Security Trustee.

“Charged Portfolio” means the Shares and the Related Assets.

“Collateral Rights” means subject always to the provisions of Clause 4 in relation to the exercise of voting rights all rights, powers and remedies of the Security Trustee provided by this Agreement or by law.

“Credit Agreement” means the credit agreement dated 29 June 2005 and as amended and restated on or about the date of this Agreement (and as amended, varied, novated or supplemented from time to time) made between, inter alios, the Borrowers, the Parent, the Lenders and JPMorgan Chase Bank, N.A. as the Administrative Agent and the Collateral Agent, J.P. Morgan Europe Limited as the London Agent and J.P. Morgan Securities Inc. as the Lead Arranger and the Sole Bookrunner.

“Obligor” means FleetCor UK Acquisition Limited registered in England and Wales with company number 05859403.

“Parent” means FleetCor Technologies, Inc., a Delaware corporation.

“Pensions Notice” means a contribution notice or a financial support direction issued by the Pensions Regulator under the Pensions Act 2004.

“Receiver” means a receiver or receiver and manager or, where permitted by law, an administrative receiver as the Security Trustee may specify at any time in the relevant appointment made under this Agreement, which term will include any appointee made under a joint and/or several appointment by the Security Trustee.

“Related Assets” means all dividends, interest and other monies at any time payable at any time in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise) held by, to the order or on behalf of the Chargor at any time.

“Secured UK Obligations” means Obligations (as defined in the Credit Agreement) except that:

(a)	references to “Loan Party” and “Loan Parties” shall be replaced by references to “UK Loan Party” and “UK Loan Parties” (as the case may be); and

(b)	the reference to “Cash Management Obligations” therein shall be “Cash Management Obligations of a UK Restricted Party”.

“Secured Parties” has the meaning ascribed to such term in the Credit Agreement.

“Security” means the security created under or pursuant to or evidenced by this Agreement.

“Shares” means all of the shares in the capital of the Obligor held by, to the order or on behalf of the Chargor at any time including, without limitation, the shares set out in the Schedule (Shares).

“Trust Agreement” means a trust agreement dated on or about the date hereof between, amongst others, the Security Trustee, the Obligors (named therein) and JPMorgan Chase Bank, N.A. as Administrative Agent.

“UK Borrower” means FleetCor UK Acquisition Limited registered in England and Wales with company number 05859403.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the rules of interpretation contained in Section 1.03 (Other Interpretive Provisions) and Sections 1.06 (References to Agreements, Laws and Persons) to 1.08 (Timing of Payment of Performance) (inclusive) of the Credit Agreement shall apply to the construction of this Agreement or any notice given under or in connection with this Agreement;

(ii)	any “Lender”, “Secured Party”, or any “Obligor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as trustee or trustees in accordance with the Credit Agreement;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, varied, novated or supplemented;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a “successor” includes an assignee or successor in title of any party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of any party under this Agreement or any other Loan Document or to which, under such laws, any rights and obligations have been transferred; and

(ix)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	COVENANT TO PAY AND CHARGE

2.1	Covenant to Pay

The Chargor covenants with the Security Trustee that it shall discharge each of the Secured UK Obligations on their due date in accordance with their respective terms.

2.2	Charge

The Chargor charges the Charged Portfolio with full title guarantee and by way of first fixed charge, in favour of the Security Trustee, as continuing security for the payment and discharge of the Secured UK Obligations.

3.	DEPOSIT OF CERTIFICATES, RELATED RIGHTS AND RELEASE

3.1	Deposit of certificates

The Chargor will immediately upon the execution of this Agreement (or upon coming into possession of the Chargor at any time) deposit (or procure there to be deposited) with the Security Trustee all certificates and other documents of title to the Shares, and stock transfer forms (executed in blank by or on behalf of the Chargor) in respect of the Shares.

3.2	Related Assets

The Chargor shall, promptly upon the accrual, offer or issue of any Related Assets (in the form of stocks, shares, warrants or other securities) in which the Chargor has a beneficial interest, procure the delivery to the Security Trustee of (a) all certificates and other documents of title representing those Related Assets and (b) such duly executed blank stamped stock transfer forms or other instruments of transfer in respect of those Related Assets as the Security Trustee may require.

3.3	Release

Upon the Security Trustee being satisfied that the Secured UK Obligations have been irrevocably paid or discharged in full, and the Security Trustee and the Secured Parties having no further actual or contingent obligations to make advances or provide other financial accommodation to the Obligor or any other person under the Credit Agreement, the Security Trustee shall, at the request and cost of the Chargor release all the security granted by this Agreement without recourse to, and without any representations or warranties by, the Security Trustee or any of its nominee(s).

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Dividends prior to an Acceleration Event

Prior to the occurrence of an Acceleration Event, the Chargor shall pay all dividends, interest and other monies arising from the Charged Portfolio into a Charged Account.

4.2	Dividends after an Acceleration Event

Upon the occurrence of an Acceleration Event, the Security Trustee may, at its discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor) apply all dividends, interest and other monies arising from the Charged Portfolio as though they were the proceeds of sale under this Agreement.

4.3	Voting rights prior to an Acceleration Event

Prior to the occurrence of an Acceleration Event, the Chargor shall be entitled to exercise all voting rights in relation to the Charged Portfolio.

4.4	Voting rights after an Acceleration Event

Subject to Clause 4.5 upon the occurrence of an Acceleration Event, the Security Trustee may, at its discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor), exercise (or refrain from exercising) any voting rights in respect of the Charged Portfolio.

4.5	Waiver of voting rights by Security Trustee

(a)	The Security Trustee may, in its absolute discretion and without any consent or authority from the other Secured Parties or the Chargor, by notice to the Chargor (which notice shall be irrevocable) elect to give up the right to exercise (or refrain from exercising) all voting rights in respect of the Charged Portfolio conferred or to be conferred on the Security Trustee pursuant to Clause 4.4 and the other Secured Parties unconditionally waive any rights they may otherwise have to require the Security Trustee not to make such election or to indemnify, compensate or otherwise make them good as a consequence of making such election.

(b)	Once a notice has been issued by the Security Trustee under paragraph (a) of this Clause 4.5, on and from the date of such notice the Security Trustee shall cease to have the right to exercise or refrain from exercising voting rights in respect of the Charged Portfolio conferred or to be conferred on it pursuant to Clause 4.4 or any other provision of this Agreement and all such rights will be exercisable by the Chargor. The Chargor shall be entitled on and from the date of such notice, to exercise all voting rights in relation to the Charged Portfolio subject only to the proviso contained in Clause 5.2(e).

5.	CHARGOR’S REPRESENTATIONS AND UNDERTAKINGS

5.1	Representations

The Chargor makes the following representations and warranties to the Security Trustee and acknowledges that the Security Trustee has become a party to this Agreement in reliance on these representations and warranties:

(a)	Status

(i)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(ii)	It and each of its subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(b)	Binding obligations

Subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to any provision of the Credit Agreement or any limitation arising from applicable insolvency laws, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations.

(c)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement (including any transfer of the Shares on creation or enforcement of the security constituted by this Agreement) do not and shall not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its or any of its subsidiaries constitutional documents; or

(iii)	any agreement or instrument binding upon it, any of its subsidiaries or the Shares.

(d)	Ranking

The security created by this Agreement has or will have first ranking priority and it is not subject to any prior ranking or pari passu security.

(e)	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(f)	Ownership of Shares

It is the sole legal and beneficial owner of the Charged Portfolio free and clear of all security interests save as created by this Agreement and has not sold or disposed of or granted any options or pre-emption rights in respect of any of its right, title and interest, in the Charged Portfolio and all of the Shares are validly issued, fully paid and are not subject to any options to purchase, pre-emption rights or similar rights or other restrictions upon disposal which would operate to restrict in any way their disposal by the Security Trustee should it come to enforce its security over the Charged Portfolio contained in this Agreement.

(g)	Authorisations

All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and

(ii)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(h)	Choice of law

The choice of English law as the governing law of this Agreement and any judgement obtained in England in relation to this Agreement will be recognised and enforced in its jurisdiction of incorporation.

(i)	Deduction of Tax

It is not required to make any deduction for or on account of tax from any payment it may make under this Agreement.

(j)	Winding-up

No corporate actions, legal proceedings or other procedure or steps have been taken in relation to, or notice given in respect of, a composition, compromise, assignment or arrangement with any creditor of the Chargor or in relation to the suspension of payments or moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator to, the Chargor and no such step is intended by the Chargor

(save for the purposes of any solvent re-organisation or reconstruction which has previously been approved by the Security Trustee).

(k)	Centre of main interests and establishments

(i)	It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in the Grand Duchy of Luxembourg.

(ii)	It has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdictions other than in the Grand Duchy of Luxembourg.

(l)	Luxembourg law

It is in full compliance with the amended Luxembourg law dated 31 May 1999 on the domiciliation of companies (and relevant regulations).

(m)	Pensions

(i)	It has not at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993);

(ii)	It has not at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

(n)	Repetition

The representations set out in Clauses (a) (Status) to (m) (Pensions) are deemed to be made by the Chargor by reference to the facts and circumstances then existing on the date of this Agreement.

5.2	Undertakings

(a)	Authorisations

The Chargor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Security Trustee of,

any Authorisation required under any law or regulation of any relevant jurisdiction to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of this Agreement.

(b)	Compliance with laws

The Chargor shall comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under this Agreement.

(c)	Disposals and Negative pledge

The Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any part of the Charged Portfolio and will not create or permit to subsist any security interest on any part of the Charged Portfolio or otherwise deal with any part of the Charged Portfolio.

(d)	Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment the Security Trustee may make that payment on behalf of the Chargor and any sums so paid by the Security Trustee shall be reimbursed by the Chargor on demand together with interest on those sums. Such interest shall be calculated from the due date up to the actual date of payment (after, as well as before, judgment) in accordance with Clause 11.5 (Interest on Demands).

(e)	Voting Rights

The Chargor shall not exercise its voting rights in relation to the Charged Portfolio in any manner, or otherwise permit or agree to, or concur or participate in any (i) variation of the rights attaching to or conferred by all or any part of the Charged Portfolio (ii) increase in the issued share capital of any company whose shares are charged pursuant to this Agreement (iii) exercise, renunciation or assignment of any right to subscribe for any shares or securities or (iv) reconstruction, amalgamation, sale or other disposal of any company or any of the assets of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged under this Agreement, which in the reasonable opinion of the Security Trustee would prejudice the value of, or the ability of the Security Trustee to realise, the security created by this Agreement provided that the proceeds of any such action shall form part of the Charged Portfolio.

(f)	Pensions

(i)	The Chargor will ensure that it is not at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme

(both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 39 or 43 of the Pensions Act 2004) such an employer.

(ii)	The Chargor shall deliver or procure the delivery to the Security Trustee at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of the relevant scheme or to the Chargor), actuarial reports in relation to all pension schemes mentioned in (i) above.

6.	FURTHER ASSURANCE

6.1	Covenant for Further Assurance

The Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Trustee may reasonably specify (and in such form as the Security Trustee may require in favour of the Security Trustee or its nominee(s)) for the purpose of exercising the Collateral Rights or perfecting the Security created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio) or for the exercise of the Collateral Rights in accordance with the rights vested in it under this Agreement.

6.2	Prescribed Wording

The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 6.1:

(a)	the Chargor has the right to take such action in respect of the Charged Portfolio; and

(b)	the Chargor will at its own cost do all that it reasonably can to give the Security Trustee or its nominee the title and/or rights that it purports to give.

7.	POWER OF ATTORNEY

7.1	Appointment and powers

The Chargor by way of security irrevocably appoints the Security Trustee and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)	carrying out any obligation imposed on the Chargor by this Agreement or any other agreement binding on the Chargor to which the Security Trustee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Portfolio);

(b)	enabling the Security Trustee to exercise, or delegate the exercise of, all or any of the Collateral Rights; and

(c)	enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law.

7.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

8.	SECURITY ENFORCEMENT

8.1	Time for Enforcement

On and at any time after the occurrence of an Acceleration Event or if the Chargor requests the Security Trustee to exercise any of its powers under this Agreement or if a petition or application is presented for the making of an administration order in relation to the Chargor or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court, the security created by or pursuant to this Agreement is immediately enforceable and the Security Trustee may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

(a)	secure and perfect its title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Security Trustee or its nominees);

(b)	enforce all or any part of the Security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it thinks fit); and

(c)	whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Agreement) on chargees and by this Agreement on any Receiver or otherwise conferred by law on chargees or Receivers.

8.2	Power of sale

(a)	The power of sale or other disposal conferred on the Security Trustee and on the Receiver by this Agreement shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured UK Obligations shall be deemed due and payable for that purpose) on execution of this Agreement.

(b)	The restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Agreement or to the exercise by the Security Trustee of its right to consolidate all or any of the Security created by or pursuant to this Agreement with any other security in existence at any time or to its power of sale.

8.3	Chargee’s liability

Neither the Security Trustee nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable, unless such loss is caused by the fraud, gross negligence or wilful misconduct of the Security Trustee or Receiver.

8.4	Right of Appropriation

To the extent that any of the Charged Portfolio constitutes “financial collateral” and this Agreement and the obligations of the Chargor hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Security Trustee shall have the right to appropriate all or any part of such financial collateral in or towards discharge of the Secured UK Obligations. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be the market price of the Shares determined by the Security Trustee by reference to a public index or by such other process as the Security Trustee may select, including independent valuation. The parties agree that the method of valuation provided for in this Agreement shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

8.5	Statutory powers

The powers conferred by this Agreement on the Security Trustee are in addition to and not in substitution for the powers conferred on mortgagees and mortgagees in possession under the Law of Property Act 1925, the Insolvency Act 1986 or otherwise by law and in the case of any conflict between the powers contained in any such Act and those conferred by this Agreement the terms of this Agreement will prevail.

9.	RECEIVERS AND ADMINISTRATORS

9.1	Appointment and removal

At any time after having been requested to do so by the Chargor or after this Agreement becomes enforceable in accordance with Clause 8 (Security Enforcement), the Security Trustee may by deed or otherwise (acting through an authorised officer of the Security Trustee), without prior notice to the Chargor:

(a)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Portfolio;

(b)	appoint one or more Receivers of separate parts of the Charged Portfolio respectively;

(c)	remove (so far as it is lawfully able) any Receiver so appointed; and

(d)	appoint another person(s) as an additional or replacement Receiver(s).

9.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 9.1 (Appointment and removal) will be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Trustee; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Security Trustee from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

9.3	Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Trustee under the Law of Property Act 1925 (as extended by this Agreement) or otherwise and such powers shall remain exercisable from time to time by the Security Trustee in respect of any part of the Charged Portfolio.

9.4	Powers of Receivers

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Agreement (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do;

(d)	the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or any of the Loan Documents (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(e)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:

(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of any rights, powers and remedies of the Security Trustee provided by or pursuant to this Agreement or by law (including realisation of all or any part of the Charged Portfolio); or

(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Portfolio.

9.5	Consideration

The receipt of the Security Trustee or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Security Trustee or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

9.6	Protection of purchasers

No purchaser or other person dealing with the Security Trustee or any Receiver shall be bound to inquire whether the right of the Security Trustee or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Trustee or such Receiver in such dealings.

9.7	Discretions

Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Security Trustee or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

10.	EFFECTIVENESS OF COLLATERAL

10.1	Collateral Cumulative

The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Trustee or any other Secured Party may at any time hold for the Secured UK Obligations or any rights, powers and remedies provided by law. No prior security held by the Security Trustee or any other Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Agreement.

10.2	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Security Trustee, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right prevent any further or other exercise of that or any other Collateral Right.

10.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.4	No liability

None of the Security Trustee, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Portfolio or (c) the talking possession or realisation of all or any part of the Charged Portfolio, except in the case of fraud, gross negligence or wilful misconduct upon its part.

10.5	Implied Covenants for Title

(a)	The covenants set out in Sections 3(1) ,3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clause 2.2 (Charge).

(b)	It shall be implied in respect of Clause 2.2 (Charge) that the Chargor is charging the Charged Portfolio free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

10.6	Continuing security

(a)	The Security from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Security Trustee.

(b)	No part of the Security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured UK Obligations.

10.7	Immediate recourse

The Chargor waives any right it may have of first requiring the Security Trustee or a Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Chargor under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

10.8	Avoidance of Payments

Notwithstanding Clause 3.3 (Release) if the Security Trustee considers on reasonable grounds that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws the liability of the Chargor under this Agreement and the security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

10.9	Non-competition

Until the irrevocable discharge of the Secured UK Obligations referred to in Clause 3.3 (Release), the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

(a)	to be indemnified by any UK Restricted Party;

(b)	to claim any contribution from any guarantor of any UK Restricted Party’s obligations under this Agreement or any other Loan Document; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of the Security Trustee under this Agreement or the Security Trustee or any other Secured Party under any other guarantee or other Loan Document or security taken pursuant to, or in connection with, this Agreement or any other Loan Document by the Security Trustee or any Secured Party.

10.10	Waiver of defences

The obligations of the Chargor under this Agreement and this Security will not be affected by any act, omission, matter or thing which, but for this Clause 10.10 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Security and whether or not known to the Chargor or the Security Trustee or any Secured Party including:

(a)	any time, waiver or consent granted to, or composition with, any UK Restricted Party or other person;

(b)	the release of any UK Restricted Party or any other person under the terms of any composition or arrangement with any creditor of any UK Restricted Party;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any UK Restricted Party or other person or any non-presentment or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any other security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of, any UK Restricted Party or any other person;

(e)	any amendment (however fundamental) or replacement of any document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any document or security; or

(g)	any insolvency or similar proceedings.

11.	EXPENSES, STAMP TAXES, INDEMNITY

11.1	Expenses

The Chargor shall promptly on demand reimburse the Security Trustee for all costs and expenses (including legal fees) reasonably incurred by the Security Trustee in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions and perfection of the Security.

11.2	Enforcement expenses

The Chargor shall, within three business days of demand reimburse the Security Trustee for all the costs and expenses (including legal fees) on a full indemnity basis incurred by it in connection with the exercise, preservation and/or enforcement of any of the Collateral Rights or the Security or any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Security or of enforcing the Collateral Rights.

11.3	Stamp Taxes

The Chargor shall pay all stamp, registration and other taxes to which this Agreement, the Security or any judgment given in connection with it is or at any time may be subject and shall, from time to tune, indemnify the Security Trustee on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

11.4	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the Security, indemnify the Security Trustee, its attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement, the service on it of any Pensions Notice or otherwise relating to the Charged Portfolio.

11.5	Interest on Demands

If the Chargor fails to pay any sum on the due date for payment of that sum the Chargor shall pay interest on any such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with Section 2.13(d) (Interest) of the Credit Agreement.

11.6	Payments Free Of Deduction

All payments to be made to the Security Trustee under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Chargor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Security Trustee or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) be applied first in the payment of the costs, charges and expenses incurred and payments made by the Receiver, the payment of his remuneration and the discharge of any liabilities incurred by the Receiver in, or incidental to, the exercise of any of his powers, and thereafter shall be applied by the Security Trustee (notwithstanding any purported appropriation by the Chargor) in accordance with the terms of the Trust Agreement.

13.	OTHER SECURITY INTERESTS

13.1	Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking security in case of exercise by the Security Trustee or any Receiver of any power of sale under this Agreement the Security Trustee may redeem such prior security or procure the transfer thereof to itself.

13.2	Accounts

The Security Trustee may settle and pass the accounts of the prior security and any accounts so settled and passed will be conclusive and binding on the Chargor.

13.3	Costs of redemption or transfer

All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Security Trustee on demand together with accrued interest thereon as well as before judgment at the rate from time to time applicable to unpaid sums specified in the Credit Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

13.4	Subsequent Interests

If the Security Trustee at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Charged Portfolio, all payments made by the Chargor to the Security Trustee or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured UK Obligations as at the time when the Security Trustee received notice.

14.	SUSPENSE ACCOUNTS AND CURRENCY CONVERSION

14.1	Suspense Accounts

All monies received, recovered or realised by the Security Trustee under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Security Trustee be credited to any interest bearing suspense or impersonal account maintained with the Security Trustee or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Security Trustee may think fit pending their application from time to time (as the Security Trustee is entitled to do in its discretion) in or towards the discharge of any of the Secured UK Obligations and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

14.2	Currency Conversion

For the purpose of or pending the discharge of any of the Secured UK Obligations the Security Trustee may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, as the Security Trustee thinks fit: and any such conversion shall be effected at the Security Trustee’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

15.	CALCULATIONS AND CERTIFICATES

15.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Security Trustee are prima facie evidence of the matters to which they relate.

15.2	Certificates and Determinations

Any certification or determination by the Security Trustee of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.	CURRENCY INDEMNITY

If any sum (a “Sum”) owing by the Chargor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the Currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Chargor;

(b)	obtaining an order or judgment in any court or other tribunal;

(c)	enforcing any judgment given or made in relation to this Agreement; or

(d)	applying the Sum in satisfaction of any Secured UK Obligations,

the Chargor shall indemnify the Security Trustee from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Security Trustee at the time of such receipt of such Sum.

17.	ASSIGNMENT

17.1	Permitted Successors

This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

17.2	Security Trustee Successors

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Trustee; and references to the Security Trustee shall include any assignee or successor in title of the Security Trustee and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Security Trustee under this Agreement or to which, under such laws, those rights and obligations have been transferred.

17.3	Disclosure

The Security Trustee shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as the Security Trustee considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

18.	NOTICES

18.1	Communications in Writing

Each communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

18.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Agreement is:

(a)	in the case of the Chargor, that identified with its name below;

(b)	in the case of the Security Trustee, that identified with its name below,

or any substitute address, fax number, or department or officer as the party may notify to the Security Trustee (or the Security Trustee may notify to the Chargor, if a change is made by the Security Trustee) by not less than five Business Days’ notice.

18.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses) of this Agreement, to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Security Trustee’s signature below (or any substitute department or officer as the Security Trustee shall specify for this purpose).

18.4	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Security Trustee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19.	WAIVERS AND COUNTERPARTS

19.1	Waivers

No waiver by the Security Trustee of any of its rights under this Agreement shall be effective unless given in writing.

19.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20.	LAW

This Agreement is governed by English law.

21.	ENFORCEMENT

21.1	Jurisdiction of Courts

The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

21.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(a)	irrevocably appoints Crowells and Moring, 11 Pilgrim Street, London EC4V 6RN as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been signed on behalf of the Security Trustee and executed as a deed by the Chargor and is delivered by it on the date specified above.

THE SCHEDULE

SHARES

Name of Chargor:	Fleetcor Luxembourg Holding 2 S a.r. 1

Share Capital of Obligor:	£100 divided into 100 ordinary shares of £1.00

Issued Shares:	One

Number of Shares held by Chargor:	One

Certificates held:	Certificate No. 5

Security Over Shares Agreement

EXECUTION PAGE

Chargor

EXECUTED AS A DEED by	)
FLEETCOR LUXEMBOURG HOLDING	)
2 S.A.R.L.
acting by	)
)
Name: Steven J. Pisciotta

Capacity:

Security Over Shares Agreement

Security Trustee

JPMORGAN CHASE BANK, N.A.

By:

Name:	Christophe Vohmann
Vice President

Title:

Exhibit F-5

Form of UK Trust Agreement

CLIFFORD CHANCE LLP

DATED 30 APRIL 2007

JPMORGAN CHASE BANK, N.A.

AS TRUSTEE

JPMORGAN CHASE BANK, N.A.

AS ADMINISTRATIVE AGENT

THE COMPANIES NAMED HEREIN AS THE UK OBLIGORS

AND

OTHERS NAMED HEREIN AS THE SECURED PARTIES

TRUST AGREEMENT

THIS AGREEMENT is made on 30 April 2007

BETWEEN

(1)	JPMorgan Chase Bank, N.A. (the “Trustee”);

(2)	JPMorgan Chase Bank, N.A. (the “Administrative Agent”);

(3)	THE SECURED PARTIES as defined below; and

(4)	THE UK OBLIGORS as defined below.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Terms defined in the Credit Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement and in addition:

“Additional Security Documents” means the agreements set out in each UK Obligor Accession Deed as “Additional Security Documents” creating in favour of the Trustee security or a guarantee for the obligations of the UK Obligors under the Loan Documents.

“Charged Property” means all the assets of the UK Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Credit Agreement” means the credit agreement dated 29 June 2005 and as amended and restated on the date of this Agreement (and as amended, varied, novated or supplemented from time to time) made between, inter alios, FleetCor Technologies Operating Company, LLC and FleetCor UK Acquisition Limited as the Borrowers, FleetCor Technologies, Inc. as the Parent, the Lenders and JPMorgan Chase Bank, N.A. as the Administrative Agent and the Collateral Agent, J.P. Morgan Europe Limited as the London Agent and J.P. Morgan Securities Inc. as the Lead Arranger and the Sole Bookrunner.

“Debenture” means the debenture dated on or about 30 April 2007 made by the Obligors as Chargors in favour of the Trustee.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Trustee.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Secured UK Obligations” means Obligations (as defined in the Credit Agreement) except that:

(a)	References to “Loan Party” and “Loan Parties” therein shall be replaced by references to “UK Loan Party” and “UK Loan Parties” (as the case may be); and

(b)	the reference to “Cash Management Obligations” shall be a reference to “Cash Management Obligations of a UK Restricted Party”.

“Secured Parties” has the meaning ascribed to such term in the Credit Agreement and includes any person who accedes to this Agreement in accordance with sub-clause 6.2.

“Secured Party Accession Undertaking” means an undertaking in substantially the form set out in Schedule 2.

“Security Documents” means:

(a)	a debenture to be dated on or about the date of this Agreement between, inter olios, the UK Loan Parties and the Trustee;

(b)	an all moneys guarantee to be dated on or about the date of this Agreement, between, inter olios, the UK Loan Parties and the Trustee; and

(c)	the Security Over Shares Agreement; and

(d)	each Additional Security Document.

“Security Over Shares Agreement” means the security over shares agreement dated on or about the date of this Agreement made by FleetCor Luxembourg Holdings 2 S.á.r.l as the Chargor (as defined therein) in favour of JPMorgan Chase Bank, N.A. as the Security Trustee (as defined therein).

“Transaction Security” means the Liens and the Guarantee created or expressed to be created in favour of the Trustee pursuant to the Security Documents.

“Trustee Acts” means both the Trustee Act 1925 and the Trustee Act 2000 of England and Wales.

“UK Obligor Accession Deed” means a deed in substantially the form set out in Schedule 1.

“UK Obligors” means the persons named on the signature pages and includes any person who accedes to this Agreement in accordance with sub-clause 6.3.

1.2	Construction

In this Agreement:

(a)	the rules of interpretation contained in Section 1.03 (Other Interpretive Provisions) and Sections 1.06 (References to Agreements, Laws and Persons) to 1.08 (Timing of Payment of Performance) (inclusive) of the Credit Agreement shall apply to the construction of this Agreement;

(b)

any reference in this Agreement to the “Trustee”, the “Administrative Agent”, any “Secured Party”, the “UK Loan Parties” or the “UK Obligors” shall be construed so as to include their and any subsequent successors and permitted assignees and transferees and, in the case of the Trustee, any person for the time being appointed as trustee or trustees in accordance with this Agreement; and

(c)	references in this Agreement to any Clause or any Schedule shall be to a clause or schedule contained in this Agreement.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Loan Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Loan Document, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

2.	TRUST FOR THE SECURED PARTIES

2.1	Trust

The Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement. Each of the parties to this Agreement agrees that the Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

2.2	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Trustee.

3.	APPLICATION OF PROCEEDS

3.1	Order of Application

All moneys from time to time received or recovered by the Trustee in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Trustee on trust to apply them at such times as the Trustee sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause 3), in the following order of priority:

(a)	in discharging any sums owing to the Trustee (in its capacity as trustee), any Receiver or any Delegate arising from the Trustee’s, any Receivers’ or Delegates’ (as the case may be) dealings with the UK Obligors or the Transaction Security;

(b)	in payment to the Administrative Agent, on behalf of the Secured Parties, for application towards the discharge of all the Secured UK Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the Secured UK Obligations owed to them on the date of any such distribution);

(c)	if none of the UK Obligors is under any further actual or contingent liability under any Loan Document, in payment to any person to whom the Trustee is obliged by law to pay in priority to any UK Obligor; and

(d)	the balance, if any, in payment to the relevant UK Obligor.

3.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 3.1 (Order of Application) the Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or Impersonal account(s) in the name of the Trustee or Administrative Agent with such financial institution (including itself) for so long as the Trustee shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Trustee’s discretion in accordance with the provisions of this Clause 3.

3.3	Currency Conversion

(a)	For the purpose of or pending the discharge of any of the Secured UK Obligations the Trustee may convert any moneys received or recovered by the Trustee from one currency to another, at the spot rate at which the Trustee is able to purchase the currency in which the Secured UK Obligations are due with the amount received.

(b)	The obligations of any UK Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

3.4	Permitted Deductions

The Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Trustee under any of the Loan Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

3.5	Discharge of Secured Obligations

(a)	Any payment to be made in respect of the UK Secured Obligations by the Trustee may be made to the Administrative Agent on behalf of the Lenders and any payment so made shall be a good discharge to the extent of that payment, to the Trustee.

(b)	The Trustee is under no obligation to make payment to the Administrative Agent under paragraph (a) of this Clause 3.5 above in the same currency as that in which the Secured UK Obligations are denominated.

3.6	Sums received by UK Obligors

If any of the UK Obligors receives any sum which, pursuant to any of the Loan Documents, should have been paid to the Trustee, that sum shall promptly be paid to the Trustee for application in accordance with this Clause.

4.	TRUSTEE’S ACTIONS

4.1	Trustee’s Instructions

The Trustee shall:

(a)	except as otherwise provided, act in accordance with any instructions given to it by the Administrative Agent and shall be entitled to assume that (i) any instructions received by it from the Administrative Agent are duly given by or on behalf of the Required Lenders or, as the case may be, the Lenders in accordance with the terms of the Loan Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Administrative Agent have not been revoked;

(b)	be entitled to request instructions, or clarification of any direction, from the Administrative Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Trustee may refrain from acting unless and until those instructions or clarification are received by it;

(c)	be entitled to, carry out all dealings with the Lenders through the Administrative Agent and may give to the Administrative Agent any notice or other communication required to be given by the Trustee to the Lenders; and

(d)	without prejudice to the other provisions of this Agreement, upon receiving notice from the Administrative Agent that all or any part of the Collateral is being or has been realised or enforced, shall on the instructions of the Administrative Agent realise or enforce all or any part of the Transaction Security in accordance with the terms of this Agreement.

4.2	Trustee’s Actions

Subject to the provisions of this Clause 4:

(a)	the Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Loan Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)	at any time after receipt by the Trustee of notice from the Administrative Agent directing the Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Loan Documents, the Trustee may, and shall if so directed by the Administrative Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

4.3	Trustee’s Discretions

The Trustee may:

(a)	assume unless it has, in its capacity as trustee for the Secured Parties, received actual notice to the contrary that (i) no Default or Event of Default has occurred and no UK Obligor is in breach of or default under its obligations under any of the Loan Documents and (ii) any right, power, authority or discretion vested by any Loan Document in any person has not been exercised;

(b)	if it receives any instructions or directions from the Administrative Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Loan Documents for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or a UK Obligor, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of the Administrative Agent (including bringing any legal action or proceeding arising out of or in connection with the Loan Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

4.4	Trustee’s Obligations

The Trustee shall promptly inform the Administrative Agent of:

(a)	the contents of any notice or document received by it in its capacity as Trustee from any UK Obligor under any Loan Document; and

(b)	the occurrence of any Event of Default or any default by a UK Obligor in the due performance of or compliance with its obligations under any Loan Document of which the Trustee has received notice from any other party to this Agreement.

4.5	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in this Agreement or any Security Document, the Trustee shall not:

(a)	be bound to enquire as to (i) the occurrence or otherwise of any Default or Event of Default or (ii) the performance, default or any breach by a UK Obligor of its obligations under any of the Loan Documents;

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would or might in its reasonable opinion constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Loan Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any UK Obligor.

4.6	Exclusion of Trustee’s Liability

Unless caused directly by its fraud, gross negligence or wilful misconduct the Trustee shall not accept responsibility or be liable for:

(a)	the adequacy, accuracy and/or completeness of any information supplied by the Trustee or any other person in connection with the Loan Documents or the transactions contemplated in the Loan Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Loan Document or the Transaction Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Loan Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Administrative Agent or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Loan Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.

4.7	No Proceedings

No party to this Agreement (other than the Trustee) may take any proceedings against any officer, employee or agent of the Trustee in respect of any claim it might have against the Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document and any officer, employee or agent of the Trustee may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

4.8	Own Responsibility

It is understood and agreed by each Secured Party that at all times that Secured Party has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Loan Documents including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the UK Obligors;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Loan Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any UK Obligor or any other person or any of their respective assets under or in connection with the Loan Documents, the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents;

(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Loan Documents, the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Lien affecting the Charged Property, and each Secured Party warrants to the Trustee that it has not relied on and will not at any time rely on the Trustee in respect of any of these matters.

4.9	No responsibility to perfect Transaction Security

The Trustee shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any UK Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Loan Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Loan Documents or of the Transaction Security;

(d)	take, or to require any of the UK Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Liens under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

4.10	Insurance by Trustee

(a)	The Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Loan Documents. The Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party shall have requested it to do so in writing and the Trustee shall have failed to do so within fourteen days after receipt of that request.

4.11	Custodians and Nominees

The Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

4.12	Acceptance of Title

The Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the UK Obligors may have to any of the Charged Property and shall not be liable for or bound to require any UK Obligor to remedy any defect in its right or title.

4.13	Refrain from Illegality

The Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Trustee may do anything which is, in its opinion, necessary to comply with any Laws.

4.14	Business with the UK Obligors

The Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the UK Obligors.

4.15	Powers Supplemental

The rights, powers and discretions conferred upon the Trustee by this Agreement shall be supplemental to the Trustee Acts and in addition to any which may be vested in the Trustee by general law or otherwise.

4.16	Trustee Division Separate

In acting as trustee for the Secured Parties, the Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Trustee may be treated as confidential and shall not be regarded as having been given to the Trustee’s trustee division.

4.17	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

4.18	Voting Rights

(a)	Notwithstanding any other provision of this Agreement or any other Loan Document the Trustee may in its absolute discretion and without any consent or authority from the Secured Parties by notice in accordance with the provisions of Clause 4 (Voting Rights and Dividends) of the Security Over Shares Agreement (which notice shall be irrevocable) elect to give up the right to exercise (or refrain from exercising) voting rights in respect of the Charged Portfolio (as defined in the Security Over Shares Agreement) conferred or to be conferred on the Trustee pursuant to the terms of the Security Over Shares Agreement.

(b)	The Secured Parties unconditionally waive any rights they may otherwise have either to prevent the Trustee from making the election referred to in paragraph (a) or to require the Trustee to indemnify or otherwise compensate them for any losses, costs or liabilities incurred by any of them in relation to or as a consequence of the Trustee making such election.

5.	RESIGNATION OF TRUSTEE

5.1	Resignation of Trustee

(a)	The Trustee may resign and appoint one of its affiliates as successor by giving notice to the other parties to this Agreement (or to the Administrative Agent on behalf of the Lenders).

(b)	Alternatively the Trustee may resign by giving notice to the other parties (or to the Administrative Agent on behalf of the Lenders) in which case the Required Lenders may appoint a successor Trustee.

(c)	If the Required Lenders have not appointed a successor Trustee in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Trustee (after consultation with the Administrative Agent) may appoint a successor Trustee.

(d)	The retiring Trustee shall, at its own cost, make available to the successor Trustee such documents and records and provide such assistance as the successor Trustee may reasonably request for the purposes of performing its functions as Trustee under the Loan Documents.

(e)	The Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Trustee shall be discharged from any further obligation in respect of the Loan Documents but shall remain entitled to the benefit of Clause 4 (Trustee’s Actions) in respect of any action taken or action omitted to be taken by it under or in connection with the Loan Documents at the time it was the Trustee. Its successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

(g)	The Required Lenders may, by notice to the Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Trustee shall resign in accordance with paragraph (b) above.

6.	CHANGE OF PARTY

6.1	Assignment

No party to this Agreement may assign all or any of its rights or transfer any of its obligations under this Agreement except as expressly contemplated by this Agreement or as may be required by law.

6.2	Additional Secured Parties

Any person including, without limitation, a swap counterparty or cash management provider, which (subject only to its accession to this Agreement) on or after the date of this Agreement has Secured UK Obligations owing to them under or pursuant to the Loan Documents or in connection therewith shall be entitled to execute and deliver to the Trustee a Secured Party Accession Undertaking and, with effect from the date of execution thereof by such person and the Trustee or, if later, the date specified in that Secured Party Accession Undertaking, the additional Secured Party shall assume the same obligations, and become entitled to the same rights, as a Secured Party originally party to this Agreement.

6.3	Change of Secured Party

In the event that any Secured Party assigns or transfers all or any of its Secured Obligations, such Secured Party shall procure that the assignee or transferee enter into and deliver to the Trustee a Secured Party Accession Undertaking. Any person which is (subject only to its accession to this Agreement) a permitted assignee or a transferee of a Secured Party for the purposes of and in accordance with the terms of the Credit Agreement, shall be entitled to execute and deliver to the Trustee a Secured Party Accession Undertaking and, with effect from the date of acceptance by the Trustee or if later, the date specified in that Secured Party Accession Undertaking:

(a)	the Secured Party ceasing to be a Lender and/or Administrative Agent shall be discharged from further obligations towards the Trustee and other Secured Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to such date); and

(b)	as from that date, the replacement Lender and/or Administrative Agent shall assume the same obligations, and become entitled to the same rights, as a Secured Party, and if relevant, Administrative Agent under this Agreement as if it had been an original party to this Agreement as a Secured Party and/or Administrative Agent.

6.4	Change of UK Obligor

Each of the Administrative Agent and the Secured Parties appoints the Trustee to receive on its behalf each UK Obligor Accession Deed delivered to the Trustee and to accept and sign it if, in the Trustee’s opinion, it is complete and appears on its face to be authentic and duly executed. No UK Obligor Accession Deed shall be effective unless and until accepted and signed by the Trustee.

7.	DELEGATION AND ADDITIONAL TRUSTEES

7.1	Delegation

(a)	The Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Loan Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Trustee may think fit in the interest of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

7.2	Additional Trustees

(a)

The Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Trustee shall give prior notice to the UK Obligors and the Administrative Agent of any such appointment.

(b)	Any person so appointed (subject to the terms of this Agreement) shall have the rights, powers and discretions (not exceeding those conferred on the Trustee by this Agreement) and the duties and obligations as are conferred or imposed by the instrument of appointment.

(c)	The remuneration the Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Trustee.

8.	FEES AND EXPENSES

8.1	Trustee Fee

The UK Obligors shall pay to the Trustee, for its own account, the trustee fees in the amounts and at the times separately agreed upon by the Trustee and the UK Borrower.

8.2	Trustee’s Ongoing Fees

(a)	In the event of the occurrence of (i) an Event of Default which is continuing and for which there has been an acceleration of the obligations under Credit Agreement in accordance with Section 8.02 of the Credit Agreement (ii) the Trustee considering it necessary or expedient or (iii) being requested by a UK Obligor or an Required Lenders to undertake duties which the Trustee and the UK Obligors agree to be of an exceptional nature and/or outside the scope of the normal duties of the Trustee under the Loan Documents, the UK Obligors shall pay to the Trustee such additional remuneration (together with any applicable VAT) as may be agreed between them.

(b)	If the Trustee and the UK Obligors fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Trustee and approved by the UK Obligors or, failing approval, nominated (on the application of the Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the UK Obligors) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

8.3	Transaction and Enforcement Expenses

The UK Obligors shall, from time to time on demand of the Trustee, reimburse the Trustee for all costs and expenses (including legal fees) on a full indemnity basis together with any applicable VAT incurred by the Trustee and any Receiver and Delegate in connection with:

(a)	the negotiation, preparation and execution of this Agreement and the Security Documents and the completion of the transactions and perfection of the security contemplated in the Security Documents; and

(b)	the exercise, preservation and/or enforcement of any of the rights, powers and remedies of the Trustee, of the Transaction Security and any proceedings instituted by or against the Trustee as a consequence of taking or holding the Transaction Security or of enforcing those rights, powers and remedies.

8.4	Stamp Taxes

The UK Obligors shall pay all stamp, registration, notarial and other Taxes or fees to which this Agreement, the Transaction Security or any judgment given in connection with them, is or at any time may be, subject and shall, from time to time, indemnify the Trustee on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such Tax or fee.

8.5	Interest on Demands

If the UK Obligors fail to pay any amount payable by it under this Agreement on its due date interest shall accrue on the overdue amount (and be compounded with it) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on such sum) at the rate determined in accordance with the provision of Section 2.13(d) (Interest) of the Credit Agreement.

9.	INDEMNITIES

9.1	UK Obligors’ Indemnity

The UK Obligors jointly and severally shall indemnify the Trustee and every Receiver and Delegate against all costs, claims, losses, expenses (including legal fees) and liabilities (together with any applicable VAT), whether or not reasonably foreseeable, incurred by any of them in relation to or arising out of

(a)	any failure by the UK Obligors to comply with obligations under Clause 8 (Fees and Expenses),

(b)	the taking, holding, protection or enforcement of the Transaction Security,

(c)	the exercise of any of the rights, powers, discretions and remedies vested in any of them by the Loan Documents or by law provided that such right, power, discretion or remedy is exercised in relation to the Transaction Security or the performance of the terms of this Agreement.

(d)	any default by any UK Obligor in the performance of any of the obligations expressed to be assumed by it in the Loan Documents, and

(e)	which otherwise relate to any of the Transaction Security or the performance of the terms of this Agreement (otherwise than as a result of its gross negligence or wilful misconduct).

9.2	Priority of Indemnity

The Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 9.1 (UK Obligor’s Indemnity) from the UK

Obligors and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it under this Clause.

9.3	Secured Parties’ Indemnity

If the UK Obligors fail to perform any of their obligations under this Clause 9 (Indemnities), each Secured Party shall (in the proportion that its portion of the Secured UK Obligations bears to the aggregate of the Secured UK Obligations of all the Secured Parties for the time being (or, if the Secured UK Obligations of each of the Secured Parties is zero, immediately prior to their being reduced to zero)) indemnify the Trustee within three business days of demand against any cost, loss or liability incurred by the Trustee as a result of such failure and the UK Obligors shall jointly and severally indemnify each Secured Party against any payment made by it pursuant to this Clause 9 (Indemnities). The Trustee shall be entitled to rely on a certificate of the Administrative Agent as to the Secured UK Obligations of any of the Secured Parties.

10.	AMENDMENTS AND RELEASES

10.1	Amendments

(a)	No failure or delay by the Trustee in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Trustee hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any UK Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any UK Obligor in any case shall entitle any UK Obligor to any other or further notice or demand in similar or other circumstances.

(b)	Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Trustee and the UK Obligor or UK Obligors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement (Amendments, Etc).

10.2	Releases

Upon a disposal of any of the Charged Property:

(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Trustee; or

(b)	if that disposal is permitted under the Loan Documents,

the Trustee shall (at the cost of the UK Obligors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

11.	MISCELLANEOUS

11.1	Secured Parties’ Information

The Secured Parties’ shall provide to the Administrative Agent, for transmission to the Trustee, such information as the Trustee may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Trustee to perform its functions as trustee. Each Lender shall deal with the Trustee exclusively through the Administrative Agent and shall not deal directly with the Trustee.

11.2	UK Obligors’ Waiver

Each of the UK Obligors hereby waives, to the extent permitted under applicable law, all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or any other Liens or Guarantees, which is capable of being applied in or towards discharge of any of the Secured UK Obligations is so applied.

12.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY

12.1	Remedies and Waivers

(a)	No failure to exercise, or any delay in exercising, on the part of any Secured Party, any right or remedy under this Agreement shall operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.

(b)	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

12.2	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

13.	NOTICES

13.1	Communications in Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

13.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	that identified with its signature below, or

(b)	notified on the Secured Party Accession Undertaking or UK Obligor Accession Deed to which it is a party,

or any substitute details as the Party may notify to the Trustee (or the Trustee may notify to the Administrative Agent and the UK Obligors, if a change is made by the Trustee) by five business days’ notice and promptly upon receipt of any notification of any new or changed details, the Trustee shall notify the other Parties.

13.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 13.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Trustee shall be effective only when actually received by the Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Trustee’s signature below (or any substitute department or officer as the Trustee shall specify for this purpose).

(c)	All notices to a UK Obligor shall be sent to the UK Obligors.

(d)	Any communication or document made or delivered to the UK Obligors in accordance with this Clause will be deemed to have been made or delivered to each of the UK Obligors.

(e)	All notices to a Lender shall be sent through the Administrative Agent.

13.4	Electronic communication

(a)	Any communication to be made between the Trustee and the Administrative Agent or a Lender under or in connection with the Loan Documents may be made by electronic mail or other electronic means, if the Trustee and the Administrative Agent or the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Trustee and the Administrative Agent or a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by the Administrative Agent or a Lender to the Trustee only if it is addressed in such a manner as the Trustee shall specify for this purpose.

13.5	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Trustee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

14.	WINDING-UP OF TRUST AND PERPETUITY PERIOD

14.1	Winding up of Trust

If the Trustee, with the approval of the Required Lenders, determines that (a) all of the Secured UK Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any UK Obligor pursuant to the Loan Documents, the trusts set out in this Agreement shall be wound up. At that time the Trustee shall release, without recourse or warranty, all of the Transaction Security then held by it and the rights of the Trustee under each of the Security Documents, at which time each of the Trustee, the Administrative Agent, the Secured Parties and the UK Obligors shall be released from its obligations under this Agreement (save for those which arose prior to such winding-up).

14.2	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

15.	COUNTERPARTS

The Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

16.	GOVERNING LAW

This Agreement is governed by English law.

17.	ENFORCEMENT

17.1	Jurisdiction of English Courts

The courts of England have non-exclusive jurisdiction to settle any dispute arising out of, or connected with, this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

17.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each UK Obligor (other than a UK Obligor incorporated in England and Wales);

(a)	irrevocably appoints Crowell & Moring, 11 Pilgrim Street, London EC4V 6RN as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by a process agent to notify the relevant UK Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

FORM OF OBLIGOR ACCESSION DEED

THIS AGREEMENT is made on [date]

BETWEEN:

(1)	[Insert full name of new UK Obligor] (the “Acceding UK Obligor”); and

(2)	[Insert full name of current Trustee] (the “Trustee”), for itself and each of the other parties to the Trust Agreement referred to below

WHEREAS:

By a Trust Agreement (the “Trust Agreement”) dated [            ] between JPMorgan Chase Bank, N.A. as trustee, JPMorgan Chase Bank, N.A. as administrative agent, the financial institutions named in the trust agreement as Secured Parties and the UK Obligors, the Trustee agreed to hold the Charged Property on trust for the Secured Parties on the terms and conditions in contained in the Trust Agreement.

The Acceding UK Obligor has entered into [Insert details (date, parties and description) of relevant Security Documents] (the “Additional Security Document[s]”) creating [security/a guarantee] in favour of the Trustee for the obligations of the UK Obligors under the Loan Documents.

IT IS AGREED as follows:

Terms defined in the Trust Agreement shall, unless otherwise defined in this Agreement, bear the same meaning when used in this Agreement.

The Acceding UK Obligor and the Trustee agree that the Trustee shall hold (a) the security created or expressed to be created pursuant to the Additional Security Document[s] and (b) all moneys from time to time received or recovered by the Trustee in connection with the realisation or enforcement of that security or guarantee, on trust for the Secured Parties on the terms and conditions contained in the Trust Agreement.

The Acceding UK Obligor confirms that it intends to be party to the Trust Agreement as an UK Obligor, undertakes to perform all the obligations expressed to be assumed by an UK Obligor under the Trust Agreement and agrees that it shall be bound by all the provisions of the Trust Agreement as if it had been an original party to it.

This Agreement shall be governed by, and construed in accordance with, English law.

THIS AGREEMENT has been signed on behalf of the Trustee and executed as a deed by the Acceding UK Obligor and is hereby delivered on the date stated above.

The Acceding UK Obligor

EXECUTED AS A DEED )

by	[Full Name of Acceding UK Obligor])

                         Director

                         Director/Secretary

Address for notices:

Address:

Fax:

The Trustee

[Full Name of Current Trustee]

By:

Date:

SCHEDULE 2

FORM OF SECURED PARTY ACCESSION UNDERTAKING

To: [Insert full name of current Trustee], for itself and each of the other parties to the Trust Agreement referred to below.

THIS UNDERTAKING is made on [date] by [new Secured Party/new Agent] (the “Acceding [Secured Party]/[Administrative Agent]”) in relation to the Trust Agreement (the “Trust Agreement”) dated [         ] between JPMorgan Chase Bank, N.A. as trustee, JPMorgan Chase Bank, N.A. as administrative agent, the Secured Parties named in the trust agreement and the UK Obligors. Terms defined in the Trust Agreement shall bear the same meanings when used in this Undertaking.

In consideration of the Acceding [Secured Party]/[Administrative Agent] being accepted as [a Secured Party]/[the Administrative Agent] for the purposes of the Trust Agreement, the Acceding [Secured Party]/[Administrative Agent] hereby confirms that, as from [date], it intends to be party to the Trust Agreement as [a Secured Party]/[the Administrative Agent], undertakes to perform all the obligations expressed in the Trust Agreement to be assumed by [the Administrative Agent and by]/[a Secured Party] and agrees that it shall be bound by all the provisions of the Trust Agreement, as if it had been an original party to the Trust Agreement.

This Undertaking shall be governed by and construed in accordance with English law.

THIS UNDERTAKING has been entered into on the date stated above.

Acceding [Secured Party]/[Administrative Agent]

By:

Address for Notices:

Fax:

For attention of

Accepted by the Trustee:	Accepted by [Administrative Agent]/[outgoing Administrative Agent]

____________________________________	____________________________________

for and on behalf of	for and on behalf of

[Insert actual name of Trustee]	[Insert actual name of Administrative Agent or outgoing Administrative Agent as appropriate]

Date:	Date:

Trust Agreement

SIGNATURES

The Trustee

JPMORGAN CHASE BANK, N.A.

By:

Name:	Christophe Vohmann

Title:	Vice President

Address:	JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor Houston, TX 77002

Phone:	(713) 750-7920

Fax:	(713) 750-2358

Attention:	Maria Giannavola

Trust Agreement

The Administrative Agent

JPMORGAN CHASE BANK, N.A.

By:

Name:	Christophe Vohmann

Title:	Vice President

Address:	JPMorgan Chase Bank, N.A.

1111 Fannin, 10th Floor Houston, TX 77002

Phone:	(713) 750-7920

Fax:	(713) 750-2358

Attention:	Maria Giannavola

Trust Agreement

The Secured Parties

JPMORGAN CHASE BANK, N.A.

By:

Name:	Christophe Vohmann

Title	Vice President

Address:	JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor Houston, TX 77002

Phone:	(713) 750-7920

Fax:	(713) 750-2358

Attention:	Maria Giannavola

Trust Agreement

The Secured Parties

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

By:
John Stirzaker

Address:	55 Temple Row

Birmingham

B2 5LS

Fax:	0121 3297298

Attention:	John Stirzaker

Trust Agreement

The Obligors

EXECUTED as a DEED

By FLEETCOR UK ACQUISITION LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By C H JONES LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By C H JONES HOLDINGS LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By FUELVEND LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By PETRO VEND (EUROPE) LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By COMPUSERVE LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By COMPUSERVE (UK) LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By CROFT FUELS LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300 Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By CROFT PETROLEUM LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By CH JONES (KEYGAS) LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By CROFT HOLDINGS LIMITED

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Trust Agreement

EXECUTED as a DEED

By FLEETCOR LUXEMBOURG HOLDINGS 2 S.À.R.L

Acting through:

Director:

Director/Secretary:

Address:

655 Engineering Drive, Suite 300
Norcross, GA 30092
USA

Fax:

001 770.449.3471

Attention:

Eric R. Dey

Exhibit G-1

Form of Opinion of King & Spalding LLP

April 30, 2007

To:	JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders (as hereinafter defined)

J.P. Morgan Europe Limited, as London Agent for the Lenders and such Lenders

Re:	Credit Agreement, dated as of April 30, 2007, by and among FleetCor Technologies Operating Company, LLC, FleetCor UK Acquisition Limited, FleetCor Technologies, Inc., J.P. Morgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, JP Morgan Europe Limited, as London Agent, and each lender from time to time party thereto

Ladies and Gentlemen:

We have acted as special counsel for FleetCor Technologies Operating Company, LLC (“Company” or “FleetCor LLC”), FleetCor UK Acquisition Limited (“UK Borrower”; the Company and UK Borrower each, individually, a “Borrower” and, collectively, the “Borrowers”), Mannatec, Inc. (“Mannatec”), CFN Holding Co. (“CFN”), and FleetCor Technologies, Inc. (“Parent” or “FleetCor Inc.”) (Borrowers, Mannatec, CFN and Parent each, individually, a “Loan Party” and, collectively, the “Loan Parties”; the Company, Mannatec, CFN and Parent each, individually, a “US Loan Party” and, collectively, the “US Loan Parties”), in connection with the execution and delivery of Credit Agreement, dated as of April 30, 2007 (“Credit Agreement”), among Borrowers, Parent, the lenders party thereto from time to time (the “Lenders”), JPMorgan Chase Bank N.A., as Administrative Agent and Collateral Agent (in such capacities, “US Agent”), and J.P. Morgan Europe Limited, as London Agent (“London Agent”; US Agent and London Agent, collectively, “Agents”), amending and restating the Credit Agreement, dated as of June 29, 2005, as amended and amended and restated to date, among the Company, Parent, the US Agent and certain of the Lenders. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement. We have been requested and instructed by Parent and the Borrowers to deliver this opinion to you in satisfaction of condition precedent in the Credit Agreement.

For purposes of rendering the opinions expressed in this letter, we have examined originals or counterparts, executed on behalf of the Loan Parties, of each of the following documents:

1. the Credit Agreement;

2. the Guarantee and Collateral Agreement, dated as of even date herewith, made by the US Loan Parties in favor of the Collateral Agent (the “Guarantee and Collateral Agreement”);

3. the Share Pledge Agreement, dated as of even date herewith, made by the Company and CFN in favor of the US Agent (the “Pledge Agreement”); and

4. the UCC-1 Financing Statements, copies of which are attached hereto as Exhibit A (the “Financing Statements”), to be filed in the jurisdictions listed on each such financing statement.

The documents described in items 1, 2 and 3 above are hereinafter collectively referred to as the “Opinion Documents”. We have also reviewed and examined such other documents, and given consideration to such matters of law and fact, as we have deemed appropriate in our professional judgment to render the opinions expressed in this letter. In all such examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies and (iv) the absence of duress, fraud, or mutual mistake of material facts on the part of the parties to the Opinion Documents.

In rendering the opinions set forth in the first sentence of paragraphs 1 through 4 below as to the organizational standing of the US Loan Parties, (i) we have relied solely on the certificates issued with respect to each US Loan Party by the secretary of state of each jurisdiction in which each such US Loan Party was formed, copies of which are attached hereto as Exhibit B, (ii) such opinions are limited to the meanings ascribed to such certificates by such secretaries of state, and (iii) we have assumed that all such certificates were properly given and remain accurate as of the date of this letter.

As to certain factual matters relevant to this opinion letter, we have relied conclusively on certificates and statements of officers and other representatives of the Loan Parties, and upon the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Opinion Documents. We have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to such factual matters that might have been disclosed by independent verification. Whenever any opinion or confirmation of fact set forth herein is qualified by the words “to our knowledge,” or words of similar import, the quoted words mean the current actual awareness of the attorneys in this firm that have rendered legal services in connection with the transactions contemplated by the Credit Agreement, obtained in the course of the representation of the Loan Parties in connection with such transactions, of factual matters such attorneys recognize as being relevant to the opinion or confirmation so qualified.

For purposes of rendering the opinions herein, we have assumed that (i) each Agent, each Lender, and each other Person party to any of the Opinion Documents, other than the Loan

Parties (each, a “Lender Party” and collectively, the “Lender Parties”), is duly organized and in good standing in its jurisdiction of organization and has all requisite power and authority to enter into and perform its obligations under each of the Opinion Documents, (ii) each of the Opinion Documents (A) has been duly authorized by each Lender Party by all necessary and proper company or corporate action, including the consent of any and all members or shareholders where required, (B) is not in contravention of any provisions of any Lender Party’s Organization Documents, and (C) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to any Lender Party, (iii) each of the Opinion Documents has been duly executed and delivered by each Lender Party party thereto, (iv) each of the Opinion Documents is enforceable against each Lender Party party thereto in accordance with its terms, (v) each of the Opinion Documents has been executed in the identical form provided to us by email on April, 2007, (vi) each Lender Party has acted in good faith and without notice of any defense against enforcement of rights created by any of the Opinion Documents or any adverse claim to any of the Collateral, (vii) the correct legal name and mailing address of the Collateral Agent are set forth in the Financing Statements and (viii) to the extent applicable law requires that any Lender Party act in accordance with the applicable duties of good faith or fair dealing, in a commercially reasonable manner, or otherwise in compliance with applicable legal requirements in exercising the respective rights and remedies of each Lender Party under the Opinion Documents, such Lender Party will fully comply with such legal requirements, notwithstanding any provisions of the Opinion Documents that purport to grant such Lender Party the right to act or fail to act in a manner contrary to such legal requirements, or based on its sole judgment or in its sole discretion or provisions of similar import. We have also assumed that under no circumstances, whether by reason of prepayment, acceleration, termination or otherwise, will the interest payable by the Loan Parties, including without limitation, expenses of the Lender Parties chargeable to the Loan Parties, early termination fees, prepayment fees and premiums, and other fees and charges for the use of money, whether or not denominated as interest, exceed a rate of five percent (5%) per month.

We have further assumed, with your permission and without independent investigation or inquiry, that:

(a) Each US Loan Party has rights in, or the power to transfer rights in, all collateral as described in the Guarantee and Collateral Agreement (collectively, the “Collateral”).

(b) The description of the Collateral contained in the Guarantee and Collateral Agreement reasonably identifies the property constituting such Collateral, except to the extent that the Collateral is described by reference to types of collateral defined in the Uniform Commercial Code as adopted and in effect on the date hereof in the State of New York (the “New York UCC”), other than commercial tort claims.

(c) “Value” has been given by the Lender Parties to the US Loan Parties sufficient for purposes of Section 9-203 of the New York UCC.

(d) The Lender Parties have no knowledge that the security interest in any of the Collateral violates the rights of another secured party.

We have further assumed, with your permission and without independent investigation or inquiry, that:

(a) The UK Borrower is limited liability company duly organized, validly existing and in good standing under the laws of England and Wales, and has all company power and authority to conduct its business, to own its assets, and to execute, deliver, borrow and perform its obligations under each Opinion Document to which it is a party and to grant the security title and interests to be granted by it pursuant to each such Opinion Document.

(b) The execution, delivery and performance by the UK Borrower of each Opinion Document to which it is a party and the granting of the security title and interests granted by it under each such Opinion Document, do not (i) violate any provision of its Organization Documents, (ii) violate any provision of any federal or state law, rule or regulation, or any order, writ, judgment, decree, determination or award of any court or other governmental agency binding on the UK Borrower or its property, or (iii) cause, result in or require the creation or imposition in favor of any Person other than any Lender Party of any Lien upon or with respect to any asset of UK Borrower.

(c) Each Opinion Document to which the UK Borrower is a party has been duly authorized by all requisite company action (including any action required by its members) by the UK Borrower and has been duly executed and delivered on behalf of the UK Borrower.

We have not made or undertaken to make any investigation of the state of title to the Collateral, and we express no opinion with respect to (a) the title of any of the Collateral, (b) the status or perfection of any security title or interests granted pursuant to any of the Opinion Documents, other than as expressly set forth in paragraph 10 below, or (c) the priority of any security title or interests granted pursuant to any of the Opinion Documents.

The following matters, including their effects and the effects of noncompliance, are not covered by implication or otherwise in this opinion, unless coverage is specifically addressed in this opinion letter: (a) local laws, codes and ordinances, (b) environmental laws, (c) zoning, land use, subdivision and other development and entitlement laws, (d) patent, copyright, trademark and other intellectual property laws, (e) health and safety laws, e.g., OSHA, (f) labor laws, (g) laws concerning access by the disabled and building codes, (h) local business licenses or health codes, (i) federal or state securities laws, (k) tax laws, or (k) antitrust laws.

Based on the foregoing and upon our examination of all such other documents and laws as we have deemed pertinent, and subject to the limitations, qualifications and exceptions set forth herein, we advise you that in our opinion:

1. Relying solely upon certifications obtained from the Secretary of State of Delaware, FleetCor Inc. is validly existing and in good standing as a corporation under the laws of Delaware. FleetCor Inc. is authorized to own, lease, and grant a security interest in its properties.

2. Relying solely upon certifications obtained from the Secretary of State of Georgia, FleetCor LLC is validly existing and in good standing as limited liability company under the laws of Georgia. FleetCor LLC is authorized to own, lease, and grant a security interest in its properties.

3. Relying solely upon certifications obtained from the Secretary of State of Georgia, Mannatec is validly existing and in good standing as corporation under the laws of Georgia. Mannatec is authorized to own, lease, and grant a security interest in its properties.

4. Relying solely upon certifications obtained from the Secretary of State of Delaware, CFN is validly existing and in good standing as corporation under the laws of Delaware. CFN is authorized to own, lease, and grant a security interest in its properties.

5. Each of the US Loan Parties has all necessary powers and authority to enter into the Opinion Documents to which each such US Loan Party is a party. The execution, delivery, performance by each of the US Loan Parties of and compliance by each of the US Loan Parties with each of the Opinion Documents to which it is party (a) are within each such US Loan Party’s powers and authority, (b) have been duly authorized including by all necessary and appropriate corporate, company, shareholder, member or other action, (c) are not in contravention of the terms of any US Loan Party’s Organization Documents, and (d) do not result in the creation of any Lien upon any assets or properties of any US Loan Party, except in favor of the Collateral Agent or the US Agent for the benefit of the Lender Parties.

6. The execution and delivery of each Opinion Document and the performance of its terms by each of the US Loan Parties party thereto will not conflict with or result in a violation of any law, statute, rule, or regulation of any governmental authority of the State of Georgia or the State of New York, or, to our knowledge, of any order, writ, judgment, injunction or decree of any court of competent jurisdiction of the State of Georgia or the State of New York.

7. The Opinion Documents have been duly authorized by all necessary action on the part of each of the US Loan Parties party thereto, and have been duly executed and delivered by each of the US Loan Parties party thereto.

8. The Opinion Documents (other than the Pledge Agreement as to which we express no opinion) constitute the legal, valid and binding obligations of each of the respective Loan Parties party thereto, enforceable against such Loan Parties in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and (ii) the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

9. To the extent that the Collateral in which a US Loan Party has rights consists of property in which a security interest can be created under Article 9 of the New York UCC (the

“Article 9 Collateral”), the Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Lender Parties a security interest in such Collateral.

10. Upon the filing of the Financing Statements in the offices of the jurisdictions listed on each such Financing Statement, each of the Financing Statements is in form sufficient to perfect a security interest in favor of Collateral Agent in that portion of the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under Article 9 of the New York UCC, under Article 9 of the Uniform Commercial Code as adopted and in effect on the date hereof in the State of Delaware (the “Delaware UCC”), and under Article 9 of the Uniform Commercial Code as adopted and in effect on the date hereof in the State of Georgia (the “Georgia UCC”).

The opinions expressed herein are subject in their entirety to the following limitations, qualifications and exceptions:

(a) The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law, including those provisions relating to fraudulent conveyances and obligations.

(b) The opinions expressed herein are also qualified to the extent that the enforceability of the Opinion Documents may be limited by the effect of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors (including, without limitation, matters of contract rejection, fraudulent conveyances and obligations, turn-over, preference, equitable subordination, automatic stay, and substantive consolidation under federal bankruptcy laws, as well as state laws regarding fraudulent transfers, obligations, and conveyances, and state receivership laws), and (ii) general principles of equity, whether applied by a court of law or equity (including, without limitation, principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies, principles affording traditional equitable defenses such as waiver, laches and estoppel, and legal standards requiring reasonableness or materiality of breach for exercise of remedies or providing for defenses based on impracticability or impossibility of performance or on obstruction or failure to perform or otherwise act in accordance with an agreement by a party thereto other than US Loan Party).

(c) The opinions expressed in paragraphs 9 and 10 above are limited to transactions subject to Article 9 of the New York UCC and we express no opinion as to the validity, creation, attachment, perfection or enforceability of a security interest in collateral of type not subject to, or excluded from the coverage of, Article 9 of the New York UCC.

No opinion is expressed with respect to the validity, binding effect, or enforceability of:

(a) any provisions of the Opinion Documents requiring indemnification for, or providing exculpation, release, or exemption from liability for, any action or inaction by any other person or entity, to the extent such action or inaction involves negligence or willful misconduct on the part of such other person or entity or to the extent otherwise contrary to public policy;

(b) any provisions of the Opinion Documents imposing interest on unpaid interest, or imposing increased interest, rates or late payment charges on delinquency in payment or other default, or providing for liquidated damaged or for termination payments or premiums on prepayment, acceleration or termination, in each case to the extent any such provisions may be deemed to be penalties or forfeitures;

(c) any provisions of the Opinion Documents that have the effect of waiving the right of jury trial, statutes of limitation, marshaling of assets and similar requirements, or consenting to, or waiving objections to, the jurisdiction of certain courts, the venue or forum for judicial actions, or service of process other than in accordance with applicable law;

(d) any provisions of the Opinion Documents providing that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements, or that party’s course of dealing, course of performance, or the like or failure or delay in taking action may not constitute a waiver of related rights or provisions, or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind;

(e) any provisions of the Opinion Documents providing that a party has a right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative;

(f) any provisions of the Opinion Documents purporting to require payment by any Loan Party of Lender Party’s expenses or attorneys’ fees except to the extent that a court determines such fees to be reasonable;

(g) any provisions of the Opinion Documents providing that modifications to such documents may only be made in writing or that the provisions of such documents are severable;

(h) any provisions of the Opinion Documents purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform;

(i) any provisions of the Opinion Documents relating to rights of set off otherwise than in accordance with applicable law;

(j) any provisions of the Opinion Documents purporting to require a waiver of defenses, setoffs, or counterclaims against any Lender Party;

(k) any provisions of the Opinion Documents with respect to the right of either Agent or any other Lender Party to collect a deficiency except upon compliance with applicable provisions of the Uniform Commercial Code as in effect in applicable jurisdictions;

(l) any provisions of the Opinion Documents purporting to require any Loan Party to waive various rights, claims, and defenses, or to provide certain remedies in favor of any Lender Party, to the extent any such waivers or remedial provisions may not be valid, binding or enforceable under applicable law; provided, however, in our opinion, the inclusion of such waivers and remedial provisions does not render any Opinion Document invalid as whole, and each Opinion Document otherwise contains remedies adequate for the practical realization of the benefits intended to be provided thereby assuming compliance by each of the Lender Parties with applicable legal requirements and procedures;

(m) any provision of the Opinion Documents providing that such document is to be governed by, and construed in accordance with the laws of, the State of New York, to the extent the determination of such governing law is made pursuant to the choice of law rules under the laws of jurisdiction other than the State of New York;

(n) any provisions of the Opinion Documents purporting to render void any transfers of Loan Party’s rights in any Collateral in violation of the terms of the Opinion Documents;

(o) any provisions of the Opinion Documents providing for reliance in respect of covenants, agreements, representations or warranties therein to be deemed to have occurred by any party not in fact so relying;

(p) any provision of the Opinion Documents purporting to grant to either Agent or any other Lender Party the power to make any decision or to take or refrain from taking any action or to give or withhold its consent to any matter in each case in the sole discretion of such Lender Party (or words to comparable effect);

(q) any provision of any of the Opinion Documents granting a power of attorney to any Lender Party or purporting to characterize the assignments and transfers effected thereby as present, irrevocable, absolute or unconditional or otherwise suggesting that the applicable Loan Party has no continuing interest in the Collateral so assigned and transferred;

(r) any provision of any of the Opinion Documents to the extent that such provision constitutes waiver of illegality as a defense to performance of contract obligations;

(s) any provisions of the Opinion Documents purporting to entitle either Agent or any other Lender Party to retain as additional collateral payments made by or on behalf of a Borrower contrary to instructions from or conditions imposed by a Borrower with respect to the application of such payments; or

(t) any provisions of the Opinion Documents that purport to entitle either Agent or any other Lender Party to a presumption in any litigation as to its good faith, exercise of ordinary care or other determinations as to its conduct.

No opinion is expressed with respect to any of the following matters:

(a) any Collateral that consists of timber to be cut, goods that are or are to become fixtures, as-extracted collateral, commercial tort claims which are not identified in the Opinion Documents, collateral arising from consumer transactions, farm products, or goods subject to certificates of title, in each case as defined in the applicable Uniform Commercial Code;

(b) the creation of any security interest in any Collateral that is subject to an agreement that is, or purports to be, nonassignable or nontransferable, or any Collateral that may not be assigned by its terms or under applicable law or regulation, except to the extent otherwise provided in Section 9-406(d), 9-407 and 9-408 of the applicable Uniform Commercial Code;

(c) the enforceability, as against the government of the United States of America or any state thereof, of any assignment or security interest in any collateral constituting accounts or other claims against the government of the United States of America subject to the Federal Assignment of Claims Act or against any such state subject to similar laws restricting or prohibiting assignment of government claims;

(d) the effect of Section 9-315 of the applicable Uniform Commercial Code with respect to any Collateral consisting of proceeds;

(e) the effect of Sections 9-317,9-320 and 9-321 of the applicable Uniform Commercial Code, which permits buyers, lessees and licensees of collateral to take the same free and clear of a perfected security interest under the circumstances described therein;

(f) the enforceability of those provisions of the Opinion Documents that purport to waive or vary the rules stated in Section 9-602 of the applicable Uniform Commercial Code, or providing either Agent or any other Lender Party with self-help or summary remedies without notice or opportunity for hearing or correction;

(g) the effect of Section 552 of the Bankruptcy Code (11 U.S.C. §552) (relating to property acquired by a Loan Party after the commencement of a case under the United States Bankruptcy Code with respect to such Loan Party) and Section 506(c) of the Bankruptcy Code (11 U.S.C. §506(c)) (relating to certain costs and expenses of a trustee in preserving or disposing of collateral); or

(h) the effect of any provision of the Opinion Documents which is intended to establish any standard other than a standard set forth in the applicable Uniform Commercial Code as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral, or accepting collateral in discharge of liabilities.

The opinions expressed herein are limited to the internal laws of the States of Georgia and New York, applicable Federal laws of the United States, Article 9 of the Delaware UCC and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction or the effect any such laws may have on the matters set forth herein.

This opinion is being rendered for your benefit and the benefit of your successors and assigns under the Opinion Documents, as well as any other financial institution now or hereafter directly or indirectly participating in the rights or obligations of any Lender Party under the Credit Agreement and their successors and assigns, and may not be used or relied upon, nor may copies be delivered to, any other person or entity without our express written consent except in connection with the matters set forth herein and except for copies delivered as required by any applicable regulatory authority.

This opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred. This opinion is rendered as of the date hereof, and we make no undertaking to supplement this opinion if, after the date hereof, facts or circumstances come to our attention or changes in law occur that could effect the matters addressed herein.

Very truly yours,

KING & SPALDING LLP

Exhibit G-2

Form of Opinion of Philippe Partners

JPMorgan Chase Bank, N.A.,
as Pledgee (as hereinafter defined),
as Administrative Agent and Collateral Agent
for the Lenders (as hereinafter defined),
and: such Lenders
270 Park Avenue
New York, New York 10017

Luxembourg, April 30, 2007

LEGAL OPINION

Ladies and Gentlemen,

We are issuing this opinion (the “Opinion”) in our capacity as legal counsel to FleetCor Technologies Operating Company – CFN Holding Co. S.e.n.c. a Luxembourg societe en nom collectif (general corporate partnership), incorporated on September 25, 2006, having its registered office at 560 A, rue de Neudorf, L-2220 Luxembourg, registered with the Luxembourg Registre de Commerce et des Societes (Trade and Companies Register) under number B121519 (the “Partnership”) with respect to:

-	the Credit Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007 (the “Amended Credit Agreement”) among FleetCor Technologies Operating Company, LLC (“Company”), FleetCor UK Acquisition Limited, FleetCor Technologies, Inc. (“Parent”), the lenders party thereto (together with their successors and assigns, the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (“Agent”), and J.P, Morgan Europe Limited, as London Agent;

Bruxelles	Luxembourg	Charleroi	Liège

560 Rue de Neudorf - L - 2220 Luxembourg

Tel. + 352 266 886 - Fax. + 352 266 887 00

www.philippe-law.com

-	the Guarantee and Collateral Agreement dated as of June 29, 2005, as amended and restated as of April 30, 2007 (the “Amended Guarantee and Collateral Agreement”) among Company, Parent, the Subsidiaries of Parent party thereto, and JPMorgan Chase Bank, N.A., as Collateral Agent;

-	the partnership interest pledge agreement dated as of September 29, 2006, as amended and restated as of April 30, 2007 (the “Amended Pledge Agreement”) made by the Company and CFN Holding Co. (“CFN”) in favor of the Agent (the “Pledgee”), in the presence of the Partnership with respect to a first ranking pledge granted to the Pledgee;

The Amended Credit Agreement, the Amended Guarantee and Collateral Agreement and the Amended Pledge Agreement are referred hereafter as the “Agreements”.

1.	Documents

For the purpose of this opinion, we examined solely originals or copies of the following documents but we have not examined other documents not listed herein:

-	the Amended Pledge Agreement;

-	the deed of incorporation of the Partnership dated September 25, 2006 (the “Deed of Incorporation”);

-	the circular resolutions of the members of the board of managers of the Partnership dated April 27, 2007;

-	the resolution of the partners of the Partnership approving the Amended Pledge Agreement dated April 27, 2007;

(Collectively the “Documents”).

All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Amended Pledge Agreement.

2.	Assumptions

In preparing this Opinion, we have assumed and relied without any independent review or verification upon the following:

2.1.	The genuineness of all signatures, the legal capacity of all physical and legal persons (other than the Partnership), the accuracy, completeness and authenticity of all documents submitted to us as original.

2.2.	All documents submitted to us as photocopies, facsimiles and/or electronic versions are conform to their respective originals.

2.3.	All documents submitted to us in draft are the latest drafts of such documents and these documents will or have been executed in the form of the corresponding draft.

2.4.	The Documents have not been amended, supplemented, replaced or varied nor have been revoked as at the date hereof.

2.5.	Each of the parties to the Amended Pledge Agreement (other than the Partnership) is duly organized and validly existing under the laws of the jurisdiction of its organization and has the full power, capacity, authority and legal right to enter into, execute, deliver and perform the Amended Pledge Agreement to which it is a party and all obligations therewith, and has duly and validly authorized, executed and delivered by all requisite action the Amended Pledge Agreement.

2.6.	Each of the parties to the Amended Pledge Agreement (other than the Partnership) is not or will not be, by reason of the execution, delivery or performance of the transactions contemplated by the Amended Pledge Agreement in breach of any of its obligations under any previous contractual arrangements to which they are a party.

2.7.	The execution and performance of the Amended Pledge Agreement by the parties thereto, (other than the Partnership), do not contravene, and are not invalid under, the laws of the jurisdiction of organization of such other parties, or are not in violation of their respective articles of incorporation, memorandum of association, bylaws or similar constitutional documents.

2.8.	The binding effect of the Amended Pledge Agreement on any party thereto is not affected by any matter of factual circumstances such as duress, undue influence, or material error.

2.9.	Any consents, formalities, approvals, registrations, licenses or other actions by or with any governmental authority, other than Luxembourg, required to be obtained or made by the parties in any such jurisdiction in order so to execute, deliver or perform such Amended Pledge Agreement has been or will be obtained and complied with.

2.10.	The Deed of Incorporation of the Partnership is the latest version available and represents the current and valid version of the articles of association of the Partnership at the date hereof.

3.	Opinion

Subject to the assumptions and qualifications above, we are of the opinion that:

3.1	The Partnership has been duly incorporated and is validly existing as a general corporate partnership (societe en nom collectif) under Luxembourg law.

3.2	The share capital of the Partnership amounting to EUR 137,501 (one hundred thirty- seven thousand five hundred one euros), consists of 10,001 (ten thousand one) partnership interests being fully paid up. All the partnership interests of the Partnership are owned by the Company and CFN.

3.3	The Amended Pledge Agreement constitutes valid, binding and enforceable continuing first-ranking pledge (gage) and security interest in favor of the Pledgee under Luxembourg law.

3.4	The Company and CFN have created valid, effective and perfected security interests, enforceable in accordance with the terms of the Amended Pledge Agreement over 65% of their respective holding of interests in the Partnership and the other assets expressed to be subject to a security interest in the Amended Pledge Agreement in respect of all the Obligations, as defined therein.

3.5	It is not necessary under Luxembourg law, in order to enable the Pledgee to enforce its rights under the Amended Pledge Agreement or, by reason only of the execution, delivery or performance of the Amended Pledge Agreement that the Pledgee should be licensed, qualified or entitled to carry on business in Luxembourg.

3.6	On the basis of the articles of association of the Partnership and the Amended Pledge Agreement, the pledged partnership interests constitute 65% (sixty-five percent) of the partnership capital of the Partnership.

3.7	Based upon our review of Luxembourg law, rules and regulation that are normally applicable to transactions of the type provided for by the Amended Pledge Agreement, or are applicable to the Partnership, as Luxembourg general corporate partnership, no consent, approval, authorization, order of or filing with any court, governmental agency or body or arbitrator having jurisdiction over it is required to ensure the legality, validity, binding effect, or enforceability of the Amended Pledge Agreement.

4.	Qualifications and exceptions

The opinions hereinafter expressed are also subject to the following qualifications and exceptions:

4.1.	We are members of the Luxembourg Bar and render no opinion on the laws of any jurisdiction other than the laws of Luxembourg and only under the laws of Luxembourg as they are currently in effect. The statements of this Opinion are valid under Luxembourg laws at the date of this Opinion, but as such are subject to changes. We assume no obligation to inform the interested parties to revise or supplement this letter should the current laws of Luxembourg be amended or replaced by legislative action, judicial decision or otherwise.

4.2.	Words, phrases, as well as legal concepts, expressed in English in this letter have the meaning attributed to them by the Luxembourg language and Luxembourg law and should be read accordingly.

4.3.	Our opinion is strictly limited to the content referred to hereafter and to the matters stated herein. It may not be read as extending by implication to any matters not specifically referred to.

4.4.	For the purpose of this Opinion, the terms “law”, “laws”, “legislation”, “regulation” and all other similar terms refer exclusively to Luxembourg laws and regulations, unless provided to the contrary.

4.5.	The expressions “valid”, “binding” and “enforceable” used in this letter mean that the obligations and/or agreements are of a type which courts of Luxembourg would consider as such. However, any specific case will be treated with regard to the actual facts and circumstances particular to this case and accordingly we express no opinion on the outcome of any legal dispute that may arise in connection with the Amended Pledge Agreement.

4.6.	The expressions “duly incorporated” and “validly existing” used in this Opinion do not mean a wealthy financial situation.

4.7.	We express no opinion on the opportunity of the Amended Pledge Agreement nor on the opportunity of the terms and conditions thereof, or on the accuracy of any statements of facts or opinions, or representation and warranties made herein, with the exception of the matters stated in section 4 hereof.

4.8.	The opinion expressed herein may be affected or limited by the general defences available to a contracting party in respect of the validity and enforceability of agreements in general, amongst others, but not limited to fraud, lack of consent, duress, undue influence, material error, illegal consideration, uncertainty of the object, incapacity and force majeure.

4.9.	Contractual provisions which require that any waiver or amendment should only be in writing may not be enforceable to the extent that an oral or implied agreement by trade practice has modified such contractual provisions.

4.10.	Contractual provisions according to which a party should indemnify another party and/or bear costs and expenses may not be enforceable to the extent that the Luxembourg court may fix at their own discretion the amount of damages and entitlement to legal fees and other costs.

4.11.	A Luxembourg court may refuse to enforce a provision providing for interest to accrue on interests if such accrual is contrary to article 1154 of the Luxembourg civil code.

4.12.	In respect of obligations of payment, a Luxembourg court has power, according to article 1244 of the Luxembourg civil code to postpone or spread over time the payment of due sums.

4.13.	A severability provision may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable provision is a substantial or material one.

4.14.	Any performance of the Amended Pledge Agreement may be limited by the provisions of any applicable bankruptcy, liquidation, insolvency and reorganisation, reconstruction or other laws, relating to or affecting, generally the enforcement of creditor’s rights.

4.15.	Claims may be barred by statutes of limitations or may be subject to defences of set-off or counterclaims.

4.16.	Documents produced in front of a Luxembourg court or a public body may have to be translated into French or German language.

4.17.	The rights and obligations of the parties pursuant to the Amended Pledge Agreement may be limited by general principles of criminal law, including but not limited to freezing orders.

4.18.	Any obligation to pay a sum of money in a currency which is not of legal tender in Luxembourg will be enforceable in Luxembourg in Euros, though the judicial decision may be expressed in a foreign currency and/or its equivalent in Euros at the time of payment. For the purpose of enforcement, the amounts expressed in a foreign currency will be converted in Euros.

4.19.	This opinion is addressed to you and may only be relied upon by you in connection with the transaction it concerns, and may not be relied upon by, or (except as required by applicable law) be transmitted to, or filed with any other person, firm, company, or institution without our prior written consent, except that you may furnish copies hereof to the Lenders.

4.20.	This opinion is exclusively based upon, governed by and shall be construed in accordance with the laws of Luxembourg effective on the date hereof. Luxembourg courts shall have exclusive jurisdiction to settle any dispute, proceeding, suit or action that may arise out or be in connection with this letter.

Sincerely yours,

Exhibit G-3

Form of Opinion of Clifford Chance LLP

CLIFFORD CHANCE LLP

DATED: 29 OCTOBER 2007

CLIFFORD CHANCE OPINION LETTER

ISSUED IN CONNECTION WITH

THE ENGLISH SECURITY DOCUMENTS ENTERED INTO

BY CERTAIN ACCEDING GROUP COMPANIES

IN RESPECT OF

A $350,000,000 CREDIT AGREEMENT FOR

FLEETCOR UK ACQUISITION LIMITED AND

FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC

CLIFFORD CHANCE LLP
10 UPPER BANK STREET CANARY WHARF LONDON E14 5JJ TEL +44 (0)20 7006 1000 FAX +44 (0)20 7006 5555 DX 149120 CANARY WHARF 3 www.cliffordchance.com

YOUR REFERENCE	IN REPLY PLEASE QUOTE 70-40206763 DIRECT DIAL	DATE 29 October 2007

To:	JPMorgan Chase Bank, N.A. (as the “Administrative Agent” and the “Trustee”) and the Lenders (as defined below)

Dear Sirs

We have acted as English legal advisers on the instructions of J.P. Morgan Securities, Inc. (the “Arranger”) in connection with a $350,000,000 credit agreement for FleetCor UK Acquisition Limited (the “UK Borrower”) and FleetCor Technologies Operating Company, LLC (the “Transaction”).

1.	INTRODUCTION

1.1	Opinion Documents

The opinions given in this Opinion Letter relate to the following documents entered into in connection with the Transaction which are expressed to be governed by English law (the “Opinion Documents”):

1.1.1	the debenture dated 29 October 2007 (the “Debenture”) granted by the English Obligors (defined below) in favour of the Trustee;

1.1.2	the guarantee dated 29 October 2007 (the “Guarantee”) granted by the English Obligors in favour of the Trustee; and

1.1.3	the accession letter to the Trust Agreement (defined below) dated 29 October 2007 (the “Trust Accession Letter”) made between, inter alios, the English Obligors, the Trustee and the Administrative Agent.

1.2	Defined terms

In this Opinion Letter:

1.2.1	“Credit Agreement” means the credit agreement dated 29 June 2005 and as amended and restated on 30 April 2007 (and as amended, varied, novated or supplemented from time to time) made between, inter alios, FleetCor Technologies Operating Company, LLC and FleetCor UK Acquisition Limited as the Borrowers, FleetCor Technologies, Inc. as the Parent, the Lenders and JPMorgan Chase Bank, N.A. as the Administrative Agent and the Collateral

CLIFFORD CHANCE IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ A LIST OF THE MEMBERS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. THE FIRM IS REGULATED BY THE SOLICITORS REGULATION AUTHORITY.

CLIFFORD CHANCE LLP

Agent, J.P. Morgan Europe Limited as the London Agent and J.P. Morgan Securities Inc. as the Lead Arranger and the Sole Bookrunner.

1.2.2	“English Obligor” means each of the companies specified in Schedule 1 (English Obligors);

1.2.3	“Finance Party” means each of the Administration Agent, the Trustee and the Lenders;

1.2.4	“Lender” means any person which (a) is a “Lender” under the Credit Agreement as at the date of this Opinion Letter or (b) which becomes a Lender by means of a novation in accordance with the procedures set out in Section 10.07 (Successors and Assigns) of the Credit Agreement from one of the Lenders originally party to the Credit Agreement as part of the primary syndication of the Transaction;

1.2.5	“Opinion Security Documents” means the Debenture and the Guarantee;

1.2.6	“Trust Agreement” means the trust agreement dated 30 April 2007 (and as amended, varied, novated or supplemented from time to time) made between, amongst others, the UK Borrower, the Secured Parties (as named therein), the Trustee and the Administrative Agent;

1.2.7	terms defined or given a particular construction in the Credit Agreement have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.8	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.3	Legal review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 2 (Documents and enquiries) to this Opinion Letter.

1.4	Applicable law

This Opinion Letter and the opinions given in it are governed by English law and relate only to English law as applied by the English courts as at today’s date. We express no opinion in this Opinion Letter on the laws of any other jurisdiction. We assume no responsibility for revising or updating this Opinion Letter to take into account changes in law, changes in practice or events or circumstances occurring after the date of this Opinion Letter.

1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Opinion Documents and the Credit Agreement and the assumptions set out in Schedule 3 (Assumptions) and are subject to the reservations set out in Schedule 4 (Reservations) to this Opinion Letter. The opinions given in this Opinion

CLIFFORD CHANCE LLP

Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

2.1.1	Each of the English Obligors is a company duly incorporated in England and has the capacity and power to enter into each of the Opinion Documents to which it is a party and to exercise its rights and perform its obligations under those Opinion Documents.

2.1.2	All corporate action required to authorise the execution by each English Obligor of each of the Opinion Documents to which it is a party and the exercise by it of its rights and the performance by it of its obligations under those Opinion Documents has been duly taken.

2.2	Legal, valid, binding and enforceable obligations

The obligations expressed to be assumed by each of the English Obligors in the Opinion Documents to which it is a party constitute its legal, valid, binding and enforceable obligations.

2.3	Valid security interest

Each English Obligor that is party to any Opinion Security Document as a chargor has created a valid security interest over the assets expressed to be subject to a security interest in that Opinion Security Document.

2.4	Further acts

No further acts, conditions or things are required by English law to be done, fulfilled or performed in order to enable any of the English Obligors lawfully to enter into, exercise its rights or perform its obligations under any of the Opinion Documents or to make any of the Opinion Documents admissible in evidence in England.

2.5	Governing law

In any proceedings for the enforcement of the obligations of the English Obligors, the English courts would give effect to the choice of English law as the governing law of each of the Opinion Documents.

3.	LIMITS OF OPINION

We express no opinion as to any liability to Tax which may arise or be suffered as a result of or in connection with the Opinion Documents or the Transaction.

4.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the satisfaction of the conditions precedent under the terms of the Credit Agreement and is addressed to the Administrative Agent, the Trustee and the Lenders and all opinions given herein shall be read as being given as at the date of this Opinion Letter only. It may not, without

CLIFFORD CHANCE LLP

our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person.

Yours faithfully,

Clifford Chance LLP

CLIFFORD CHANCE LLP

SCHEDULE 1

ENGLISH OBLIGORS

1.   Fuelcards UK Limited, with registered company number 06228205

2.   Intercity Fuels Limited, with registered company number 06228044

3.   Fambo UK Limited, with registered company number 05373992

4.   The Fuelcard Company UK Limited, with registered company number 05939102

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SCHEDULE 2

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

(a)	The Opinion Documents in the forms set out below:

(i)	A scanned executed copy of the Debenture dated 29 October 2007.

(ii)	A scanned executed copy of the Guarantee dated 29 October 2007.

(iii)	A scanned executed copy of the Trust Accession Letter dated 29 October 2007.

(b)	A scanned certified copy of the certificate of incorporation (and any certificate of incorporation on change of name) and memorandum and articles of association of each English Obligor.

(c)	A scanned certified copy of the minutes of a meeting of the board of directors of each of The Fuelcard Company UK Limited and Fambo UK Limited, held on 29 October 2007.

(d)	A scanned certified copy of the written resolutions of the sole director of each of Intercity Fuels Limited and Fuelcards UK Limited.

(e)	A scanned certificate of an officer of each English Obligor setting out the names and signatures of the persons authorised to execute the Opinion Documents on behalf of each English Obligor dated 29 October 2007.

(f)	A scanned certified copy of a written resolution of the shareholders of each relevant English Obligor passed on 29 October 2007.

2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries for the purposes of this Opinion Letter.

(a)	A search was conducted with the Registrar of Companies in respect of each English Obligor on 29 October 2007.

(b)	An enquiry by telephone was made at the Companies Court in London of the Central Index of Winding Up Petitions on 29 October 2007 at 11.10 a.m. with respect to each English Obligor.

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SCHEDULE 3

ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	Any certificate referred to in Schedule 2 (Documents and enquiries) is correct in all respects.

2.	OBLIGATIONS OF THE PARTIES OTHER THAN THE ENGLISH OBLIGORS

(a)	Each party to the Opinion Documents (other than the English Obligors) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents to which it is a party.

(b)	Each party to the Opinion Documents (other than the English Obligors) has duly executed and delivered the Opinion Documents.

(c)	The Trustee has complied with the Financial Services and Markets Act 2000 and the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 in relation to any security taken over shares, securities or other investments (falling within the scope of the term “investment”, as defined in that Act).

(d)	The steps taken by which any person not originally a party to the Credit Agreement, or any other Opinion Document, becomes a Lender under the Credit Agreement, or otherwise becomes entitled to any rights under any of the other Opinion Documents, comply with the provisions of the Credit Agreement, and the relevant Opinion Documents, and are within the capacity and powers of, and are duly authorised by, each of the relevant parties.

(e)	Each of the Lenders is at all relevant times a person acting in the course of carrying on a business consisting wholly or to a significant extent of lending money or is otherwise a person of a kind specified in article 6 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001.

3.	CORPORATE AUTHORITY OF THE ENGLISH OBLIGORS

(a)	There have been no amendments to the form of the memorandum and articles of association of any English Obligor referred to in Schedule 2 (Documents and enquiries).

(b)	The resolutions of the board of directors of each English Obligor set out in Schedule 2 (Documents and enquiries):

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(i)	were duly passed at properly convened meetings of duly appointed directors or, as the case may be, duly appointed committees of directors of the relevant English Obligor; and

(ii)	have not been amended or rescinded and are in full force and effect.

(c)	The resolution of the shareholders of relevant English Obligor referred to in Schedule 2 (Documents and enquiries) has been duly adopted by the shareholders of relevant English Obligor and has not been amended or rescinded and is in full force and effect.

(d)	Each director has disclosed any interest which he may have in the transactions contemplated by the Opinion Documents in accordance with the provisions of the Companies Act 1985 and the articles of association of the relevant English Obligor and none of the directors of that English Obligor has any interest in such transactions except to the extent permitted by the articles of association of that English Obligor.

(e)	The execution and delivery of the Opinion Documents by each English Obligor and the exercise of its rights and performance of its obligations under the Opinion Documents will sufficiently benefit and is in the interests of that English Obligor.

(f)	The Credit Agreement states that one of the purposes of the Facilities is general corporate purposes. We assume that this does not include any financing or refinancing of an acquisition of shares in contravention of section 151 of the Companies Act 1985.

(g)	In resolving to enter into the Opinion Documents and the Transaction the directors of each English Obligor acted in good faith to promote the success of the relevant English Obligor for the benefit of its members and in accordance with any other duty, breach of which could give rise to the Transaction being avoided.

4.	SEARCHES AND ENQUIRIES

There has been no alteration in the status or condition of any English Obligor as disclosed by the searches and enquiries referred to in Schedule 2 (Documents and enquiries). However, it is our experience that the searches and enquiries referred to in paragraphs 2(a) and (b) of Schedule 2 (Documents and enquiries) may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced.

5.	OTHER DOCUMENTS

Save for those listed in Schedule 2 (Documents and enquiries), there is no other agreement, instrument or other arrangement between any of the parties to any of the Opinion Documents which modifies or supersedes any of the Opinion Documents.

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6.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Loan Documents under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

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SCHEDULE 4

RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.	REGISTRATION OF SECURITY

Registration at the Registrar of Companies

The Debenture (together with prescribed particulars of the charges constituted by the document) must be received by the Registrar of Companies for registration within twenty-one days after the date of creation of the charges constituted by the Debenture. Otherwise, the charges may be void against the liquidator or administrator or any creditor of the relevant English Obligor.

2.	EFFECTIVENESS OF SECURITY

(a)	We express no opinion as to:

(i)	whether the English Obligors have good legal or other title to the assets or rights which are expressed to be subject to a security interest under the Opinion Security Documents, or as to the existence or value of any such assets or rights;

(ii)	the priority of any security interest created under the Opinion Security Documents or whether any security interest constitutes a legal or equitable security interest or a fixed or specific (rather than a floating) charge;

(iii)	whether the Opinion Documents breach any other agreement or instrument; or

(iv)	whether the Obligors have created a valid security interest over any asset or right which is situated outside England and Wales (including those situated outside England and Wales within the meaning of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings) or governed by a foreign law notwithstanding the choice English Law as the governing law of the relevant Opinion Security Documents.

(b)	The exercise by the Trustee of the powers and remedies conferred by any Opinion Security Document or by law is subject to general equitable principles regarding the enforcement of security and the supervisory powers of the English courts.

(c)	Any obligation imposed on an English Obligor to hold certain moneys to the order of the Agent or the Trustee pursuant to an Opinion Document may constitute a charge which may be required to be registered in accordance with the Companies Act 1985. This provision has not been registered.

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(d)	The opinions set out in paragraph 2.3 (Valid security interest) and 2.4 (Further acts) of this Opinion Letter are subject to:

(i)	any asset being capable of forming the subject of a security interest and not otherwise being personal to the relevant Obligor;

(ii)	the creation of such security interest not requiring any authorisation, consent or fulfilment of any other pre-condition or formality which has not been satisfied, obtained or done; and

any relevant contract comprised in such security being capable of being set aside as a result of any fraud, misrepresentation or any bribe or corrupt conduct.

3.	LIMITATIONS ARISING FROM INSOLVENCY LAW

(a)	The opinion set out in paragraph 2.2 (Legal, valid, binding and enforceable obligations) of this Opinion Letter is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws generally affecting the rights of creditors.

(b)	The opinion set out in paragraph 2.3 (Valid security interest) of this Opinion Letter is subject to the following:

(i)	the security interest created by the Opinion Security Documents may be held to be wholly or partly invalid as a result of any of the following sections of the Insolvency Act 1986 (if the circumstances described in any of these sections is applicable):

(1)	section 127 (avoidance of property dispositions, etc.)

(2)	section 178 (power to disclaim onerous property)

(3)	section 186 (rescission of contracts by the court)

(4)	section 238 (transactions at an undervalue)

(5)	section 239 (preferences)

(6)	section 245 (avoidance of certain floating charges)

(7)	section 423 (transactions defrauding creditors)

(8)	section 426 (co-operation between courts exercising jurisdiction in relation to insolvency); or

(ii)	the security interest created by any Opinion Security Document may be held to be wholly or partly invalid as a result of the opening of insolvency proceedings, within the meaning of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings against any English Obligor in another EU Member State or as a result of the

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English courts being required, under that Regulation, to give effect to the law of that EU Member State or to recognise or enforce any judgment of a court of that EU Member State concerning those proceedings; and

(iii)	preferential debts (as defined in the Insolvency Act 1986 of the English Obligors and part of the unsecured debts (as determined by the Insolvency Act 1986) may be paid out of the proceeds of any property subject to any floating charge created under any Opinion Security Document, in priority to the claims of the holder of the floating charge pursuant to section 175 or 176A of the Insolvency Act 1986, although, if and to the extent that the security interest created by the Opinion Security Document constitute a financial collateral arrangement over cash or financial instruments (as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003, then, inter alia, sections 127, 176A, 178 and 245 of the Insolvency Act 1986 may not apply to that security interest.

(c)	Any provision in any Opinion Document which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

4.	ENFORCEABILITY OF CLAIMS

In this Opinion Letter “enforceable” means that an obligation is of a type which the English courts enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Opinion Documents. In particular:

(a)	the power of an English court to order specific performance of an obligation or other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or other equitable remedy is sought;

(b)	where any party to the Opinion Documents is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(c)	enforcement may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after its execution;

(d)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim;

(e)	in some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to

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restrain proceedings commenced in another court, notwithstanding the provisions of the Opinion Documents providing that the courts of England have jurisdiction in relation thereto;

(f)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the English courts will generally not enforce an obligation if there has been fraud;

(g)	whilst an English court has power to give judgment in a currency other than pounds sterling, it has the discretion to decline to do so;

(h)	any provision providing that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.

5.	APPLICATION OF FOREIGN LAW

(a)	If any obligation is to be performed in a jurisdiction outside England, it may not be enforceable in England to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and an English court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

(b)	It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort.

(c)	We express no opinion as to whether any English Obligor has created a valid security interest over any asset or right which is situated outside England (including those situated outside England and Wales within the meaning of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings) or governed by a foreign law (notwithstanding the choice of English law as the governing law of the Opinion Security Documents).

6.	DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES

(a)	Any provision of the Opinion Documents requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty. If the Opinion Documents do not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time

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to time prescribed pursuant to that Act. Any term of the Opinion Documents may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act.

(b)	There is some possibility that an English court would hold that a judgment on any Opinion Document, whether given in an English court or elsewhere, would supersede that Opinion Document so that any obligations relating to the payment of interest after judgment or any currency indemnities would not be held to survive judgment.

(c)	Any undertaking or indemnity given by an English Obligor in respect of stamp duty payable in the United Kingdom may be void.

(d)	An English court may in its discretion decline to give effect to any indemnity for legal costs incurred by a litigant.

7.	OTHER QUALIFICATIONS

(a)	The parties to an Opinion Document may be able to amend that Opinion Document by oral agreement despite any provision to the contrary.

(b)	Any provision of any Opinion Document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to an Opinion Document or any other person may be ineffective.

(c)	To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

(d)	Any provision of the Opinion Documents stating that a failure or delay, on the part of any Finance Party, in exercising any right or remedy under the Opinion Documents shall not operate as a waiver of such right or remedy may not be effective.

(e)	The effectiveness of any provision of an Opinion Document which allows an invalid provision to be severed in order to save the remainder of that Opinion Document will be determined by the English courts in their discretion.

(f)	If a party to the Opinion Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001, or under the Treaty establishing the European Community, or is otherwise the target of any such sanctions, then the obligations of the English Obligors to

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that party (or if that party is an English Obligor, the obligations of that English Obligor) under the Opinion Documents may be unenforceable or void.

(g)	We express no opinion as to whether any United Kingdom stamp duty, stamp duty reserve tax or stamp duty land tax is required to be paid on or in relation to any assignment or other transfer of any right or interest under the Credit Agreement, or any other Opinion Document, to a person not originally a party thereto

(h)	An English court may be prevented from adjusting upon a particular claim or issue if this would be inconsistent with the judgment of a foreign court binding upon the parties, being a judgment entitled to recognition in England and Wales.

(i)	An English court may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases.